As filed with the Securities and Exchange Commission on February 9, 2009
Registration No. 333-153609
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form F-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMPANHIA DE BEBIDAS DAS AMÉRICAS — AMBEV	AMBEV INTERNATIONAL FINANCE CO. LTD.
(Exact name of co-Registrants as specified in their charters)

AMERICAN BEVERAGE COMPANY	AMBEV INTERNATIONAL FINANCE CO. LTD.
(Translation of co-Registrants’ names into English)

FEDERATIVE REPUBLIC OF BRAZIL	THE CAYMAN ISLANDS
(States or other jurisdictions of incorporation or organization)

2080	2080
(Primary Standard Industrial Classification Code Numbers)

NOT APPLICABLE	NOT APPLICABLE
(I.R.S. Employer Identification Numbers)

Rua Dr. Renato Paes de Barros 1017, 4[o]. andar 04530-001 São Paulo, SP, Brazil (55 11) 2122-1415	Maples Corporate Services Limited PO Box 309GT Grand Cayman KY1-1104 Cayman Islands (345) 949-8066
(Address, including zip code, and telephone number, including area code, of each co-Registrant’s principal executive offices)

CT CORPORATION SYSTEM
111 EIGHTH AVENUE
NEW YORK, NY 10011
(212) 894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Kevin Kelley
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
(212) 351-4000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered	Price per Unit(1)(2)	Offering Price	Fee(3)(4)
9.500% Notes due 2017	R$300,000,000	100.0%	R$300,000,000(1)(2)	$6,615.05
Guarantees of 9.500% Notes due 2017	—	—	—	—

(1)	Estimated solely for the purposes of calculating the registration fee. $6,615.05 was paid to the Securities and Exchange Commission on September 11, 2008. No additional registration fee is necessary.

(2)	Exclusive of accrued interest, if any.

(3)	Calculated pursuant to Rule 457(f); pursuant to Rule 457(n) under the Securities Act, no additional fee is payable with respect to the guaranty.

(4)	Registration fee is based on converting the Brazilian real denominated securities to U.S. dollar amounts at an exchange rate of 1.7823 Brazilian Reais per U.S. dollar, the noon buying rate on September 10, 2008, as certified by the Federal Reserve Bank of New York for customs purposes.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities act of 1933 or until the Registration Statement shall become effective on such date as the securities and exchange commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 9, 2009

PROSPECTUS

AMBEV INTERNATIONAL FINANCE CO. LTD.

R$300,000,000 9.500% NOTES DUE 2017
UNCONDITIONALLY GUARANTEED BY

COMPANHIA DE BEBIDAS DAS AMÉRICAS — AMBEV

EXCHANGE OFFER FOR
UP TO R$300,000,000 AGGREGATE PRINCIPAL AMOUNT OUTSTANDING
OF 9.500% NOTES DUE 2017
FOR A LIKE PRINCIPAL AMOUNT
OF NEW 9.500% NOTES DUE 2017

We are offering to exchange new 9.500% Notes due 2017 (new notes) for all of our outstanding unregistered 9.500% Notes due 2017 (original notes). The new notes will be free of the transfer restrictions that apply to the original notes that you currently hold, but will otherwise have substantially the same terms of the outstanding original notes. This offer will expire at 5:00 p.m., New York City time, on          , 2009, unless we extend it. We expect to list the new notes on the Euro MTF market of the Luxembourg Stock Exchange.

Each broker-dealer that receives new notes for its account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding original notes where such outstanding original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution”.

SEE “RISK FACTORS” BEGINNING ON PAGE 18 TO READ ABOUT IMPORTANT FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY OTHER SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE NEW NOTES HAVE NOT BEEN, AND WILL NOT BE, REGISTERED WITH THE COMISSÃO DE VALORES MOBILIÁRIOS, OR CVM, THE BRAZILIAN SECURITIES COMMISSION. ANY PUBLIC OFFERING OR DISTRIBUTION, AS DEFINED UNDER BRAZILIAN LAWS AND REGULATIONS, OF THE NEW NOTES IN BRAZIL IS NOT LEGAL WITHOUT SUCH PRIOR REGISTRATION UNDER LAW 6385/76. IF A BRAZILIAN RESIDENT ACQUIRES ANY NEW NOTE, SUCH NEW NOTE CAN NEITHER CIRCULATE IN BRAZIL IN BEARER FORM NOR BE REPAID IN BRAZIL IN A CURRENCY OTHER THAN THE BRAZILIAN CURRENCY AT THE TIME SUCH PAYMENT IS MADE. DOCUMENTS RELATING TO THE OFFERING OF THE NEW NOTES, AS WELL AS INFORMATION CONTAINED THEREIN, MAY NEITHER BE SUPPLIED TO THE PUBLIC IN BRAZIL, AS THE OFFERING OF THE NEW NOTES IS NOT A PUBLIC OFFERING OF SECURITIES IN BRAZIL, NOR BE USED IN CONNECTION WITH ANY OFFER FOR SUBSCRIPTION OR SALE OF THE NEW NOTES TO THE PUBLIC IN BRAZIL.

NO INVITATION WHETHER DIRECT OR INDIRECT MAY BE MADE TO THE PUBLIC IN THE CAYMAN ISLANDS TO SUBSCRIBE FOR THE NEW NOTES UNLESS THE ISSUER IS LISTED ON THE CAYMAN ISLANDS STOCK EXCHANGE.

The date of this prospectus is          , 2009.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH THIS PROSPECTUS REFERS YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY INFORMATION THAT IS DIFFERENT. WE ARE NOT MAKING THIS EXCHANGE OFFER IN ANY JURISDICTION WHERE THIS EXCHANGE OFFER IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS.

i

NOTICE TO INVESTORS

Neither the SEC nor any other securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The new notes have not been, and will not be, registered with the Comissão de Valores Mobiliários, or CVM, the Brazilian securities commission. Any public offering or distribution, as defined under Brazilian laws and regulations, of the new notes in Brazil is not legal without such prior registration under Law 6385/76. If a Brazilian resident acquires any new note, such new note can neither circulate in Brazil in bearer form nor be repaid in Brazil in a currency other than the Brazilian currency at the time such payment is made. Documents relating to the offering of the new notes, as well as information contained therein, may neither be supplied to the public in Brazil, as the offering of the new notes is not a public offering of securities in Brazil, nor be used in connection with any offer for subscription or sale of the new notes to the public in Brazil.

No invitation whether direct or indirect may be made to the public in the Cayman Islands to subscribe for the new notes unless the issuer is listed on the Cayman Islands Stock Exchange.

This prospectus contains or incorporates summaries, believed to be accurate in all material respects, of terms of various agreements and reference is made to the actual agreements. This prospectus also incorporates important business and financial information about AmBev and the Issuer that is not included in or delivered with the document. Copies of such agreements and other information (or the portion thereof that does not contain confidential business information) will be made available to you upon written or oral request without charge by contacting the Luxembourg paying agent at Deutsche Bank Luxembourg, S.A., 2 Boulevard Konrad, Adenauer, L-1775 Luxembourg, (352) 42122-1. To obtain timely delivery, securityholders must request the information no later than five business days before the date they must make their investment decision, or by          , 2009. Please also see the section entitled “Where You Can Find More Information.” All summaries contained in this prospectus are qualified in their entirety by this reference.

In making an investment decision, you must rely on your own review of our business and related matters and the terms of this exchange offer, including the merits and risks involved. You should not construe the contents of this prospectus as legal, business or tax advice. You should consult your attorney, business advisor or tax advisor as to legal, business or tax advice.

AmBev and the Issuer

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “AmBev,” “the Guarantor,” “our company,” “we,” “our,” “ours,” “us” or similar terms refer to Companhia de Bebidas das Américas — AmBev and its consolidated subsidiaries, and all references to the “Issuer” refer to AmBev International Finance Co. Ltd., a wholly owned subsidiary of AmBev and the issuer of the new notes.

ENFORCEMENT OF CIVIL LIABILITIES

Cayman Islands

The Issuer is an exempted limited liability company incorporated under the laws of the Cayman Islands. The Issuer has been incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services.

However, the Cayman Islands have a less developed body of securities laws as compared to the United States and certain other jurisdictions and provides protections for investors to a significantly lesser extent. All of the Issuer’s assets are located outside the United States. In addition, all of its directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of the Issuer’s or such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon the Issuer or such persons or to enforce against them, judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have been advised by our Cayman Islands counsel, Maples and Calder, that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of United States courts obtained against the Issuer or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (2) be competent to hear original actions brought in each respective jurisdiction against the Issuer or such persons predicated upon the securities laws of the United States or any state thereof.

Maples and Calder has further advised the Issuer that a judgment obtained in federal or state courts of the United States will be recognised and enforced in the courts of the Cayman Islands at common law, without any reexamination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment: (a) is given by a foreign court of competent jurisdiction; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final; (d) is not in respect of taxes, a fine or a penalty; and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Brazil

We are a corporation incorporated under the laws of Brazil. Substantially all of our directors and officers, our independent accountants, and some of the advisors named herein reside in Brazil or elsewhere outside the United States, and all or a significant portion of the assets of such persons may be, and substantially all of our assets are, located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States or other jurisdictions outside Brazil upon such persons, or to enforce against them or against us judgments predicated upon the civil liability provisions of the U.S. federal securities laws or the laws of such other jurisdictions.

In the terms and conditions of the notes, we (1) agreed that the courts of the State of New York and the federal courts of the United States, in each case sitting in the Borough of Manhattan, the City of New York, will have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with the notes and, for such purposes, we will irrevocably submit to the jurisdiction of such courts and (2) named an agent for service of process in the Borough of Manhattan, the City of New York. See “Description of the Notes.”

We have been advised by our Brazilian legal counsel, Levy & Salomão Advogados, that a final conclusive judgment for the payment of a sum certain rendered by any New York state or federal court sitting in New York City in respect of the payment of the bonds would be recognized in the courts of Brazil (to the extent that Brazilian courts may have jurisdiction), and such courts would enforce such judgment without any retrial or reexamination of the merits of the original action only if such judgment has been previously ratified by the Brazilian Superior Court of Justice (Superior Tribunal de Justiça), such ratification being available only if the judgment:

•	fulfills all formalities required for its enforceability under the laws of the United States;

•	is issued by a competent court after proper service of process on the parties, which service must comply with Brazilian law and case law decisions if instituted against a Brazilian resident party, or after sufficient evidence of the parties’ absence has been given, as established pursuant to applicable law;

•	is not subject to appeal;

•	is authenticated by the Brazilian consulate in the State of New York and is accompanied by a sworn translation thereof into the Portuguese language; and

•	is not against Brazilian public policy, good morals or national sovereignty.

Notwithstanding the foregoing, no assurance can be given that such ratification would be obtained, that the process described above could be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the U.S. securities laws with respect to the notes.

Original actions may be brought in connection with this prospectus predicated solely on the federal securities laws of the United States in Brazilian courts and, subject to applicable law, that Brazilian courts may enforce such liabilities in such actions against us or the directors and officers and certain advisors named herein (provided that provisions of the federal securities laws of the United States do not contravene Brazilian public policy, good morals or national sovereignty and provided further that Brazilian courts can assert jurisdiction over the particular action).

A plaintiff, whether Brazilian or non-Brazilian, who resides outside Brazil or is outside Brazil during the course of the litigation in Brazil and does not own real property in Brazil, must post bond to secure the payment of the defendant’s legal fess and court expenses as determined by the relevant Brazilian court, except in the case of the enforcement of a foreign judgment which is duly confirmed by the Brazilian Superior Court of Justice.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

In this prospectus, references to “Real”, “Reais” or “R$” are to the legal currency of Brazil, and references to “U.S. dollar” or “U.S.$” are to the legal currency of the United States. We have translated some of the Brazilian currency amounts contained in this prospectus into U.S. dollars. We have also translated some amounts from U.S. dollars into Reais. All financial information relating to us that is presented in U.S. dollars in this prospectus has been translated from Reais at the period-end exchange rate or average exchange rate prevailing during the period, as published by the Central Bank of Brazil, or the Central Bank, unless the context otherwise requires. The exchange rate on September 30, 2008 was R$1.91430 to U.S.$1.00, as published by the Central Bank. The U.S. dollar equivalent information presented in this prospectus is provided solely for the convenience of the readers of this prospectus and should not be construed as implying that the Brazilian currency amounts represent, or could have been or could be converted into, U.S. dollars at such rates or at any rate. See “Key Information — Exchange Rate Information — Exchange Controls” in our Form 20-F for the year ended December 31, 2007 for more detailed information regarding the translation of Reais into U.S. dollars.

We have prepared our audited annual consolidated financial statements as of December 31, 2007, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2007 as well as unaudited condensed financial information for each of the nine-month periods ended on September 30, 2008 and September 30, 2007 in Reais in accordance with accounting practices adopted in Brazil, or Brazilian GAAP, which are based on Law No. 6,404 of December 15, 1976, as amended, or Brazilian Corporate Law, and as from January 1, 2008 changed by the provisions of Law No. 11,638 of December 28, 2007, the rules and regulations issued by the CVM, and the accounting standards issued by the Instituto dos Auditores Independentes do Brasil, or the Brazilian Institute of Independent Accountants or IBRACON, as applied by us in preparing our statutory financial statements and annual report and accounts, which differ in certain significant respects from accounting principles generally accepted in the United States, or U.S. GAAP. For a discussion of the principal differences between Brazilian GAAP and U.S. GAAP, see note 23 to our audited consolidated financial statements for the years ended December 31, 2007, 2006 and 2005 and note 23 to our U.S. GAAP — unaudited interim consolidated financial statements for each of the nine-month period ended September 30, 2008 and September 30, 2007 included elsewhere in this prospectus. The audited financial statements included in our Form 20-F for the year ended December 31, 2007 and the unaudited interim consolidated financial statements for each of the nine-month periods ended on September 30, 2008 and September 30, 2007, included in this prospectus have been prepared in accordance with Brazilian GAAP and include a reconciliation of net income and shareholders’ equity to U.S. GAAP. In addition to the reconciliation, the financial statements also include a discussion of the reconciling differences in accounting principles and the presentation of the U.S. GAAP condensed balance sheets and statements of operations in Reais.

Percentages and some amounts in this prospectus have been rounded for ease of presentation. Any discrepancies between totals and the sums of the amounts listed are due to rounding.

Please see note 11(g) to the financial statements included in our 2007 form 20-F for a discussion of the Issuer.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information contained in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC, to the extent that we identify such information as being incorporated by reference into this prospectus, will automatically update and supersede this information. Information set forth in this prospectus supersedes any previously filed information that is incorporated by reference into this prospectus. We incorporate by reference into this prospectus the following information and documents:

•	Our annual report on Form 20-F for the year ended December 31, 2007 (referred to in this prospectus as our 2007 Form 20-F).

•	Our Form 6-Ks, including those that we submitted to the SEC on May 8, 2008 and May 28, 2008 (unaudited interim unconsolidated and consolidated financial information as at March 31, 2008), on August 14, 2008 and August 21, 2008 (unaudited interim unconsolidated and consolidated financial information as at June 30, 2008), and on November 6, 2008 (unaudited interim unconsolidated and consolidated financial information as at September 30, 2008) (collectively, the “Interim Form 6-Ks”).

•	All documents filed by AmBev pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of this prospectus and prior to the consummation of this offering shall be deemed to be incorporated by reference into this prospectus and be a part of it from the dates of filing of these documents.

Any statement contained in a document incorporated or deemed incorporated by reference into this prospectus is superseded to the extent that a statement contained in this prospectus, or in any other document subsequently filed with or furnished to the SEC is inconsistent therewith.

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SUMMARY

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND OUR 2007 FORM 20-F WHICH IS INCORPORATED HEREIN BY REFERENCE. BECAUSE THIS IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ OUR 2007 FORM 20-F AND THE ENTIRE PROSPECTUS TO UNDERSTAND FULLY THE TERMS OF THE EXCHANGE OFFER AND THE NEW NOTES, AS WELL AS THE TAX AND OTHER CONSIDERATIONS THAT ARE IMPORTANT TO YOU IN MAKING YOUR INVESTMENT DECISION AND PARTICIPATING IN THE EXCHANGE OFFER. YOU SHOULD PAY SPECIAL ATTENTION TO THE “RISK FACTORS” SECTION BEGINNING ON PAGE 18 OF THIS PROSPECTUS.

OVERVIEW

Description of the Company

We are the largest brewer in Latin America in terms of sales volumes and the fifth largest beer producer in the world, according to our estimates. We produce, distribute and sell beer, carbonated soft drinks (“CSDs”) and other non-alcoholic and non-carbonated products in 14 countries across the Americas. We are PepsiCo’s largest bottler outside the United States.

We conduct our operations through three business units:

•	Brazil, which includes three divisions: (i) beer sales (“Beer Brazil”); (ii) carbonated soft drinks and non-alcoholic non-carbonated sales (“CSD & NANC”); and (iii) sales of malt and by-products to third parties (“Other Products”);

•	Hispanic Latin America (“HILA”), which includes: (i) Quilmes Industrial (Quinsa), Société Anonyme’s (“Quinsa”) operations (Argentina, Bolivia, Paraguay, Uruguay and Chile); and (ii) our operations in the Dominican Republic, Ecuador, Guatemala (which also serves Nicaragua and El Salvador), Peru and Venezuela (together “HILA-ex”);

•	North America, represented by Labatt Brewing Company Limited’s (“Labatt”) operations, which includes domestic sales in Canada and beer exports to the United States. The following map illustrates the main locations where our business units operate:

The following table presents a breakdown of our net revenues by business division:

	Net Revenues (R$ millions)
	Year Ended December 31,
	2007		2006		2005

Brazil	12,454.5	63.4%	10,963.1	62.2%	9,902.8	62.1%
Beer Brazil	10,158.1	51.7%	9,045.0	51.4%	8,119.1	51.0%
CSD & NANC	2,110.9	10.8%	1,806.4	10.3%	1,648.7	10.3%
Other Products	185.5	0.9%	111.6	0.6%	135.0	0.8%
HILA	3,367.4	17.1%	2,762.4	15.7%	2,080.3	13.0%
Quinsa(1)	2,686.8	13.7%	2,004.3	11.4%	1,299.9	8.1%
HILA-ex	680.6	3.4%	758.1	4.3%	780.4	4.9%
North America	3,826.2	19.5%	3,888.2	22.1%	3,975.5	24.9%
AmBev Consolidated(2)	19,648.2	100.0%	17,613.7	100.0%	15,958.6	100.0%

(1)	Through July 31, 2006, Quinsa’s net revenues were recorded in proportion to AmBev’s economic stake in Quinsa. Effective August 1, 2006, Quinsa is fully consolidated.

(2)	Totals may not add due to rounding.

Source: AmBev

The following table presents a breakdown of AmBev’s sales volumes by business division:

	Sales Volumes (‘000 hl)
	Year Ended December 31,
	2007		2006		2005

Brazil	94,607.6	66.2%	87,726.7	68.4%	82,743.1	72.3%
Beer Brazil	70,124.5	49.1%	65,654.7	51.2%	62,486.4	54.6%
CSD & NANC	24,483.1	17.1%	22,072.0	17.2%	20,256.7	17.7%
Other Products	—	—	—	—	—	—
HILA	36,802.0	25.8%	29,457.7	23.0%	20,837.3	18.2%
Quinsa(1)	30,524.2	21.4%	22,566.0	17.6%	14,156.2	12.4%
HILA-ex	6,277.8	4.4%	6,891.7	5.4%	6,681.1	5.8%
North America	11,506.6	8.0%	10,963.7	8.6%	10,891.6	9.5%
AmBev Consolidated(2)	142,916.2	100.0%	128,148.0	100.0%	114,472.0	100.0%

(1)	Through July 31, 2006, Quinsa’s volumes are presented in proportion to AmBev’s economic stake in Quinsa. Effective August 1, 2006, Quinsa is fully consolidated.

(2)	Totals may not add due to rounding.

Source: AmBev

COMPETITIVE STRENGTHS

We believe that we have several competitive strengths:

Leading position in six beverage markets:  We are the leading producer in the beer markets of Brazil, Canada, Argentina, Paraguay, Uruguay and Bolivia. We are also the second largest producer in the Brazilian and Argentinean soft drinks markets. Brazilian, Argentinean, Bolivian and Uruguayan markets are presenting strong growth over the past three years. The Canadian market is growing at a stable rate and our Canadian operations deliver the strongest EBITDA per hectoliter among all our units. Our leading position in these markets has enabled us to generate a substantial and growing revenue base. Moreover, it provides an excellent platform for further growth.

Extensive and efficient distribution system:  Through our distribution network, comprised both of direct and third party distribution systems, we serve almost a million points of sale in Brazil, 340 thousand in Argentina, 59 thousand in Bolivia, 47 thousand in Paraguay and 31 thousand in Uruguay. In Canada each province has a different distribution system, which comprises Government owned companies, partnership with the government and also partnership with Molson Coors Canada Inc. and Sleeman Breweries Ltd. This network allows us to deepen our market penetration and further enhances our favorable competitive position in terms of both cost and service.

Broad portfolio of leading brand name products:  We offer a complete portfolio of beer, soft drink and NANC beverage products, including some of the most consumed beer brands in the world. The Skol, Brahma and Antarctica brands are the top three beer brands in Brazil, according to our estimates. In addition, we own the second most consumed soft drink brand in Brazil, Guaraná Antarctica, according to our estimates. In Canada we sell Budweiser, which is the largest selling brand in that country. In Argentina, our brand Quilmes is also the market leader. We believe that our extensive beverage portfolio enables us to address a wide variety of consumer preferences across consumption occasions, demographic profiles and regions.

Low cost producer:  We believe that we are one of the lowest cost producers in the beer industry. We have increased operating efficiency and production capacity through significant investments in plant modernization, plant construction and technological advancement. We regularly set benchmarks for ourselves against other participants in the beverage industry and implement new projects and measures to further improve our productivity. In addition, we expect to continue to: (i) achieve further reductions on prices of raw material, packaging and utilities through negotiation, development of new national and international suppliers and tolling operations; (ii) reduce costs and increase yields through the launch of several multifunctional initiatives and projects, and new developments in Packaging Engineering; (iii) increase process and packaging efficiencies by improving plant floor execution to reduce labor costs; and (iv) reduce fixed costs through supplier centralization and development.

Management expertise:  We are present in several markets throughout the Americas which presents significant opportunities for growth. We believe our management expertise, coupled with our leading brands and our extensive network, will allow us to capitalize on such opportunities. Moreover, our management possesses over a decade-long track record of successfully operating AmBev’s business through political instability and economic downturns, such as periods of high inflation and currency devaluation. Our management team has proven over time its ability to continue creating value even in the most difficult circumstances.

BUSINESS STRATEGY

We aim to continuously create value for our stockholders. The main components of our strategy are:

•	Our people and culture;

•	Top line growth;

•	Building strong brands;

•	Excellence in route to market;

•	Permanent cost efficiency; and

•	Financial discipline.

Our People and Culture

We are aware of the value and importance of highly qualified, motivated and committed employees. We carefully manage our hiring and training process with a view to adding and maintaining outstanding professionals among our ranks. In addition, we believe that we have created through our compensation program, which is based on both variable payment and stock ownership, financial incentives for high performance and results.

Another core element of our culture is our distinguished managerial capabilities, which is characterized by: (i) hardworking ethos; (ii) results-focused evaluations; (iii) encouraging our executives to act as owners, not only managers; (iv) leadership by personal example; and (v) appreciation for field experience.

Top Line Growth

We are constantly seeking sustainable growth in our net revenues, primarily through four different initiatives:

•	Portfolio management: we constantly pursue increased sales of premium, higher-priced and more profitable products in our sales mix;

•	Maximize share of consumer expenditure: we seek to maximize our share of the consumer’s expenditure in our products;

•	Leadership: we are committed to maintaining and strengthening our leading position in the markets where we operate, as well as to evaluating opportunities to establish a presence in new markets across the Americas where we currently do not operate; and

•	Increase per capita consumption: based on proprietary research focused on consumer behavior and occasions of consumption, we aim to increase per capita consumption in the markets where we operate.

Building Strong Brands

We believe that building strong brands that connect and create enduring bonds with our consumers is the only way we can guarantee the sustainability of our business in the future. Our consumers are the reason for everything we do and we need to deeply understand them, be close to them and connect them to our brands in order to build enduring bonds. We bring together tradition and modernity in our product portfolio, in a clear strategy to create value and insert our brands into the lives of our consumers.

Excellence in Route to Market

Delivering our beer brands to almost one million points of sale in Brazil is a very complex feature of our business. For several years, increasing direct distribution in major cities while still strengthening our third-party distribution system has been one of our focuses. In Brazil, for instance, instead of operating three inherited, parallel, single-brand systems (each of them dedicated to one of our major brands, Skol, Brahma and Antarctica), we have been shifting towards a multi-brand network of distributors committed to handling all of our brands.

In addition, we are constantly seeking to improve our point of sale execution through new and creative measures. One of our key marketing initiatives was the introduction into the Brazilian market of our custom-made beer refrigerators designed and built to chill beer to the optimal temperature for on-premise consumption. These refrigerators also work as effective marketing tools, as they are decorated with images related to our core brands.

Permanent Cost Efficiency

Cost and expense control is one of our employees’ top priorities. Each of our departments must comply with its respective annual budget for fixed and variable costs.

As a measure to avoid unnecessary expenses, we have designed a management control system inspired by zero-base budgeting procedures. That system demands that every manager builds the annual budget for his or her respective department from scratch.

Financial Discipline

We have a policy of not retaining unnecessary cash. Through a combination of dividends and share buy-backs, we have returned to our shareholders the cash flow generated by our operations, after allocating funds for our operational needs and investment plans.

ORGANIZATIONAL STRUCTURE

The controlling shareholders of AmBev, Interbrew International B.V., and AmBrew S.A., which are both subsidiaries of Anheuser-Busch InBev N.V./S.A. (‘‘A-B InBev”), and Fundação Antonio e Helena Zerrener Instituição Nacional de Beneficência (“FAHZ”), together hold approximately 90.6% of AmBev’s common shares, as of December 31, 2008. A-B InBev indirectly holds shares of AmBev common stock that represent approximately 74.0% of the total voting power of AmBev’s capital stock. A-B InBev thus has control over AmBev, even though (i) A-B InBev remains subject to the AmBev Shareholders’ Agreement with FAHZ, and (ii) A-B InBev is jointly controlled by Messrs. Lemann, Sicupira and Telles and Interbrew’s former controlling shareholders. For further information on these matters see “— AmBev Shareholders’ Agreement” and “Information on the Company — InBev-AmBev Transactions”.

Since the merger of Companhia Brasileira de Bebidas into AmBev in May 2005, AmBev conducts the bulk of its operations in Brazil directly. It also indirectly controls Labatt, the operations of HILA-ex and our stake in Quinsa and Quilmes International (Bermuda) Ltd. (“QIB”). The following chart illustrates the ownership structure of AmBev’s principal subsidiaries as of December 31, 2008 on total share capital owned.

Organizational Structure

AmBev(1)
DAHLEN(2)
AmBev
Labatt A/S(2)
AmBev 100.0%
Jalua 0.0%
Labatt Brewing(2)
Labatt A/S 100.0%
Jalua Spain 0.0%
Labatt Subsidiaries(2)
Lambic SA(2)
AmBev 87.1%
Skol 12.9%
Hohneck Arg(2)
AmBev 50.7%
Skol 49.3%
Lambic Chile(2)
Lambic SA 100.0%
Other 0.0%
Hohneck Chile(2)
Hohneck Arg 100.0%
Other 0.0%
NCAQ(2)
Lambic Chile 100.0%
Dunvegan 0.0%
DUNVEGAN(2)
Hohneck Chile 100.0%
QUINSA(2)
Dunvegan 33.0%
NCAQ 24.4%
AmBev 42.4%
Other 0.2%
QIB(2)
Quinsa 93.0%
Dunvegan 7.0%
Quinsa Subsidiaries(2)
FRATELLIVITA(1)
AmBev 78.0%
Anep 21.3%
Skol 0.1%
Eagle 0.0%
CRBS 0.2%
Other 0.5%
AmBev Bebidas(1)
AmBev 99.5%
Skol 0.5%
FAZ DO POCO(1)
AmBev 91.4%
CRBS 8.6%
AGREGA(1)
AmBev 50.0%
Other 50.0%
ANEP(1)
AmBev 100.0%
Skol 0.0%
GOLDENSAND(2)
AmBev 100.0%
CINTRA(1)
Goldensand 95.9%
Monthiers 4.11%
RAMONIK(1)
Cintra 99.5%
Monthiers 0.5%
AmBev International(2)
AmBev 100.0%
AROSUCO(1)
AmBev 99.7%
Skol 0.3%
SKOL(1)
Arosuco 88.2%
AmBev 11.8%
CRBS(1)
Arosuco 89.3%
AmBev 10.7%
EAGLE(1)
AmBev 95.4%
CRBS 4.5%
Skol 0.1%
JALUA Spain(2)
Eagle 100.0%
AmBev 0.0%
BRAHMACO(2)
Eagle 100.0%
Other 0.0%
MONTHIERS(2)
Jalua Spain 100.0%
ASPEN(2)
Eagle 100.0%
CYMPAY(2)
Aspen 98.5%
Other 1.5%
AmBev Centroamerica(2)
Monthiers 50.0%
Other 50.0%
AmBev Co(2)
Monthiers 82.9%
Other 17.1%
AmBev Peru(2)
Ambev Co 100.0%
AmBev Ecuador(2)
Monthiers 100.0%
AmBev Dominicana(2)
Monthiers 66.0%
Other 34.0%
UBL(2)
Monthiers 51.0%
Other 49.0%
Brahma Venezuela(2)
UBL 99.9%
Other 0.1%
PAMPA(2)
AmBev 60.0%
Monthiers 40.0%
MUSA(2)
Malt. Pampa 100.0%
LEGEND
(1) Brazillian Company
(2) Offshore Company

SUMMARY OF THE EXCHANGE OFFER

Background	On July 24, 2007, we completed the private offering of R$300,000,000 aggregate principal amount of our 9.500% Notes due 2017. In connection with that offering, we entered into a registration rights agreement with the initial purchasers of the original notes in which we agreed, among other things, to complete this exchange offer. You are entitled to exchange in this exchange offer your original notes for new notes which are identical in all material respects to the original notes except that:

• the new notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us; and

• the new notes are not entitled to certain rights which are applicable to the original notes under the registration rights agreement.

The Exchange Offer	We are offering to exchange up to R$300,000,000 aggregate principal amount of our 9.500% Notes due 2017 which have been registered under the Securities Act of 1933, as amended (the “Securities Act”) for up to R$300,000,000 aggregate principal amount of our 9.500% Notes due 2017 which were issued on July 24, 2007 in a private offering. Original notes may be exchanged only in integral multiples of R$1,000.

Resales	Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, we believe that the new notes issued pursuant to this exchange offer in exchange for the original notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are acquiring the new notes in the ordinary course of business; and

• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of the new notes.

Each participating broker-dealer that receives new notes for its own account pursuant to this exchange offer in exchange for the original notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.”

Consequences of Failure to Exchange	All untendered original notes will continue to be subject to the restrictions on transfer provided for in the original notes and in the indenture relating to the original notes, which we refer to as the “Indenture,” and will continue to bear legends regarding restrictions on transfer. You will not be able to offer or sell the original notes unless:

• pursuant to an exemption from the requirements of the Securities Act; or

• the original notes are registered under the Securities Act.

After the exchange offer is closed, we will no longer have an obligation to register the original notes. Please see “Risk Factors — Risks Relating to the New Notes and the Guaranty — Failure to tender original notes in the exchange offer may affect their marketability”.

Effect on Holders of Original Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered original notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. If you are a holder of original notes and do not tender your original notes in this exchange offer, you will continue to hold such original notes and you will be entitled to all the rights and limitations applicable to the original notes in the Indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of this exchange offer.

Expiration Date; Withdrawal of Tender	This exchange offer will expire at 5:00 p.m., New York City time, on , 2009 or such later date and time to which we extend it. We do not currently intend to extend the expiration date. A tender of original notes pursuant to this exchange offer may be withdrawn at any time prior to the expiration date. Any original notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of this exchange offer.

Conditions to this Exchange Offer	This exchange offer is subject to customary conditions, some of which we may waive.

Special Procedures for Beneficial Holders	If you beneficially own original notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender original notes into this exchange offer, you should contact such registered holder promptly and instruct such person to tender on your behalf.

Accounting Treatment	We will not recognize any gain or loss for accounting purposes upon the completion of this exchange offer. The expenses of this exchange offer that we pay will increase our deferred financing costs in accordance with generally accepted accounting principles.

Certain Federal Income Tax Considerations	The exchange of original notes for new notes in this exchange offer should not be a taxable event for U.S. federal income tax purposes. Please see “Certain Income Tax Considerations — United States Federal Income Taxation”.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the new notes in this exchange offer.

Exchange Agent	Deutsche Bank Trust Company Americas is serving as exchange agent in connection with this exchange offer.

SUMMARY OF THE NEW NOTES

This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in the new notes. You should carefully read this entire prospectus, including the documents incorporated herein by reference, before exchanging your original notes in the exchange offer.

Issuer	AmBev International Finance Co. Ltd.

Guarantor	Companhia de Bebidas das Américas — AmBev.

Notes Offered	R$300,000,000 aggregate principal amount of 9.500% Notes due 2017, payable in U.S. dollars.

Guaranty	AmBev will irrevocably and unconditionally guarantee the full and punctual payment of principal, interest, additional amounts and all other amounts that may become due and payable in respect of the new notes.

Issue Price	100.000% of the principal amount.

Maturity Date	July 24, 2017.

Final Principal Payment	On the maturity of the new notes the Issuer will pay the holders of the notes principal in an amount in U.S. dollars, based on the Applicable Market Rate determined as of the relevant Rate Determination Date.

Interest Payment Dates	January 24 and July 24, payable semiannually in arrears on each interest payment date, beginning on July 24, 2009.

Interest Payments	Interest on the new notes will be payable in U.S. dollars based on the Applicable Market Rate determined as of the relevant Rate Determination Date.

Applicable Market Rate	The Applicable Market Rate will be the R$ Ptax Rate on the Rate Determination Date, provided that if the R$ Ptax Rate is not available on such date, the Rate Determination Date will be the BRL12 rate. If the Applicable Market Rate cannot be calculated as described above, it will be determined by reference to the quotations received from three leading Brazilian banks selected by the Issuer. The Applicable Market Rate will then be the average of the Real/U.S. dollar exchange rates obtained from the Brazilian reference banks. If only two quotations are obtained, the Applicable Market Rate will then be the average of the Real/U.S. dollar exchange rates obtained from the Brazilian reference banks. If only one such quotation is obtained, the Applicable Market Rate will then be that quotation. In the event that no quotations are obtained from the Brazilian reference banks, if we determine in our sole discretion that there are one or two other suitable replacement banks active in the currency and foreign exchange market that could provide quotations of the Real/U.S. dollar exchange rate, the calculation agent shall ask such banks to provide such quotations and will use such quotations we receive from them to determine the Applicable Market Rate (taking an average rate, as set forth above, if applicable).

R$ Ptax Rate	The rate determined by the calculation agent that is equal to the Real/U.S. dollar commercial rate, expressed as the amount of Reais per one U.S. dollar as reported by the Central Bank on the SISBACEN Data System under transaction code PTAX800 (“Consultas de Câmbio” or Exchange Rate Enquiry), Option 5, “Venda” (“Cotações para Contabilidade” or Rates for Accounting Purposes) (or any successor screen established by the Central Bank), for such Rate Determination Date.

BRL12 Rate	The EMTA BRL Industry Survey Rate (BRL12), which is the final Real/U.S. dollar specified rate of U.S. dollars, expressed as the amount of Reais per one U.S. dollar, published on EMTA’s website (www.emta.org) for the Rate Determination Date. BRL12 is calculated by EMTA (or a service provider EMTA may select in its sole discretion) using the EMTA BRL Industry Survey Methodology dated as of March 1, 2004, as amended from time to time, pursuant to which EMTA conducts a twice-daily survey of up to 15 Brazilian financial institutions that are active participants in the Real/U.S. dollar spot market, with a required minimum participation of at least five financial institutions.

Rate Determination Date	The third business day preceding each scheduled interest or principal payment date or the third business day preceding the date on which any payment is made in respect of the notes following an acceleration of the maturity of the new notes.

Reference Banks	Three leading Brazilian banks selected by the Issuer in its sole discretion.

Business Day	A day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open, or not authorized to close, in the City of New York; provided, however, that solely for the purposes of determining the Applicable Market Rate, “business day” means a day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open, or not authorized to close, in the City of São Paulo, Brazil, and the City of New York.

Payment of Additional Amounts	The Issuer in respect of the notes, and AmBev, in respect of the guaranty, will pay additional amounts in respect of any payments of interest or principal so that the amount you receive after Brazilian or Cayman Islands withholding tax, duties, assessments or other governmental charges of any nature, will equal the amount that you would have received if no withholding tax had been applicable, subject to certain exceptions. See “Description of the Notes — Additional Amounts.”

Tax Redemption	The Issuer and AmBev may, at their option, redeem the new notes, in whole but not in part, at 100% of their principal amount plus accrued and unpaid interest and additional amounts, if any, upon the occurrence of specified events relating to the applicable tax law. See “Description of the Notes — Redemption — Early redemption for taxation reasons.”

Covenants	The indenture governing the new notes will contain restrictive covenants that, among other things and subject to certain exceptions, (1) limit AmBev’s ability to:

• incur liens; and

• consolidate, merge or transfer assets; and

(2) limit the ability of the Issuer to:

• incur liens;

• incur indebtedness;

• declare dividends and make distributions;

• consolidate, merge or transfer assets; and

• engage in certain activities and transactions.

Events of Default	The new notes will contain and the indenture contains certain events of default, consisting of, among others, the following:

failure to pay principal when due;

failure to pay interest and other amounts within 30 days of the due date therefor;

breach of a covenant or agreement in the indenture, the guaranty and any of the other relevant transaction documents by AmBev or the Issuer;

acceleration of indebtedness of the Issuer, AmBev or a Material Subsidiary (as defined elsewhere in this prospectus) or a failure to pay indebtedness when due or at final maturity that, in aggregate, equals or exceeds U.S.$50 million;

certain judgments against AmBev, the Issuer, or a Material Subsidiary equalling or exceeding U.S.$50 million;

certain events of bankruptcy, liquidation or insolvency of the Issuer, AmBev or any Material Subsidiary;

condemnation or seizure of all or a substantial part of the aggregate property and assets of the Issuer, AmBev or a Material Subsidiary;

certain events which result in the notes, the indenture, the guaranty or the registration rights agreement ceasing to be in full force and effect and binding and enforceable against the Issuer or AmBev; and

if AmBev fails to retain 100% direct or indirect ownership of the outstanding voting or economic interest in the Issuer.

Registration Rights	The new notes will have no registration rights.

Further Issuances	The Issuer will reserve the right, under certain circumstances, from time to time, without the consent of the holders of the notes, to issue additional notes on terms and conditions identical to those of the notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the notes.

Form and Denomination; Settlement	The notes will be issued in the form of global notes in fully registered form without interest coupons. The global notes will be exchanged or transferred, as the case may be, for definitive certificate notes in fully registered form without interest coupons only in limited circumstances. The notes will be issued in registered form in minimum denominations of R$250,000 and integral multiples of R$1,000. See “Description of the Notes — Form, Denomination and Registration.”

The notes will be delivered in book-entry form through the facilities of The Depository Trust Company, or DTC, for the accounts of its participants, including Euroclear Bank S.A./N.V., as the operator of the Euroclear System, or Euroclear, and Clearstream Banking, Société Anonyme, or Clearstream Banking, and will trade in DTC’s Same-Day Funds Settlement System.

Listing	We have agreed to apply to have the notes admitted to trading on the Euro MTF Market, the alternative market of the Luxembourg Stock Exchange.

Use of Proceeds	We will receive no proceeds from the exchange of the original notes for new notes. See “Use of Proceeds.”

Governing Law	The indenture, the notes, the guaranty and the registration rights agreement will be governed by the laws of the State of New York.

Calculation Agent	Deutsche Bank Trust Company Americas.

Trustee, Registrar and Transfer Agent	Deutsche Bank Trust Company Americas.

Principal Paying Agent	Deutsche Bank Trust Company Americas.

Luxembourg Paying Agent and Transfer Agent	Deutsche Bank Luxembourg S.A.

Luxembourg Listing Agent	Deutsche Bank Luxembourg S.A.

RISK FACTORS

Investing in the new notes involves risks. Please see the “Risk Factors” section of this prospectus for a description of certain of the risks you should consider before determining whether to participate in this exchange offer.

RECENT DEVELOPMENTS

Coupon Step-Up

Effective December 1, 2008 the coupon on the original notes increased from 9.500% to 10.000% per annum in accordance with the terms of the Indenture. The coupon will revert to 9.500% upon the consummation of a registered exchange offer of new notes for the original notes pursuant to this prospectus. We anticipate that this registered exchange offer will be consummated on March   , 2009.

Brazilian Alcohol Industry Litigation

On October 28, 2008, the Brazilian Ministério Publico Federal filed a suit for damages against AmBev and two other beverage companies claiming total damages of approximately 2.8 billion reais (of which approximately 2.1 billion reais are claimed against AmBev). The public prosecutor alleges that: (i) alcohol causes serious damage to individual and public health, and that beer is the most consumed alcoholic beverage in Brazil; (ii) defendants have approximately 90% of the national beer market share and are responsible for heavy investments in advertising; and (iii) the advertising campaigns increase not only the market share of the defendants but also the total consumption of alcohol and, hence, the damages to society, and encourage underage consumption. AmBev believes such claims are without merit and intends to vigorously defend this litigation.

Brazilian Sales Tax Changes

In November 2008 the Brazilian Congress approved certain changes (effective January 1, 2009) to the taxable basis and tax rates of the Imposto Sobre Produtos Industrializados (the Brazilian federal excise tax (“IPI”)) and the PIS/COFINS (Brazilian social contributions). Under the previous system, these taxes were paid as a fixed R$/hectoliter rate by all taxpayers. The new system establishes that higher priced brands will pay higher taxes per hectoliter than lower priced ones. The actual increase on our IPI and PIS/COFINS tax burden will depend on our price, packaging and brand mix, but we estimate that our total tax burden regarding such taxes will increase approximately 15%.

Unprecedented Levels of Market Volatility

The capital and credit markets have been experiencing volatility and disruption for more than twelve months. In recent months, the volatility and disruption has reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit capacity for certain issuers without regard to those issuers’ underlying financial strength. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced, and in some cases, ceased to provide funding to borrowers. We have evaluated the impacts of the global financial crisis and concluded that the most significant impact that could affect our company is the fact that credit costs have already increased. However, given that we are able to generate the necessary cash with our operations, the credit costs increase has not materially impacted our financial performance, nor has it materially affected our access to the credit market.

SUMMARY FINANCIAL AND OTHER INFORMATION

The following summary financial data has been derived from our financial statements. The summary financial data at and for the years ended December 31, 2007, 2006 and 2005 have been derived from our audited financial statements included in our 2007 Form 20-F. The summary financial data at and for each of the nine-month periods ended September 30, 2008 and 2007 have been derived from our unaudited interim financial information included in our Interim Form 6-Ks and from our unaudited interim consolidated financial statements included elsewhere in this prospectus.

Brazilian GAAP varies in significant respects from U.S. GAAP. For a discussion of the significant differences as they relate to our financial statements, see note 23 to our audited financial statements included in our 2007 Form 20-F and note 23 to our unaudited interim consolidated financial statements for each of the nine-month periods ended September 30, 2008 and 2007, included elsewhere in this prospectus.

This financial information should be read in conjunction with “Presentation of Financial and Other Information” and the financial statements, including the notes thereto, included in our 2007 Form 20-F and elsewhere in this prospectus.

Please see note 11(g) to the financial statements included in our 2007 Form 20-F for a discussion of the Issuer.

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Unaudited)	(Unaudited)
	(R$ in millions, except for per share amounts,
	number of shares and other operating data)

Statement of Operations Data
Brazilian GAAP
Gross sales, before taxes, discounts and returns	27,189.5	25,541.3	37,016.2	32,487.8	28,878.7	23,297.6	17,143.5
Net sales	14,397.2	13,821.8	19,648.2	17,613.7	15,958.6	12,006.8	8,683.8
Cost of sales	(4,962.0)	(4,654.9)	(6,546.0)	(5,948.7)	(5,742.4)	(4,780.5)	(4,044.2)
Gross profit	9,435.2	9,166.8	13,102.2	11,665.0	10,216.2	7,226.3	4,639.6
Selling, general and administrative(1)	(4,525.70)	(4,259.2)	(5,859.2)	(5,408.7)	(4,998.4)	(3,611.1)	(2,333.6)
Provision for contingencies and other	(63.4)	19.2	(25.1)	111.8	(71.5)	(260.2)	(187.9)
Other operating expenses, net	(799.9)	(1,148.3)	(1,483.2)	(955.1)	(1,075.4)	(420.9)	(240.1)
Financial income	491.3	80.2	121.8	168.4	95.3	468.6	601.8
Financial expenses	(1,384.0)	(1,026.5)	(1,374.8)	(1,246.7)	(1,182.0)	(1,244.9)	(508.7)
Equity in Investees	19.3	0.8	3.9	1.4	2.0	5.6	(6.2)

Operating income(2)	3,172.7	2,832.9	4,485.6	4,336.1	2,986.2	2,163.4	1,964.9
Non-operating income (expense), net	12.1	30.1	40.4	(28.8)	(234.3)	(333.9)	(100.7)
Income tax benefit (expense)	(1,060.3)	(1,092.2)	(1,592.9)	(1,315.3)	(1,020.2)	(511.8)	(426.1)

Income before equity in affiliates, profit sharing and minority interest	2,124.15	1,770.7	2,933.1	2,992.0	1,731.7	1,317.6	1,438.1
Profit sharing and contributions	(37.6)	(72.6)	(69.4)	(194.4)	(202.8)	(152.4)	(23.6)
Minority interest	8.0	(13.8)	(47.3)	8.7	16.8	(3.7)	(2.9)
Net income	2,094.9	1,684.3	2,816.4	2,806.3	1,545.7	1,161.5	1,411.6

Earnings per share and per ADS(3)(4) (excluding treasury shares) at period end	3.41	2.71	4.58	4.40	2.37	2.13	3.72
Dividends and interest attributable to shareholders’ equity per share and per ADS (excluding treasury shares)(4)(5)
Common shares	4.58	2.58	2.79	1.78	3.87	1.14	2.54
Preferred shares	5.04	2.83	3.07	1.95	4.25	1.26	2.80
Number of shares outstanding at period end, excluding treasury shares (in thousands)(4)
Common shares	345,411	344,721	343,864	344,663	344,889	234,975	156,313
Preferred shares	268,616	276,112	271,695	292,530	308,573	311,299	222,813

	For the Nine Months
	Ended September 30,		For the Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Unaudited)	(Unaudited)
	(R$ in millions, except for per share amounts,
	number of shares and other operating data)

U.S. GAAP*
Net sales	14,494.9	13,956.7	19,880.6	16,945.4	14,836.7	10,936.7	7,929.4
Operating income	4,819.1	5,085.7	7,580.0	6,177.8	4,478.3	2,856.6	2,038.2
Net income	3,173.9	3,228.4	4,911.2	4,096.7	2,711.0	1,472.7	1,689.4
Earnings per share and per ADS(4) (weighted average)(6)
— Basic
Common shares	5.43	5.39	8.24	6.52	4.58	2.96	3.95
Preferred shares	5.98	5.93	9.06	7.18	5.04	3.25	4.34
— Diluted
Common shares	4.90	4.65	7.21	6.51	4.57	2.94	3.91
Preferred shares	5.39	5.12	7.93	7.16	5.02	3.23	4.30
Dividend and interest attributable to shareholders’ equity per share and per ADS (weighted average)(4)(5)
— Basic
Common shares	4.97	2.90	3.32	2.88	3.86	1.12	2.22
Preferred shares	5.47	3.19	3.66	3.17	4.24	1.23	2.44
— Diluted
Common shares	4.48	2.50	2.91	2.88	3.85	1.12	2.19
Preferred shares	4.93	2.75	3.20	3.17	4.23	1.23	2.41
Weighted average number of shares (thousands)(4)(6)(7)(17)
— Basic
Common shares	288,058	289,161	288,981	290,981	255,843	223,451	186,644
Preferred shares	269,034	281,239	279,415	306,330	305,750	249,704	219,522
— Diluted
Common shares	297,864	303,796	302,013	291,142	255,843	223,883	187,334
Preferred shares	318,073	354,521	344,679	307,134	306,993	251,866	222,997

	At September 30,	At December 31,
	2008	2007	2006	2005	2004	2003
	(Unaudited)
	(R$ in millions, except for per share amounts,
	number of shares and other operating data)

Balance Sheet Data:
Brazilian GAAP
Cash, cash equivalents and short-term investments	2,033.3	2,483.0	1,765.0	1,096.3	1,505.4	2,534.2
Total current assets	7,141.8	7,880.4	6,817.4	5,474.7	5,379.7	5,500.5
Prepaid pension benefit cost	18.5	18.5	17.0	20.0	20.6	22.0
Investments	13,680.4	15,002.5	17,990.4	16,727.1	18,218.7	1,711.4
Property, plant and equipment, net	6,575.5	5,981.5	5,723.9	5,404.6	5,531.7	4,166.3
Deferred income tax — non-current	2,562.0	3,036.8	3,566.7	4,183.5	2,216.6	1,831.8
Total assets	33,883.2	35,475.8	35,645.1	33,401.8	32,802.6	14,830.1

Short-term debt(8)	4,043.0	2,476.3	2,104.6	1,209.4	3,443.1	1,976.1
Total current liabilities	9,414.5	8,486.1	6,844.4	5,052.3	8,771.7	4,720.0
Long-term debt(9)	6,550.2	7,375.9	7,462.0	5,994.2	4,367.6	4,004.3
Accrued liability for contingencies	680.6	808.4	579.1	1,037.1	1,471.0	1,232.9
Sales tax deferrals and other tax credits	585.5	617.4	687.7	698.9	711.9	768.7
Post-retirement benefit	149.3	224.2	326.6	584.6	646.0	72.9
Total long-term liabilities	8,185.1	9,226.0	9,075.8	8,209.7	6,822.5	5,605.5
Minority interest	(1.0)	187.3	222.7	122.6	212.5	196.4
Subscribed and paid-up capital	6,599.8	6,105.2	5,716.1	5,691.4	4,742.8	3,124.1
Shareholders’ equity	16,021.3	17,419.9	19,268.1	19,867.3	16,995.9	4,308.2

U.S. GAAP*
Total assets	41,308.2	41,089.9	39,732.0	35,447.5	34,069.0	13,766.0
Shareholders’ equity	21,301.6	20,985.0	21,107.7	20,601.9	17,876.3	4,382.9

	As of or for the Nine
	Months Ended
	September 30,	As of or for the Year Ended December 31,
	2008	2007	2006	2005	2004	2003
	(Unaudited)	(R$ in millions, except for per share amounts,
		number of shares and other operating data)

Other Financial Information:
Brazilian GAAP
Net working capital(10)	(2,272.7)	(605.7)	(26.9)	422.4	(3,392.1)	780.5
Cash dividends paid(4)	2,044.3	1,952.6	1,790.8	2,272.0	602.9	1,026.9
Depreciation and amortization
of deferred charges(11)	1,177.1	1,424.0	1,188.4	1,087.5	922.2	766.3
Capital expenditures(12)	1,263.0	1,630.9	1,425.7	1,369.5	1,273.7	862.2
Operating cash flows — generated (used)(13)	3,918.3	7,918.6	5,985.2	4,149.6	3,418.7	2,527.6
Investing cash flows — generated (used)(13)	(1,648.0)	(2,202.4)	(3,785.3)	(1,619.3)	110.7	(2,014.7)
Financing cash flows — generated (used)(13)	(2,723.4)	(4,825.2)	(1,468.6)	(2,974.0)	(3,433.8)	(346.7)
Other Operating Data:
Total production capacity — beer(14)	165.6 million hl	165.6 million hl	143.8 million hl	120.9 million hl	114.2 million hl	88.3 million hl
Total production capacity — CSD & NANC(14)	94.2 million hl	94.1 million hl	65.5 million hl	42.4 million hl	43.9 million hl	45.7 million hl
Total beer volume sold(15)	73.6 million hl	103.0 million hl	94.0 million hl	76.7 million hl	63.9 million hl	56.9 million hl
Total CSD & NANC volume sold(15)	29.4 million hl	39.9 million hl	34.2 million hl	23.6 million hl	22.8 million hl	19.2 million hl
Number of employees(16)	38,318	35,593	35,090	28,567	25,974	18,890

(*)	For more information see our audited financial statements included in our 2007 Form 20-F and our unaudited interim consolidated financial statements for each of the nine-month periods ended September 30, 2008 and September 30, 2007, included elsewhere in this prospectus.

(1)	General and administrative expenses include director’s fees.

(2)	Operating income under Brazilian GAAP is presented after financial income and financial expense.

(3)	Each ADS represents either one common share or one preferred share.

(4)	Includes dividends and interest on shareholders’ equity (including withholding tax paid by AmBev in respect thereof). The dividend and interest on shareholders equity per share for Brazilian GAAP purposes is calculated net of withholding tax and therefore represents the amounts received. At the Extraordinary General Meeting held on June 29, 2007, AmBev’s shareholders approved a reverse split of its shares in the proportion of 100 existing shares to one new share. Information for prior periods has been restated to give retroactive impact to the reverse stock split.

(5)	Brazilian GAAP and U.S. GAAP differ on the recognition of declared/proposed dividends, specifically with regard to when the dividend should be recognized. Management is required to propose a dividend at year end, which is subject to ratification by the shareholders at a general meeting, and must be recognized under Brazilian GAAP. However, under U.S. GAAP, the proposed dividends may be modified or ratified by the shareholders at a general meeting and are treated as a deduction from shareholders’ equity only when ratified.

(6)	In the U.S. GAAP selected financial data only, earnings per share are calculated by dividing the net income by the weighted average number of common and preferred shares outstanding during the relevant periods. In the Brazilian GAAP selected financial information section, earnings per share are calculated by dividing by the number of shares outstanding at the year end. AmBev’s preferred shares are entitled to dividends 10% greater than the dividends paid to common shares.

(7)	Under U.S. GAAP we have included the net assets of FAHZ, one of our controlling shareholders, on our balance sheet as of December 31, 2007, 2006, 2005, 2004 and 2003. As a result, AmBev shares owned by

FAHZ are treated as treasury shares, rather than outstanding shares, thereby reducing the number of our weighted average outstanding shares and increasing our earnings per share. For further information, please refer to our consolidated financial statements contained within our 2007 20-F.

(8)	Includes current portion of long-term debt.

(9)	Excludes current portion of long-term debt.

(10)	Represents total current assets less total current liabilities.

(11)	Includes depreciation of property, plant and equipment and amortization of deferred charges.

(12)	Represents cash expenditures for property, plant and equipment.

(13)	Operating, Investing and Financing cash flows data is derived from our consolidated financial statements.

(14)	Represents available production capacity of AmBev and its respective subsidiaries, domestic and international, including Quinsa’s total capacity (through 2005, Quinsa’s capacity is not considered; hl is the abbreviation for hectoliters; CSD & NANC is the abbreviation for Carbonated Soft Drinks and Non-Alcoholic and Non-Carbonated Soft Drinks).

(15)	Represents full-year volumes of AmBev and its respective subsidiaries. Quinsa and its subsidiaries are fully consolidated in 2006 numbers and excluded through 2005. Labatt’s volumes for 2004 were consolidated from August 27 onwards.

(16)	Includes all production and non-production-related employees of AmBev and its respective subsidiaries. Quinsa and its subsidiaries are included in 2006 results and excluded through 2005. Labatt employees are considered since 2004.

(17)	In the U.S. GAAP selected financial data only, earnings per share have been restated to give retroactive effect to the share dividend distributed by AmBev on May 31, 2005.

RISK FACTORS

Before making an investment decision, you should consider all of the information set forth in this prospectus, including the risk factors described below and the risk factors in our 2007 Form 20-F incorporated herein by reference. In particular, you should consider the special features applicable to an investment in Brazil and applicable to an investment in AmBev.

For purposes of this section, when we state that a risk, uncertainty or problem may, could or would have an “adverse effect” on us, we mean that the risk, uncertainty or problem may, could or would have an adverse effect on our business, financial condition, liquidity, results of our operations or prospects, except as otherwise indicated or as the context may otherwise require. You should view similar expressions in this section as having a similar meaning.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Risks Relating To Brazil and Other Countries in Which We Operate

Current levels of market volatility are unprecedented

The capital and credit markets have been experiencing volatility and disruption for more than twelve months. In recent months, the volatility and disruption has reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit capacity for certain issuers without regard to those issuers’ underlying financial strength. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced, and in some cases, ceased to provide funding to borrowers. For information on the impacts of the global financial crisis on our company, see “Recent Developments — Unprecedented Levels of Market Volatility”.

Risks Relating To the New Notes and the Guaranty

Interest and principal payments on your notes will depend on the exchange rate between the Real and the U.S. dollar at the time of the relevant payment.

You are assuming the foreign exchange risk in connection with payments on the new notes. Since the notes are denominated in Reais and the interest and principal payments we make on the notes is determined by reference to the Real/U.S. dollar exchange rate, you will bear all of the risk that the Real may depreciate, and if the Real were to depreciate over the life of the notes, the interest and principal payments you receive on the notes would decrease, perhaps significantly. Brazil has historically experienced periods of extreme volatility. In 1999, after the Central Bank allowed the Real/U.S. dollar exchange rate to float freely, the Real depreciated by 32.4%. Between January 1, 2000 and December 31, 2004, the Real depreciated 8.5% against the U.S. dollar, depreciating by 8.5%, 15.7% and 34.3%, respectively, in 2000, 2001 and 2002 and appreciating by 22.3% in 2003, 8.8% in 2004, 13.4% in 2005, 9.5% in 2006, 20.8% in 2007 and 10.1% in the first six months of 2008. If the Real were to depreciate further against the U.S. dollar, the principal amount due at the maturity or upon redemption of the notes could be significantly less than the initial amount you invested, and you could lose a significant portion of your investment in the notes.

We may not be able to generate sufficient cash to service all of our indebtedness, including the new notes, and be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors, some of which may be beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes. If we cannot make scheduled payments on our debt, we will be in default and, as a result, our debt holders could declare all outstanding principal and interest to be due and payable.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not prohibit us or our subsidiaries from doing so. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you.

The Issuer has no operations of its own, so that holders of the new notes must depend on AmBev to provide the Issuer with sufficient funds to make payments on the notes when due.

The Issuer is a direct wholly owned subsidiary of AmBev and was organized in the Cayman Islands as an exempted company with limited liability on July 5, 2007. The Issuer was established in Cayman Islands to primarily act as a finance subsidiary of AmBev. Accordingly, the ability of the Issuer to pay principal, interest and other amounts due on the new notes will depend upon AmBev’s financial condition and results of operations and its ability to provide funds to the Issuer to satisfy its obligations, including its obligations with respect to the notes. In the event of an adverse change in AmBev’s financial condition or results of operations, the Issuer may thus have insufficient funds to repay all amounts due on or with respect to the notes.

Payments on the new notes and the guaranty will be junior to any secured debt obligations of the Issuer and AmBev, as the case may be, and effectively junior to debt obligations of AmBev’s subsidiaries.

The new notes and the guaranty will constitute unsecured unsubordinated obligations of the Issuer and AmBev and will rank equal in right of payment with all of the other existing and future unsecured unsubordinated indebtedness of the Issuer and AmBev, respectively. Although the holders of the notes will have a direct, but unsecured claim on the assets and property of the Issuer, payment on the notes will be subordinated to any secured debt of the Issuer, if any, to the extent of the assets and property securing such debt. Payment on the notes will also be effectively subordinated to the payment of secured and unsecured debt and other creditors of AmBev. In addition, under Brazilian law, the obligations of AmBev under the guaranty are subordinated to certain statutory preferences, including claims for salaries and wages up to a certain limit, secured obligations, social security, taxes, court fees, expenses and costs. In the event of the Issuer’s or AmBev’s liquidation, such statutory preferences will have preference over any other claims, including claims by any holder of the notes.

Prior to the issuance of the outstanding notes, the Issuer had no debt outstanding. As of September 30, 2008, on a consolidated basis, AmBev had R$10,593.3 (U.S.$5,533.8) million of debt outstanding, R$215.3 (U.S.$112.5) million of which was secured debt. As of September 30, 2008, AmBev’s subsidiaries had R$3,749.1 (U.S.$1,958.5) million of debt outstanding. In addition, AmBev has off balance sheet exposures relating to financial guarantees, repurchase obligations and trade-in and warranty commitments.

Any right of the holders of the new notes, through enforcement of the guaranty, to participate in the assets of AmBev and the assets of AmBev’s subsidiaries upon any liquidation or reorganization will be subject to the prior claims of AmBev’s secured creditors and the creditors of its subsidiaries. The guaranty includes a limitation on the Issuer’s, AmBev’s, and AmBev’s subsidiaries’ ability, in the future, to create liens, although such limitation is subject to certain significant exceptions. The indenture does not restrict AmBev’s subsidiaries, other than the Issuer, from creating liens.

AmBev conducts a portion of its business operations through its subsidiaries. In servicing payments to be made on its guarantee of the notes, AmBev will rely, in part, on cash flows from these subsidiaries, mainly dividend payments. The ability of these subsidiaries to make dividend payments to AmBev will be affected by, among other factors, the obligations of these entities to their creditors, requirements of Brazilian corporate and other law, and restrictions contained in agreements entered into by or relating to these entities.

Our obligations under the new notes and the guaranty are subordinated to certain statutory liabilities.

Under Brazilian law, our obligations under the new notes, the guaranty, and the indenture are subordinated to certain statutory preferences. In the event of our bankruptcy, and according to the Brazilian bankruptcy law, such statutory preferences, such as certain claims for salaries and wages up to a certain limit, social security and other taxes, court fees and expenses, will have preference over any other claims, including claims by any investor in respect of the notes.

The relative volatility and illiquidity of the securities issued by Brazilian issuers may substantially limit your ability to sell the notes at the price and time you desire.

Investing in securities of companies in emerging markets, such as Brazil, involves greater risk than investing in securities of companies from more developed countries and such investments are generally considered speculative in nature.

Brazilian investments are subject to economic and political risks, involving, among others:

•	Changes in the regulatory, tax, economic and political environment that may affect the ability of investors to receive payment, in whole or in part, in respect of their investments; and

•	Restrictions on foreign investment and on repatriation of capital invested.

The Brazilian securities markets are substantially smaller, less liquid, more concentrated and more volatile than major U.S. and European securities markets. The relatively small market capitalization and illiquidity of the Brazilian securities markets have a strong influence in the markets outside Brazil where our securities are traded and may substantially limit your ability to sell the notes at the price and time you desire.

There may not be a liquid trading market for the new notes.

There can be no assurance that a liquid trading market for the notes will develop or, if one develops, that it will be maintained. If an active market for the new notes does not develop, the price of the new notes and the ability of a holder of new notes to find a ready buyer will be adversely affected.

Failure to tender original notes in the exchange offer may affect their marketability.

If original notes are tendered for exchange and accepted in the exchange offer, the trading market, if any, for the untendered and tendered but unaccepted original notes will be adversely affected. Your failure to participate in the exchange offer will substantially limit, and may effectively eliminate, opportunities to sell your original notes in the future. We issued the original notes in a private placement exempt from the registration requirements of the Securities Act.

Accordingly, you may not offer, sell or otherwise transfer your original notes except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption from the securities laws, or in a transaction not subject to the securities laws. If you do not exchange your original notes for new notes in the exchange offer, or if you do not properly tender your original notes in the exchange offer, your original notes will continue to be subject to these transfer restrictions after the completion of the exchange offer. In addition, after the completion of the exchange offer, you will no longer be able to obligate us to register the original notes under the Securities Act.

Deterioration in economic and market conditions in other emerging market countries may adversely affect the market price of AmBev’s securities.

Economic and market conditions in other emerging market countries, especially those in Latin America, influence the market for securities issued or guaranteed by Brazilian companies and investors’ perception of economic conditions in Brazil. Past economic crises in emerging markets, such as in Southeast Asia, Russia and Argentina, triggered securities market volatility in Brazil and other emerging market countries’ securities markets. In the recent past, Argentina, Venezuela, Uruguay and Paraguay experienced a significant economic downturn. The market value of the new notes may therefore be adversely affected by events occurring outside of Brazil.

Judgments of Brazilian courts enforcing our obligations under the new notes, the guarantee or the indenture would be payable only in Reais.

Any judgment obtained in a court in Brazil in case judicial proceedings were brought in Brazil seeking to enforce our obligations under the new notes, the guarantee or the indenture would be expressed in Brazilian currency equivalent to the amount of foreign currency of such sum at the prevailing exchange rate: (i) at the date the debt was originally due; or (ii) at the date on which the judicial proceeding was filed; or (iii) at the date the judgment is rendered, in which cases the inflation adjustment of the amount due should be made in accordance with the indexes established by the court; or (iv) at the date that the payment is actually made, as determined by the Brazilian court hearing the proceeding. Upon the rendering of such a judgment, we would be able to satisfy our obligations under the notes, the guarantee or the indenture (a) upon payment in Brazil, in Brazilian currency, or (b) upon remittance abroad of the foreign currency equivalent amount to the amount in Brazilian currency expressed in said judgment, converted according to the exchange rate prevailing at the date of such remittance, subject to the validity of the registration of the new notes with the Central Bank.

Controls and restrictions on foreign currency remittance could impede our ability to make payments under the new notes.

Brazilian law provides that whenever there is a serious imbalance in Brazil’s balance of payments or reasons to foresee a serious imbalance, the Brazilian government may impose temporary restrictions on the remittance to foreign investors of the proceeds of their investments in Brazil.

We cannot assure you that mechanisms for the transfer of Reais and conversion into U.S. dollars will continue to be available at the time we are required to perform our obligations under the new notes or the indenture or that a more restrictive control policy, which could affect our ability to make payments under the new notes or the indenture in U.S. dollars, will not be instituted in the future. If such financial mechanisms are not available, the Guarantor may have to rely on a special authorization from the Central Bank to make payments under the new notes in U.S. dollars. We cannot assure you that any such Central Bank approval would be obtained or that such approval would be obtained on a timely basis.

A finding that the guaranty executed by AmBev was a fraudulent conveyance could result in noteholders losing their legal claim against AmBev.

The Issuer’s obligation to make payments on the new notes is supported by AmBev’s obligation under the guaranty to guarantee payments by the Issuer on the notes. If AmBev:

•	Was or is insolvent or rendered insolvent by reason of its entry into the guaranty;

•	Was or is engaged in business or transactions for which the assets remaining with AmBev constituted unreasonably small capital; or

•	Intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature; and

•	Received or receives less than reasonably equivalent value or fair consideration therefor,

then the obligations of AmBev under the guaranty could be avoided, or claims in respect of the guaranty could be subordinated to the claims of other creditors. Among other things, a legal challenge to the guaranty on fraudulent conveyance grounds may focus on the benefits, if any, realized by AmBev as a result of the Issuer’s issuance of these notes. To the extent that the guaranty is held to be a fraudulent conveyance or unenforceable for any other reason, the holders of the new notes would not have a claim against AmBev under the guaranty and will solely have a claim against the Issuer. We cannot assure you that, after providing for all prior claims, there will be sufficient assets to satisfy the claims of the noteholders relating to any avoided portion of the guaranty.

Changes in our credit ratings may adversely affect the value of the new notes.

The new notes are expected to be rated BBB by Fitch and S&P. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

Book-entry registration.

Because transfers and pledges of global notes can be effected only through book entries at the DTC, the liquidity of any secondary market for global notes may be reduced to the extent that some investors are unwilling to hold notes in book-entry form in the name of a DTC participant. The ability to pledge global notes may be limited due to the lack of a physical certificate. Beneficial owners of global notes may, in certain cases, experience delays in the receipt of payments of principal and interest since such payments will be forwarded by the paying agent to DTC who will then forward payment to the respective DTC participants, who will thereafter forward payment directly, or indirectly through Euroclear or Clearstream, to beneficial owners of the global notes. In the event of the insolvency of DTC or of a DTC participant in whose name global notes are recorded, the ability of beneficial owners to obtain timely payment and (if the limits of applicable insurance coverage by the Securities Investor Protection Corporation are exceeded, or if such coverage is otherwise unavailable) ultimate payment of principal and interest on global notes may be impaired.

EU Council Directive 2003/48/EC.

Under European Union Directive 2003/48/EC on the taxation of savings income, Member States of the European Union are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within their jurisdiction to an individual resident in that other Member State. However, for a transitional period, Belgium, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories including the Cayman Islands have agreed to adopt similar measures with effect from the same date.

If a payment were to be made or collected through a Member State which has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment, neither the relevant Issuer nor any Paying Agent nor any other person would be obliged to pay additional amounts with respect to any note as a result of the imposition of such withholding tax. If a withholding tax is imposed on a payment made by a Paying Agent following implementation of this Directive, the relevant Issuer will be required to maintain a Paying Agent in a Member State that will not be obliged to withhold or deduct tax pursuant to the Directive. See “Taxation — European Union Withholding Tax”.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in it by reference contain forward-looking statements that are subject to risks and uncertainties. Some of the matters discussed concerning our business operations and financial performance include forward-looking statements within the meaning of the Exchange Act. These statements are based on the beliefs and assumptions of our management, and on information currently available to us. Forward-looking statements include statements regarding the intent, belief or current expectations of AmBev or its directors or executive officers with respect to, but not limited to:

•	The declaration or payment of dividends;

•	The direction of future operations;

•	The implementation of principal operating strategies, including existing, potential acquisition or joint venture transactions or other investment opportunities;

•	The implementation of our financing strategy and capital expenditure plans;

•	The utilization of our subsidiaries’ income tax losses; and

•	The factors or trends affecting our financial condition, liquidity or results of operations.

Forward-looking statements also include information concerning possible or assumed future results of our operations under this prospectus as well as statements preceded by, followed by, or that include, the words “believes,” “may,” “will,” “continues,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions.

Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions because they relate to future events and therefore depend on circumstances that may or may not occur in the future. The future results of AmBev may differ materially from those expressed in or suggested by these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Investors are cautioned not to put undue reliance on any forward-looking statements.

Investors should understand that the following important factors, in addition to those discussed in this prospectus, could affect our future results and could cause results to differ materially from those expressed in such forward-looking statements:

•	General economic conditions in our principal geographic markets, such as the rates of economic growth, fluctuations in exchange rates or inflation;

•	Governmental intervention, resulting in changes to the economic, tax or regulatory environment in Brazil or other countries in which we operate;

•	Industry conditions, such as the strength of product demand, the intensity of competition, pricing pressures, the introduction of new products by us, the introduction of new products by competitors, changes in technology or in our ability to obtain products and equipment from suppliers without interruption and at reasonable prices, and the financial condition of our customers and distributors; and

•	Operating factors, such as the continued success of our sales, manufacturing and distribution activities and the consequent achievement of efficiencies.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the outstanding notes. We will not receive any cash proceeds from the issuance of the new notes in the exchange offer.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Please refer to Item 5 of our 2007 Form 20-F and to our Interim Form 6-Ks.

BUSINESS

Please refer to Item 4 of our 2007 Form 20-F.

ABOUT THE ISSUER

The Issuer is a direct wholly-owned subsidiary of AmBev and was incorporated in the Cayman Islands as an exempted company with limited liability on July 5, 2007. The Issuer was established to primarily act as a finance subsidiary of AmBev. The registered office of the Issuer is located at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The Issuer was registered with company number 190545.

The directors of the Issuer are Luiz Fernando Ziegler de Saint Edmond, Graham D. Staley and Pedro de Abreu Mariani, each of whom are executive officers of our company. The directors have, in accordance with the Articles of Association of the Issuer, given general notice to the Issuer that they are employed by our company. Each of the directors resides in the City of São Paulo, State of São Paulo, Brazil.

Description of Share Capital

The authorized share capital of the Issuer is U.S.$50,000.00, divided into of 50,000 shares, each with a U.S.$1.00 par value, of which 20,250 shares have been issued, are fully paid and non-assessable and are registered in the name of AmBev.

The Issuer is a Cayman Islands company and its affairs are governed by its memorandum and articles of association, the Companies Law (2007 Revision) and the common law of the Cayman Islands. The following are summaries of material provisions of the Issuer’s memorandum and articles of association and the Companies Law insofar as they relate to the material terms of its ordinary shares.

General.  The issued and outstanding ordinary shares are fully paid and non-assessable. The issued and outstanding ordinary shares are registered in the name of AmBev. The ordinary shares are not entitled to any sinking fund or pre-emptive or redemption rights and shareholders may freely hold and vote their shares.

Voting Rights.  Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote, including the election and removal of directors. Voting at any meeting of shareholders is by a poll. The Issuer’s memorandum and articles of association do not provide for actions by written consent of shareholders.

The required quorum for a meeting of the Issuer’s shareholders consists of a number of shareholders present in person or by proxy and entitled to vote that represent the holders of at least a majority of the Issuer’s issued voting share capital. Annual shareholders’ meetings are not required as a matter of Cayman Islands law, but may be called or requisitioned in accordance with the Issuer’s Memorandum and Articles of Association.

Subject to the quorum requirements set out in the Issuer’s Memorandum and Articles of Association, any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting of the Issuer, while a special resolution requires the affirmative vote of two-thirds of the votes cast attaching to the ordinary shares. A special resolution is required for matters such as a change of name, amending the memorandum and articles of association and placing the Issuer into voluntary liquidation. Holders of ordinary shares, which are currently the only shares carrying the right to vote at general meetings, have the power, among other things, to elect directors, ratify the appointment of auditors and make changes in the amount of the Issuer’s authorized share capital.

Dividends.  The holders of the Issuer’s ordinary shares are entitled to receive such dividends as may be declared by the board of directors. Subject to a statutory solvency test, dividends may be paid out of profits, which include net earnings and retained earnings undistributed in prior years, and out of share premium, a concept analogous to paid-in surplus in the United States.

Liquidation.  If the Issuer is liquidated, the liquidator may, with the approval of the shareholders, divide among the shareholders in cash or in kind the whole or any part of the Issuer’s assets, may determine how such division shall be carried out as between the shareholders or different classes of shareholders, and may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the approval of the shareholders, sees fit, provided that a shareholder shall not be compelled to accept any shares or other assets which would subject the shareholder to liability.

Miscellaneous.  Share certificates, although not required to be issued under Cayman Islands law, if issued in the names of two or more persons are deliverable to any one of them named in the share register, and if two or more such persons tender a vote, the vote of the person whose name first appears in the share register will be accepted to the exclusion of any other.

Indemnification

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except if they acted in a willfully negligent manner or defaulted in any action against them.

Inspection of Books and Records

Holders of the Issuer’s shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth AmBev’s ratios of earnings to fixed charges for each year in the five-year period ended December 31, 2007 and each of the nine-month periods ended September 30, 2008 and September 30, 2007. The ratio of earnings to fixed charges covers continuing operations measured under Brazilian Corporate Law, and for this purpose (a) earnings consist of income (loss) before income taxes plus fixed charges and (b) fixed charges consist of interest expense on all debt (including capitalized interest), amortization of defined financing costs and a percentage of rental expense deemed to be interest.

	For the Nine Months Ended		Fiscal
	September 30,	September 30,
	2008	2007	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges	5.9	6.1	5.7	7.0	5.8	4.1	4.2

EXCHANGE RATES

For information regarding exchange controls and foreign exchange rates in Brazil, please see “Key Information — Exchange Rate Information — Exchange Controls” in our 2007 Form 20-F incorporated herein by reference.

CAPITALIZATION

The table below sets forth our consolidated debt and capitalization at September 30, 2008, derived from our unaudited interim financial information.

You should read this table in conjunction with our audited financial statements included in our 2007 Form 20-F and our unaudited interim consolidated financial statements for the nine-month period ended September 30, 2008, included elsewhere in this prospectus and in our Interim Form 6-Ks.

	At September 30, 2008
	(Amounts Expressed in Millions)
	(in Reais)	(in U.S.$)(1)

Cash, cash equivalents and short-term investments	2,033.3	1,062.2
Short-term indebtedness	4,043.0	2,112.0
Long-term indebtedness	6,550.2	3,421.7
Minority interest	(1.0)	(0.5)
Shareholders’ equity	16,021.3	8,369.3
Total capitalization(2)	22,570.3	11,790.5

(1)	Solely for the convenience of the reader, Real amounts at and for the period ended September 30, 2008 have been translated into U.S. dollars at the commercial selling rate at September 30, 2008 of R$1.91430 to U.S.$1.00. See “Key Information — Exchange Rate Information” in our 2007 Form 20-F for further information about exchange rates.

(2)	Total of Long-term indebtedness, minority interest and shareholders’ equity.

Except as disclosed in this prospectus, there has been no material change in the capitalization of our company since September 30, 2008.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

Please refer to Item 3A and Item 8 of our 2007 Form 20-F and to our Interim Form 6-Ks and the unaudited interim consolidated financial statements contained elsewhere in this prospectus.

THE EXCHANGE OFFER

Purpose and Effect of this Exchange Offer

In connection with the issuance of the original notes, we entered into a registration rights agreement with the Issuer, the trustee, Citigroup Global Markets Inc., Credit Suisse Securities (Europe) Limited and Credit Suisse Securities (USA) LLC, in which we and the Issuer agreed to file a registration statement relating to an offer to exchange the original notes for new notes and to use our reasonable best efforts to cause such registration statement to remain effective until the closing of the exchange offer. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. The new notes will have terms substantially identical to the original notes except that the new notes will not contain terms with respect to transfer restrictions and registration rights. The original notes were issued on July 24, 2007.

Each holder of original notes that wishes to exchange original notes for transferable new notes in this exchange offer will be required to make the following representations:

•	any new notes will be acquired in the ordinary course of its business;

•	such holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the new notes;

•	such holder is not our “affiliate,” as defined in Rule 405 of the Securities Act; and

•	if such holder is a broker-dealer that receives new notes for its own account in exchange for original notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in any resale of such new notes.

Resale of New Notes

Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that new notes issued in this exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by any new noteholder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such new notes are acquired in the ordinary course of the holder’s business;

•	such holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate in a distribution of such new notes;

•	such holder is not our “affiliate,” as defined in Rule 405 under the Securities Act; and

•	if such holder is a broker-dealer that receives new notes for its own account in exchange for original notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such new notes.

Any holder who tenders in this exchange offer with the intention of participating in any manner in a distribution of the new notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of new notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the original notes as a result of market-making activities or other trading activities may participate in this exchange offer. Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act. Please see “Plan of Distribution” for more details regarding the transfer of new notes. This exchange offer is not being made to, nor will we accept tenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of this Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any original notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue R$1,000 principal amount of new notes in exchange for each $1,000 principal amount of original notes surrendered under this exchange offer. Original notes may be tendered only in integral multiples of R$1,000. The date of acceptance for exchange of the original notes, and the completion of the exchange offer, will be the exchange date, which will be the first business day following the expiration date (unless extended as described in this prospectus). The new notes issued in connection with this exchange offer will be delivered on the earliest practicable date following the exchange date.

The form and terms of the new notes will be substantially identical to the form and terms of the original notes except the new notes will be registered under the Securities Act and will not bear legends restricting their transfer. The new notes will evidence the same debt as the original notes. The new notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the original notes. Consequently, both series will be treated as a single class of debt securities under the Indenture.

This exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered for exchange.

As of the date of this prospectus, R$300,000,000 aggregate principal amount of the original notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of original notes. There will be no fixed record date for determining registered holders of original notes entitled to participate in this exchange offer.

We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Original notes that are not tendered for exchange in this exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the original notes.

We will be deemed to have accepted for exchange properly tendered original notes if and when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us and delivering new notes to such holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate this exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “— Certain conditions to the exchange offer.”

Holders who tender original notes in this exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with this exchange offer. Please see “— Fees and expenses” for more details regarding fees and expenses incurred in this exchange offer.

If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the original notes, without expense, to the tendering holder as soon as practicable after the expiration date.

Expiration Date; Extensions; Amendments

This exchange offer will expire at 5:00 p.m., New York City time on          , 2009, unless we extend it in our sole discretion, in which case the term “expiration date” shall mean the latest date and time to which this exchange offer is extended.

In order to extend this exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify, in writing or by public announcement, the registered holders of original notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any original notes;

•	to extend this exchange offer or to terminate this exchange offer and to refuse to accept original notes not previously accepted if any of the conditions set forth below under “— Certain conditions to the exchange offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	subject to the terms of the registration rights agreement, to amend the terms of this exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice or public announcement thereof to the registered holders of original notes. If we amend this exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of original notes of such amendment (including by means of a prospectus supplement), and we will extend this exchange offer for a period of five to ten business days.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of this exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain Conditions to the Exchange Offer

Despite any other term of this exchange offer, we will not be required to accept for exchange, or exchange any new notes for, any original notes, and we may terminate this exchange offer as provided in this prospectus before accepting any original notes for exchange if in our reasonable judgment:

•	the new notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	this exchange offer, or the making of any exchange by a holder of original notes, would violate applicable law or any applicable interpretation of the staff of the SEC;

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to this exchange offer that, in our judgment, might materially impair our ability to proceed with this exchange offer or materially impairs the contemplated benefits of this exchange offer to us;

•	any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred that, in our judgment, might materially impair our ability to proceed with this exchange offer or materially impairs the contemplated benefits of this exchange offer to us;

•	any law, statute, rule or regulation is proposed, adopted or enacted that, in our judgment, might materially impair our ability to proceed with this exchange offer or materially impairs the contemplated benefits of this exchange offer to us; or

•	any governmental approval has not been obtained, which approval we, in our judgment, consider necessary or advisable for the completion of this exchange offer as contemplated by this prospectus.

In addition, we will not be obligated to accept for exchange the original notes of any holder that has not made:

•	the representations described under “— Purpose and effect of the exchange offer,” “— Procedures for tendering” and “Plan of distribution”; and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which this exchange offer is open. Consequently, we may delay acceptance of any original notes by giving oral or written notice of such extension to the registered holders of the original notes. During any such extensions, all original notes previously tendered will remain subject to this exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any original notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of this exchange offer.

We expressly reserve the right to amend or terminate this exchange offer on or prior to the scheduled expiration date of this exchange offer, and to reject for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of this exchange offer specified above. We will give oral or written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the original notes as promptly as practicable. In the case of any extension, such oral or written notice or public announcement will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times except that all conditions to this exchange offer must be satisfied or waived by us prior to the expiration of this exchange offer.

If we determine in our judgment that any of the conditions are not satisfied, we may:

•	refuse to accept any original notes and return all tendered original notes to the tendering holders;

•	extend the exchange offer and retain all original notes tendered before the expiration of this exchange offer, subject, however, to the rights of holders to withdraw these original notes. Please see “— Withdrawal of Tenders”; or

•	waive unsatisfied conditions relating to this exchange offer and accept all properly tendered original notes which have not been withdrawn.

In addition, we will not accept for exchange any original notes tendered, and will not issue new notes in exchange for any such original notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act.

Procedures for Tendering

Only a holder of original notes may tender such original notes in this exchange offer. To tender in this exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with the Depository Trust Company’s, which we refer to as the “DTC,” Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive original notes along with the letter of transmittal; or

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such original notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “— Exchange agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of original notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or original notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its original notes, either:

•	make appropriate arrangements to register ownership of the original notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of original notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the U.S. or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the original note tendered pursuant thereto is tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any original notes listed on the original notes, such original notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the original notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of this exchange offer electronically. They may do so by causing DTC to transfer the original notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering original notes that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal; and

•	the agreement may be enforced against such participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered original notes and withdrawal of tendered original notes. Our determination will be final and binding. We reserve the absolute right to reject any original notes not properly tendered or any original notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of this exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of original notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of original notes will not be deemed made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In all cases, we will issue new notes for original notes that we have accepted for exchange under this exchange offer only after the exchange agent timely receives:

•	original notes or a timely book-entry confirmation of such original notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the letter of transmittal or transmitting the agent’s message, each tendering holder of original notes will represent to us that, among other things:

•	any new notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in a distribution of the new notes;

•	the holder is not our “affiliate,” as defined in Rule 405 of the Securities Act; and

•	if the holder is a broker-dealer that will receive new notes for its own account in exchange for original notes that were acquired as a result of market-making activities, it will deliver a prospectus, as required by law, in connection with any resale of such new notes.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the original notes at DTC for purposes of this exchange offer promptly after the date of this prospectus; and any financial institution participant in DTC’s system may make book-entry delivery of original notes by causing DTC to transfer such original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of original notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice (which may be by telegram, telex, facsimile transmission or letter of withdrawal) at one of the addresses set forth below under “— Exchange Agent,” or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any such notice of withdrawal must:

•	specify the name of the person who tendered the original notes to be withdrawn;

•	identify the original notes to be withdrawn (including the principal amount of such original notes); and

•	where certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If original notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, and our determination shall be final and binding on all parties. We will deem any original notes so withdrawn not to have been validly tendered for exchange for purposes of this exchange offer. Any original notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such original notes will be credited to an account maintained with DTC for original notes) as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described under “— Procedures for Tendering” at any time on or prior to the expiration date.

Exchange Agent

Deutsche Bank Trust Company Americas has been appointed as exchange agent for this exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent addressed as follows:

By mail:
DB Services Tennessee, Inc.
Reorganization Unit
P.O. Box 305050
Nashville, TN 37230
Fax: (615) 835-3701

By Overnight Mail or Courier:
DB Services Tennessee, Inc.
Trust and Securities Services
Reorganization Unit
648 Grassmere Park Road
Nashville, TN 37211

Email: SPU-Reorg, Operations@db.com
Information (800) 735-7777

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees And Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. However, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with this exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of this exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with this exchange offer include: SEC registration fees; fees and expenses of the exchange agent and trustee; accounting and legal fees and printing costs; and related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of original notes under this exchange offer. The tendering holder, however, will be required to pay any transfer taxes (whether imposed on the registered holder or any other person) if:

•	certificates representing original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of original notes tendered;

•	tendered original notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of original notes under this exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their original notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register new notes in the name of, or request that original notes not tendered or not accepted in this exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences Of Failure To Exchange

Holders of original notes who do not exchange their original notes for new notes under this exchange offer will remain subject to the restrictions on transfer applicable to the original notes:

•	as set forth in the legend printed on the original notes as a consequence of the issuance of the original notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the prospectus distributed in connection with the private offering of the original notes.

Any original notes not tendered by their holders for exchange for new notes under this exchange offer will not retain any rights under the registration rights agreement.

In general, you may not offer or sell the original notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. We do not intend to register resales of the original notes under the Securities Act. Based on interpretations of the SEC staff, new notes issued pursuant to this exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act)

without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holders acquired the new notes in the ordinary course of the holders’ business and the holders are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the new notes to be acquired in this exchange offer. Any holder who tenders in this exchange offer and is participating, intends to participate, or has any arrangement or understanding with any person to participate, in a distribution of the new notes:

•	may not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the original notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with this exchange offer. We will record the direct incremental expenses of this exchange offer as debt issuance costs. This exchange offer is being completed as a result of a requirement in the indenture and the registration rights agreement entered into at the time of the original issuance of the original notes and, as such, is a continuation of the debt issuance costs of the original notes issuance. Incremental costs will consist of attorney and accounting fees incurred as a result of completing this exchange offer and will be capitalized as debt issuance costs and amortized over the life of the notes.

Other

Participation in this exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered original notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any original notes that are not tendered in this exchange offer or to file a registration statement to permit resales of any untendered original notes.

MANAGEMENT

Please refer to Item 6 of our 2007 Form 20-F.

Effective October 8, 2008, Luiz Fernando Ziegler de Saint Edmond has succeeded Johan M.J.J. Van Bresbroeck as member of the Board of Directors.

Effective December 22, 2008, Roberto Moses Thompson Motta has succeeded Alberto da Veiga Sicupira as member of the Board of Directors and Jorge Paulo Lemann has resigned to his position as an alternate member of the Board of Directors.

Effective January 1, 2009, João Mauricio Giffoni de Castro Neves has succeeded Luiz Fernando Ziegler de Saint Edmond as Chief Executive Officer for Latin America and Márcio Fróes Torres has been nominated to hold the position of officer.

Effective January 1, 2009, Bernardo Pinto Paiva has resigned to his position as Chief Executive Officer for North America.

Effective February 1, 2009, Nelson José Jamel has succeeded Graham David Staley as Chief Financial Officer and Investor Relations Officer.

DESCRIPTION OF THE NOTES

The following summary describes certain provisions of the new notes and the indenture. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the indenture and the new notes. Capitalized terms used in the following summary and not otherwise defined herein shall have the meanings ascribed to them in the indenture.

GENERAL

The original notes were, and the new notes will be, issued under an indenture, dated as of July 24, 2007, among the Issuer, Deutsche Bank Trust Company Americas, as trustee, registrar and calculation agent, New York paying agent and transfer agent, and Deutsche Bank Luxembourg S.A. as Luxembourg paying agent in Luxembourg and as Luxembourg transfer agent.

On July 24, 2007, we issued R$300,000,000 aggregate principal amount of the outstanding notes under the indenture. The terms of the new notes are identical in all material respects to the original notes, except the new notes will not be subject to transfer restrictions and holders of the new notes will no longer have any registration rights or be entitled to any additional interest. The trustee will authenticate and deliver new notes only in exchange for a like principal amount of original notes. Any original notes that remain outstanding after the consummation of this exchange offer, together with the new notes, will be treated as a single class of securities under the indenture. Accordingly all references in this section to specified percentages in aggregate principal amount of the outstanding notes shall be deemed to mean, at any time after this exchange offer is consummated, such percentage in aggregate principal amount of the original notes and the new notes.

The notes will have the following basic terms:

•	The notes will be in an aggregate principal amount of R$300,000,000, being the amount in Reais equivalent to U.S.$161,290,322.58, calculated using the exchange rate of R$1.86 per U.S. dollar (which was the R$ Ptax Rate as at July 17, 2007.)

•	The Issuer will pay all amounts due in respect of principal or interest on the notes (including Additional Amounts) in U.S. dollars, as calculated by the calculation agent by translating the Real amount into U.S. dollars at the Applicable Market Rate for the applicable Rate Determination Date.

•	The notes will bear interest at a fixed note rate of 9.500% per annum from the date of issuance until all required amounts due in respect thereof have been paid. Interest on the notes will be paid semiannually on January 24 and July 24 of each year, commencing on January 24, 2009, to the noteholders registered as such as of the close of business on a record date being the tenth business day preceding such payment date. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

•	Payments of amounts due by the Issuer under the notes and the indenture will be guaranteed by AmBev and any and all payments by AmBev will be made free and clear of and without withholding or deduction of any taxes, subject to certain limitations and conditions. See “Description of the Guaranty.”

•	The notes will be issued in fully registered form, without coupons, in minimum denominations of R$250,000 and integral multiples of R$1,000 in excess thereof.

RANKING

The notes will be general senior unsecured and unsubordinated obligations of the Issuer and will rank pari passu amongst themselves and equal in right of payment with all other unsecured and unsubordinated obligations of the Issuer (other than obligations preferred by statute or by operation of law).

LISTING

The Issuer has applied to have the notes listed on the Luxembourg Stock Exchange in accordance with its rules. See “Listing and General Information.”

FURTHER ISSUANCES

The indenture by its terms does not limit the aggregate principal amount of notes that may be issued thereunder and permits the issuance, from time to time, of additional notes of the same series as is being offered hereby, provided that among other requirements (i) no Default or Event of Default under the indenture shall have occurred and then be continuing or shall occur as a result of such additional issuance and (ii) such additional notes rank pari passu and have equivalent terms and benefits as the notes offered hereby except for the original issuance date. Any additional notes will be part of the same series as the notes that the Issuer is currently offering and will vote on all matters with the notes as a single class.

PAYMENTS OF PRINCIPAL AND INTEREST

Payment of the principal of the notes, together with accrued and unpaid interest thereon at the note rate, or payment upon redemption prior to maturity, will be made only:

•	following the surrender of the notes at the office of the trustee or any other paying agent; and

•	to the person in whose name the note is registered as of the close of business, New York City time, on the due date for such payment.

Payments of interest on a note, other than the last payment of principal and interest or payment in connection with a redemption of the notes prior to maturity, will be made on each payment date to the person in whose name the note is registered at the close of business, New York City time, on the record date, which shall be the date ten business days prior to such payment date, immediately preceding each such payment date.

Payments of principal and interest shall be made by depositing immediately available funds in U.S. dollars into an account maintained by the trustee, acting on behalf of the noteholders.

All amounts due in respect of principal or interest on the notes (including Additional Amounts) will be paid in U.S. dollars, calculated by the calculation agent by translating the Real amounts into U.S. dollars at the Applicable Market Rate on the applicable Rate Determination Date. Capitalized terms used in the preceding sentence shall have the following meanings:

“Applicable Market Rate” means, for any Rate Determination Date, the rate determined by the calculation agent (the “R$ Ptax Rate”) that is equal to the Real/U.S. dollar commercial rate, expressed as the amount of Reais per one U.S. dollar as reported by the Central Bank on the SISBACEN Data System under transaction code PTAX800 (“Consultas de Câmbio” or Exchange Rate Enquiry), Option 5, “Venda” (“Cotações para Contabilidade” or Rates for Accounting Purposes) (or any successor screen established by the Central Bank), for such Rate Determination Date; provided, however, that if the Ptax Rate scheduled to be reported on any Rate Determination Date is not reported by the Central Bank on such Rate Determination Date, then the Applicable Market Rate will be BRL12. If the Applicable Market Rate cannot be calculated as described above, the calculation agent will determine the Applicable Market Rate by reference to the quotations received from three leading Brazilian banks as shall be selected by the Issuer in its sole discretion (collectively, the “Reference Banks”). The quotations will be determined in each case for such Rate Determination Date as soon as practicable after it is determined that the Applicable Market Rate cannot be calculated as described above for such Rate Determination Date. The calculation agent will ask each of the Reference Banks for quotations for the offered Real/U.S. dollar exchange rate for the sale of U.S. dollars. The Applicable Market Rate will be the average of the Real/U.S. dollar exchange rates obtained from the Reference Banks. If only two quotations are obtained, the Applicable Market Rate will then be the average of the Real/U.S. dollar exchange rates obtained from the Reference Banks. If only one quotation is obtained, the Applicable Market Rate will be that quotation. Where no such quotations are obtained from the Reference Banks, if the Issuer determines in its sole discretion that there are one or two other suitable replacement banks active in the Real/U.S. dollar market, the calculation agent shall ask such banks to provide such quotations and shall use such quotations as it receives to determine the Applicable Market Rate (taking an average rate, as set forth above, if applicable).

“BRL12” means the EMTA BRL Industry Survey Rate (BRL12), which is the final Real/U.S. dollar specified rate of U.S. dollars, expressed as the amount of Reais per one U.S. dollar, published on EMTA’s website (www.emta.org) for the Rate Determination Date. BRL12 is calculated by EMTA (or a service provider EMTA may select in its sole discretion) using the EMTA BRL Industry Survey Methodology dated as of March 1, 2004, as amended from time to time, pursuant to which (as of the date of this prospectus) EMTA conducts a twice-daily survey of up to 15 Brazilian financial institutions that are active participants in the Real/U.S. dollar spot market, with a required minimum participation of at least five financial institutions.

“Business day” means a day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open, or not authorized to close, in the City of New York; provided, however, that solely for the purposes of determining the Applicable Market Rate, “business day” means a day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open, or not authorized to close, in São Paulo, Brazil, and the City of New York.

“Rate Determination Date” means the third business day preceding each scheduled interest or principal payment date or the third business day preceding the date on which any payment is made in respect of the notes following an acceleration of the maturity of the notes.

The Issuer has appointed Deutsche Bank Trust Company Americas as the calculation agent.

The notes will initially be represented by one or more global notes, as described herein. Payments of principal and interest on the global notes will be made to DTC or its nominee, as the case may be, as registered holder thereof. It is expected that such registered holder of global notes will receive the funds for distribution to the holders of beneficial interests in the global notes. Neither the Issuer nor the trustee shall have any responsibility or liability for any of the records of, or payments made by, DTC or its nominee or Euroclear or Clearstream.

If any date for a payment of principal or interest or redemption is not a business day in the city in which the relevant paying agent is located, the Issuer will make the payment on the next business day in the respective city. No interest on the notes will accrue as a result of this delay in payment.

The Issuer has appointed the New York paying agent to receive payment of the principal amount of and interest on the notes. The Issuer will be required to make all payments of principal of and interest and other amounts on the notes to the principal paying agent by 1:00 p.m. (New York City time) on the business day prior to the applicable payment date and otherwise in accordance with the terms of the indenture.

Payments in respect of the notes will be made in the coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

All payments made by AmBev under the guaranty shall be paid to the trustee or the New York paying agent. To the extent that funds are received in excess of those required to satisfy the Issuer’s obligations under the notes and the indenture then due and payable, the trustee shall be required to deposit such excess amounts in a segregated account until the next payment date when such funds shall be used by the trustee to satisfy the Issuer’s obligations under the notes.

In the case of amounts not paid by the Issuer under the notes (after giving effect to any applicable grace period therefor), interest will continue to accrue on such amounts (except as provided below) at a rate equal to the default rate (i.e., 1% per annum in excess of the note rate), from and including the date when such amounts were due (after giving effect to any applicable grace period therefor), and through but excluding the date of payment by the Issuer or AmBev, as the case may be.

Subject to applicable law, the trustee and the paying agents will pay to the Issuer upon request any monies held by them for the payment of principal or interest that remains unclaimed for two years. Thereafter, noteholders entitled to these monies must seek payment solely from the Issuer.

GUARANTY

AmBev has unconditionally and irrevocably guaranteed, on an unsecured basis, the due and punctual payment, whether at the expected maturity date, by acceleration or otherwise, of all sums from time to time payable by the

Issuer under the indenture and the notes whether such sums are in respect of principal, interest or any other amounts. See “Description of the Guaranty” below.

ADDITIONAL AMOUNTS

Except as provided below, the Issuer will make all payments of principal and interest on the notes without withholding or deducting any present or future taxes, duties, assessments or other governmental charges of any nature imposed by Brazil or the Cayman Islands or any political subdivision of Brazil or the Cayman Islands. If the Issuer is required by law to withhold or deduct any such taxes, duties, assessments or other governmental charges, except as provided below, the Issuer will pay the noteholders any additional amounts necessary to ensure that they receive the same amount as they would have received without such withholding or deduction.

The Issuer will not, however, pay any additional amounts in connection with any tax, duty, assessment or other governmental charge that is imposed due to any of the following:

•	the noteholder or beneficial owner has some connection (present or former) with the taxing jurisdiction other than merely holding the notes or receiving principal or interest payments on the notes (such as citizenship, nationality, residence, domicile, or existence of a business, a permanent establishment, a dependent agent, a place of business or a place of management present or deemed present within the taxing jurisdiction);

•	any tax imposed on, or measured by, net income;

•	the noteholder or beneficial owner fails to comply with any certification, identification or other reporting requirements concerning its nationality, residence, identity or connection with the taxing jurisdiction, if (i) such compliance is required by applicable law, regulation, administrative practice or treaty as a precondition to exemption from all or a part of the tax, duty, assessment or other governmental charge, (ii) the noteholder or beneficial owner is able to comply with such requirements without undue hardship and (iii) at least 30 calendar days prior to the first payment date with respect to which such requirements under the applicable law, regulation, administrative practice or treaty shall apply, the Issuer or the trustee has notified all noteholders that they will be required to comply with such requirements;

•	the noteholder fails to present (where presentation is required) its note within 30 calendar days after the Issuer has made available to the noteholder a payment of principal or interest, provided that the Issuer will pay additional amounts which such noteholder would have been entitled to had the note owned by such noteholder been presented on any day (including the last day) within such 30-day period;

•	any estate, inheritance, gift, value added, use or sales taxes or any similar taxes, assessments or other governmental charges;

•	where any additional amounts are imposed on a payment on the notes and are required to be made pursuant to Council Directive 2003/48/EC of the Council of the European Union on the taxation of savings income in the form of interest payments (or any Directive otherwise implementing the conclusions of the ECOFIN Council meetings of November 26 and 27, 2000, December 13, 2001 and January 31, 2003) or any law implementing or complying with, or introduced in order to conform to, any such Directive;

•	where the noteholder or beneficial owner could avoid any additional amounts by requesting that a payment on the notes be made by, or presenting the relevant notes for payment to, another paying agent located in a member state of the European Union; or

•	any combination of the foregoing.

The Issuer will also (i) make such withholding or deduction and (ii) remit the full amount withheld or deducted to the relevant taxing authority in accordance with applicable law. Upon written request from the trustee, the Issuer will furnish to the trustee, within five business days after the delivery of such written request, certified copies of tax receipts or, if such receipts are not obtainable, documentation reasonably satisfactory to the trustee evidencing such payment by the Issuer. Upon written request of the noteholders to the trustee, copies of such receipts or other documentation, as the case may be, will be made available to the noteholders. At least 10 business days prior to each date on which any payment under or with respect to the notes is due and payable, if the Issuer is obligated to pay additional amounts with respect to such payment, the Issuer, as applicable, will deliver to the trustee an officers’ certificate stating that additional amounts will be payable, the amounts so payable and setting forth such other information as the trustee shall reasonably require for tax purposes.

The Issuer will, upon the written request of any noteholder, indemnify and hold harmless and reimburse such noteholder for the amount of any taxes, duties, assessments or other governmental charges of any nature imposed by Brazil or the Cayman Islands or any political subdivision of Brazil or the Cayman Islands (other than any such taxes, duties, assessments or other governmental charges for which the noteholder would not have been entitled to receive additional amounts pursuant to any of the conditions described in the second paragraph of this section titled “Additional Amounts”) so imposed on, and paid by, such noteholder as a result of any payment of principal or interest on the notes, so that the net amount received by such noteholder after such reimbursement would not be less than the net amount the noteholder would have received if such taxes, duties, assessments or other governmental charges would not have been imposed or levied and so paid.

The Issuer will pay any stamp, administrative, court, documentary, excise or property taxes arising in Brazil or the Cayman Islands in connection with the notes and will indemnify the noteholders for any such taxes paid by noteholders.

All references to principal, interest, or other amounts payable on the notes shall be deemed to include any additional amounts payable by the Issuer under the notes or the indenture. The foregoing obligations shall survive any termination, defeasance or discharge of the notes and the indenture.

If the Issuer shall at any time be required to pay additional amounts to noteholders pursuant to the terms of the notes and the indenture, the Issuer will use its reasonable endeavors to obtain an exemption from the payment of (or otherwise avoid the obligation to pay) the tax, assessment or other governmental charge which has resulted in the requirement that it pay such additional amounts.

CERTAIN COVENANTS

For so long as any of the notes are outstanding and the Issuer has obligations under the indenture and the notes, the Issuer will comply with the terms of the covenants, among others, set forth below:

Performance of obligations under the notes and the indenture

The Issuer shall duly and punctually pay all amounts owed by it, and comply with all its other obligations, under the terms of the notes and the indenture.

Performance of obligations under the transaction documents

The Issuer will agree to duly and punctually perform, comply with and observe all obligations and agreements to be performed by it set forth in the indenture, the notes, the guaranty and registration rights agreement (collectively, the “transaction documents”).

Maintenance of books and records

The Issuer shall maintain books, accounts and records in all material respects in accordance with applicable law.

Maintenance of office or agency

The Issuer shall maintain an office or agency in the Borough of Manhattan, the City of New York, where notices to and demands upon the Issuer in respect of the indenture and the notes may be served. Initially this office will be at the offices of CT Corporation System located at 111 Eighth Avenue, New York, NY 10011, and the Issuer will agree not to change the designation of such office without prior notice to the trustee and designation of a replacement office in the same general location.

Ranking

The Issuer will ensure that the notes will constitute general senior, unsecured and unsubordinated obligations of the Issuer and will rank pari passu, without any preferences among themselves, with all other present and future unsecured and unsubordinated obligations of the Issuer (other than obligations preferred by statute or by operation of law).

Notice of certain events

The Issuer will give notice to the trustee, as soon as is practicable and in any event within 10 calendar days after the Issuer becomes aware or should reasonably become aware, of the occurrence of any Event of Default or an event which with the passage of time or other action would become an Event of Default (a “Default”), accompanied by a certificate of a responsible officer of the Issuer setting forth the details of such Event of Default or Default and stating what action that the Issuer proposes to take with respect thereto.

Limitations on the Issuer

The Issuer will covenant not to, so long as any of the notes are outstanding, without the prior consent in writing of the trustee if so directed by the holders of not less than 25% of the principal amount of the outstanding notes:

•	engage in any business or carry out any activities other than (i) the financing of AmBev and its consolidated subsidiaries; (ii) any cash management measures and investments; (iii) the entering into of any hedging arrangements; (iv) any transaction in the ordinary course of business of the Issuer which is consistent with items (i), (ii) and (iii) above; and (v) any other transaction required by applicable law;

•	incur any indebtedness for borrowed moneys if following the incurrence of such indebtedness, the Issuer will be required to register as an “investment company” under the U.S. Investment Company Act of 1940, as amended; or

•	declare or pay any dividends, make any distribution of its assets, have any subsidiaries or employees, purchase, own, lease or otherwise acquire any real property, dispose of any part of any collateral or create any Lien (as defined in “Description of the Guaranty — Limitation on liens”) or right of recourse in respect thereof in favor of any person, or consolidate or merge with any other person (other than as provided in “— Limitation on consolidation, merger, sale or conveyance” below).

Limitation on consolidation, merger, sale or conveyance

The Issuer will not, in one or a series of transactions, consolidate or amalgamate with or merge into any corporation or convey, lease or transfer all or substantially all of its properties, assets or net sales to any person (other than a subsidiary of AmBev) or permit any person (other than a subsidiary of AmBev) to merge with or into it unless:

•	either the Issuer is the continuing entity or the person formed by such consolidation or into which the Issuer is merged or that acquired or leased such property or assets of the Issuer will be a company organized and validly existing under the laws of Brazil, the Cayman Islands or the United States and shall assume (jointly and severally with the Issuer unless the Issuer shall have ceased to exist as part of such merger, consolidation or amalgamation), by a supplemental indenture (the form and substance of which shall be previously approved by the trustee), or by operation of law, all of the Issuer’s obligations on the notes and under the indenture;

•	the successor company (jointly and severally with the Issuer unless the Issuer shall have ceased to exist as a result of such merger, consolidation or amalgamation) agrees to indemnify each noteholder against any tax, assessment or governmental charge thereafter imposed on such noteholder solely as a consequence of such consolidation, merger, conveyance, transfer or lease with respect to the payment of principal of, or interest on, the notes;

•	immediately after giving effect to the transaction, no Event of Default, or Default has occurred and is continuing; and

•	the Issuer has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction and the supplemental indenture, if applicable, comply with the indenture and that all conditions precedent provided for in the indenture and relating to such transaction have been complied with.

Notwithstanding anything to the contrary in the foregoing, so long as no event or condition that, with the giving of notice, the lapse of time or failure to satisfy certain specified conditions, or any combination thereof, would constitute an Event of Default under the indenture or the notes or an Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom the Issuer may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to a subsidiary of AmBev in cases when the Issuer is the surviving entity in such a transaction and such transaction would not have a material adverse effect on the Issuer, it being understood that if the Issuer is not the surviving entity, the Issuer shall be required to comply with the requirements set forth in the previous paragraph.

Provision of financial statements and reports

In the event the Issuer shall file any financial statements or reports with the SEC or shall publish or otherwise make such statements or reports publicly available in the Cayman Islands, Brazil, the United States or elsewhere, the Issuer shall furnish a copy of such statements or reports to the trustee within 15 calendar days of the date of filing or the date the information is published or otherwise made publicly available, as the case may be.

Periodic Evidence of Compliance

If the Issuer is required to furnish financial statements and reports to the trustee, the Issuer will also provide an officer’s certificate stating that no Default or Event of Default has occurred during the period covered by such statements and reports.

Further actions

The Issuer will, at its own cost and expense, and will cause its subsidiaries to, at their own cost and expense, satisfy any condition or take any action (including the obtaining or effecting of any necessary consent, approval, authorization, exemption, filing, license, order, recording or registration) at any time required, as may be necessary or as the trustee may reasonably request, in accordance with applicable laws and/or regulations, to be taken, fulfilled or done in order (a) to enable the Issuer to lawfully enter into, exercise its rights and perform and comply with its obligations under the notes, the indenture and the registration rights agreement, (b) to ensure that the Issuer’s obligations under the notes, the indenture and the registration rights agreement are legally binding and enforceable, (c) to make the notes, the indenture and the registration rights agreement admissible in evidence in the courts of the State of New York, the Cayman Islands or Brazil, (d) to enable the trustee to exercise and enforce its rights under and carry out the terms, provisions and purposes of the notes, the indenture and the registration rights agreement, (e) to take any and all action necessary to preserve the enforceability of, and maintain the trustee’s rights under the notes, the indenture and the registration rights agreements and (f) to assist the trustee in the trustee’s performance of its obligations under the notes, the indenture and the registration rights agreement.

Available information

For as long as the notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Issuer will, to the extent required, furnish to any noteholder of a note issued under Rule 144A, or to any prospective purchaser designated by such noteholder, upon request of such noteholder, financial and other information described in paragraph (d)(4) of Rule 144A with respect to the Issuer and AmBev to the extent required in order to permit such noteholder to comply with Rule 144A with respect to any resale of its note, unless during that time, the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, or is exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act and no such information about the Issuer is otherwise required pursuant to Rule 144A.

Appointment to fill a vacancy in the office of the trustee

The Issuer, whenever necessary to avoid or fill a vacancy in the office of the trustee, will appoint in the manner set forth in the indenture, a successor trustee, so that there shall at all times be a trustee with respect to the notes.

REDEMPTION

Redemption at maturity

Unless previously redeemed, or purchased and cancelled, the notes shall be redeemed at their principal amount in U.S. dollars on the final maturity date. The redemption price payable at such time shall be the original principal amount of the notes plus accrued and unpaid interest thereon at the note rate and all other amounts due and payable under the terms of the notes and the indenture.

Early redemption for taxation reasons

The Issuer and AmBev may redeem the notes in whole, but not in part, upon giving not less than 30 nor more than 60 calendar days’ notice to the noteholders if (i) the Issuer has or will become obliged to pay additional amounts as provided or referred to under “Additional Amounts” above or (ii) the Guarantor has or will become obliged to pay additional amounts in respect of payments due under the Guaranty or direct or indirect payments to the Issuer made to permit the Issuer to service the notes reflecting a withholding tax rate in excess of 15%, in each case as a result of any change in, or amendment to, the laws or regulations of the Cayman Islands or Brazil, respectively, or any political subdivision or any authority thereof or therein having power to tax, or any change in the official application or interpretation of such laws or regulations (including a determination by a court of competent jurisdiction), which change or amendment becomes effective on or after the issue date of the notes and, in any such case, such obligation cannot be avoided by the Issuer or the Guarantor taking reasonable measures available to it. However, any such notice of redemption shall be given within 60 calendar days of the earliest date on which the Issuer or AmBev would be obligated to pay such additional amounts if a payment in respect of the notes were then due. Prior to the giving of any notice of redemption described in this paragraph, the Issuer will deliver to the trustee an officers’ certificate stating that the Issuer is entitled to redeem the notes in accordance with the terms in the indenture and stating the facts relating to such redemption. Concurrently, the Issuer or AmBev, as the case may be, will deliver to the trustee a written opinion of counsel to the effect that the Issuer or AmBev, as applicable, has become obligated to pay such additional amounts as a result of a change or amendment described above, that the Issuer or AmBev cannot avoid payment of such additional amounts by taking reasonable measures available to them and that all governmental approvals necessary for the Issuer to effect such redemption have been obtained and are in full force and effect or specifying any necessary approvals that have not been obtained. In any such redemption, the Issuer shall pay the trustee on the date fixed for redemption an amount in U.S. dollars equal to the sum of (i) of the then outstanding principal amount of the notes, (ii) all unpaid interest accrued to the date fixed for redemption and (iii) all other amounts owed to noteholders under the terms of the indenture or the notes. For purposes of this paragraph and notwithstanding anything to the contrary under the terms of the indenture, the notes or the guaranty, any payment made by the Issuer to AmBev with respect to a note or the guaranty shall constitute or be deemed to constitute a payment of other than (i) additional amounts or (ii) taxes, duties, assessments or other governmental charges whatsoever imposed by a taxing jurisdiction. No such redemption shall be effective unless and until the trustee receives the amount payable upon redemption as set forth above.

Cancellation

Any notes redeemed by the Issuer will be immediately cancelled and may not be reissued or resold unless the Issuer (i) procures a person who purchases the notes to be redeemed on the relevant date of redemption and at the relevant redemption price (in which event the notes may be so resold and need not be cancelled) or (ii) notifies the trustee in writing on or prior to the relevant date of redemption that the notes so redeemed by the Issuer will not be cancelled (in which event the notes may be held by the Issuer pending resale as provided in (i) above and need not be cancelled).

PURCHASES OF NOTES BY THE ISSUER AND AMBEV

The Issuer and AmBev, and each of their respective affiliates, may at any time purchase any notes in the open market or otherwise at any price; provided that, in determining whether noteholders holding any requisite principal amount of notes have given any request, demand, authorization, direction, notice, consent or waiver under the indenture, notes owned by the Issuer, AmBev and each of their respective subsidiaries or affiliates shall be deemed not outstanding for purposes thereof. All notes purchased by the Issuer or AmBev or any of their respective affiliates may, at the option of the Issuer or AmBev, continue to be outstanding or be cancelled.

EVENTS OF DEFAULT

The following events will each be an “Event of Default” under the terms of the notes and the indenture:

(a) The trustee shall not receive any amount due from the Issuer under the notes and the indenture or from AmBev under the guaranty in respect of principal on any of the notes, whether on the expected maturity date, upon redemption or on the final maturity date or otherwise by the scheduled due date therefor;

(b) The trustee shall not receive any payment in respect of any interest or other amounts due on or with respect to the notes (including additional amounts, if any), from the Issuer in accordance with the terms of the notes and the indenture or from AmBev under the guaranty by the scheduled due date therefor and such nonreceipt shall continue for a period of 30 calendar days from such scheduled due date;

(c) The Issuer or AmBev, as applicable, shall fail to perform, observe or comply with any term, covenant, agreement or obligation contained in any of the indenture, notes, guaranty or the registration rights agreement and such failure (other than any failure to make any payment contemplated in clause (a) or (b) hereof) is either incapable of remedy or continues for a period of 60 calendar days (inclusive of any time frame contained in any such term, covenant, agreement or obligation for compliance thereunder) after written notice of such failure has been received by the Issuer or AmBev from the trustee;

(d) (i) The acceleration on any indebtedness of the Issuer, AmBev or any subsidiary thereof with total assets of more than U.S.$400,000,000 (or its equivalent in another currency) (each such subsidiary, a “Material Subsidiary”), unless such acceleration is at the option of the Issuer, AmBev or any Material Subsidiary thereof; or (ii) the Issuer, AmBev or any Material Subsidiary thereof fails to pay any indebtedness when due on any final maturity date or, as the case may be, beyond any applicable grace period; provided, however, that the aggregate amount of any such indebtedness falling within (i) and (ii) above (as to which the time for payment has not been extended by the relevant obligees) equals or exceeds U.S.$50,000,000 (or its equivalent in another currency);

(e) One or more final and nonappealable judgments or final decrees are entered against the Issuer, AmBev or any Material Subsidiary thereof involving in the aggregate a liability (not yet paid or reimbursed by insurance) of U.S.$50,000,000 (or its equivalent in another currency) or more, and all such judgments or decrees shall not have been vacated, discharged or stayed within 120 calendar days after the rendering thereof;

(f) Either the Issuer, AmBev or any of their Material Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization, recuperação judicial ou extrajudicial or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seek the appointment of a trustee, receiver, administrador, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment or conveyance for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(g) An involuntary case or other proceeding shall be commenced against either the Issuer, AmBev or any of their Material Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debt under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, administrador, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against either the Issuer, AmBev or any of their Material Subsidiaries under the bankruptcy laws as now or hereafter in effect;

(h) Either the Issuer, AmBev or any of their Material Subsidiaries shall admit in writing its inability to pay its debts as and when they fall due or shall become unable to pay its debts, or shall convene a meeting for the purpose of proposing, or otherwise propose or enter into, any composition or arrangement with its creditors or any group or class thereof, or anything analogous to, or having a substantially similar effect to, any of the events specified in this paragraph (h) or in paragraph (f) or (g) above or (i) below shall occur in any jurisdiction;

(i) Either the Issuer, AmBev or any of their Material Subsidiaries shall cease or threaten to cease to carry out its business except (i) a winding-up, dissolution or liquidation for the purpose of and followed by a consolidation, merger, conveyance or transfer or, in the case of a Material Subsidiary, whereby the undertaking, business and assets of such Material Subsidiary are transferred to or otherwise vested in the Issuer or AmBev, as applicable, or any of their respective subsidiaries or affiliates, or the terms of which shall have been approved by a resolution of a meeting of the noteholders or (ii) a voluntary winding-up, dissolution or liquidation of a Material Subsidiary where there are surplus assets in such Material Subsidiary attributable to the Issuer or AmBev, as applicable, and/or any other subsidiary that is either a Material Subsidiary or will become a Material Subsidiary upon such transfer of assets, and such surplus assets are distributed to the Issuer or AmBev, as applicable, and/or such subsidiary;

(j) Any event occurs that under the laws of the Cayman Islands, Brazil or any political subdivision thereof has substantially the same effect as any of the events referred to in any of paragraph (f), (g), (h) or (i) above;

(k) Any of the notes, the indenture, the guaranty or the registration rights agreement, or any part thereof, shall cease to be in full force and effect or binding and enforceable against the Issuer or AmBev or admissible in evidence in the courts of Brazil, it becomes unlawful for the Issuer or AmBev to perform any material obligation under any of the foregoing, or the Issuer or AmBev shall contest the enforceability of any of the foregoing or deny that it has liability under any of the foregoing;

(l) All or a substantial part of the aggregate property and assets of the Issuer or AmBev or any Material Subsidiary shall be condemned, seized or otherwise appropriated, or custody of such property shall be assumed by any governmental authority or court or any other person purporting to act under the authority of the government of any jurisdiction, or the Issuer or AmBev or any of its Material Subsidiaries shall be prevented from exercising normal control over all or substantial part of such property and such default is not remedied within 30 calendar days after it occurs; or

(m) AmBev fails to retain at least 100% direct or indirect ownership of the outstanding voting or economic interests (equity or otherwise) of and in the Issuer.

REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT

If an Event of Default occurs, and is continuing, the trustee shall, upon the request of noteholders holding not less than 25% in principal amount of the notes then outstanding, by written notice to the Issuer (and to the trustee if given by noteholders) declare the principal amount of all of the notes and all accrued interest thereon immediately due and payable; provided that if an Event of Default described in paragraph (f), (g), (h), (i) or (j) above occurs and is continuing, then and in each and every such case, the principal amount of all of the notes and all accrued interest thereon shall, without any notice to the Issuer or any other act by the trustee or any noteholder, become and be accelerated and immediately due and payable. Upon any such declaration of acceleration, the principal of the notes so accelerated and the interest accrued thereon and all other amounts payable with respect to the notes shall be immediately due and payable. If the Event of Default or Events of Default giving rise to any such declaration of acceleration shall be cured following such declaration, such declaration may be rescinded by noteholders holding a majority of the notes.

The noteholders holding at least a majority of the aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, or that the trustee determines in good faith may involve the trustee in personal liability, or that the trustee reasonably believes it will not be adequately indemnified against the costs, expenses or liabilities, which might be incurred, or that may be unduly prejudicial to the rights of noteholders not taking part in such direction and the trustee may take any other action it deems proper that is not inconsistent with any such direction received from noteholders. A noteholder may not pursue any remedy with respect to the indenture or the notes unless:

(i) the noteholder gives the trustee written notice of a continuing Event of Default;

(ii) noteholders holding not less than 25% in aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

(iii) such noteholder or noteholders offer the trustee adequate security and indemnity satisfactory to the trustee against any costs, liability or expense;

(iv) the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(v) during such 60-day period, noteholders holding a majority in aggregate principal amount of the outstanding notes do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any noteholder to receive payment of the principal of, premium, if any, interest on or additional amounts related to such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the noteholder.

MODIFICATION OF THE INDENTURE

The Issuer and the trustee may, without the consent of the noteholders, amend, waive or supplement the indenture for certain specific purposes, including, among other things, curing ambiguities, defects or inconsistencies, or making any other provisions with respect to matters or questions arising under the indenture or the notes or making any other change that will not adversely affect the interest of any noteholder.

In addition, with certain exceptions, the indenture may be modified by the Issuer and the trustee with the consent of the holders of a majority of the aggregate principal amount of the notes then outstanding. However, no modification may, without the consent of the noteholder of each outstanding note:

•	change the maturity of any payment of principal of or any installment of interest on any note;

•	reduce the principal amount or the rate of interest, or change the method of computing the amount of principal or interest payable on any date;

•	change any place of payment where the principal of or interest on notes is payable;

•	change the coin or currency in which the principal of or interest on the notes is payable;

•	impair the right of the noteholders to institute suit for the enforcement of any payment on or after the date due;

•	reduce the percentage in principal amount of the outstanding notes, the consent of whose noteholders is required for any modification or the consent of whose noteholders is required for any waiver of compliance with certain provisions of the indenture or certain defaults under the indenture and their consequences provided for in the indenture; or

•	modify any of the provisions of certain sections of the indenture, including the provisions summarized in “— Modification of the Indenture,” except to increase any percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each noteholder.

DEFEASANCE AND COVENANT DEFEASANCE

The Issuer may, at its option, elect to be discharged from the Issuer’s obligations with respect to the notes. In general, upon a defeasance, the Issuer will be deemed to have paid and discharged the entire Indebtedness represented by the notes and to have satisfied all of the Issuer’s obligations under the notes and the indenture except for (i) the rights of the noteholders to receive payments in respect of the principal of and interest and additional amounts, if any, on the notes when the payments are due, (ii) certain provisions of the indenture relating to ownership, registration and transfer of the notes, (iii) the covenant relating to the maintenance of an office or agency in New York and (iv) certain provisions relating to the rights, powers, trusts, duties and immunities of the trustee.

In addition, the Issuer may, at its option, and at any time, elect to be released with respect to the notes from the covenants described above under the caption “— Certain Covenants” (“covenant defeasance”). Following such covenant defeasance, the occurrence of a breach or violation of any such covenant with respect to the notes will not constitute an Event of Default under the indenture, and certain other events (not including, among other things, non-payment or bankruptcy and insolvency events) described under “— Events of Default” also will not constitute Events of Default.

In order to exercise either defeasance or covenant defeasance, the Issuer will be required to satisfy, among other conditions, the following:

•	the Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the noteholders, cash in U.S. dollars or U.S. government obligations, or a combination thereof, in amounts sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay and discharge the principal of and each installment of interest on the notes on the stated maturity of such principal or installment of interest in accordance with the terms of the indenture and the notes and all amounts owing or to become owing to the trustee in accordance with the indenture;

•	in the case of an election to fully defease the notes, the Issuer must deliver to the trustee an opinion of counsel stating that (x) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (y) since the date of the indenture there has been a change in the applicable U.S. Federal income tax law or the interpretation thereof, in either case to the effect that, and based thereon, the opinion of counsel shall confirm that, the noteholders will not recognize gain or loss for U.S. Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. Federal income tax on the same amount, in the same manner and at the same time as would have been the case if such deposit, defeasance and discharge had not occurred;

•	in the case of a covenant defeasance, the Issuer must deliver to the trustee an opinion of counsel to the effect that the noteholders will not recognize gain or loss for U.S. Federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same time as would have been the case if such deposit and covenant defeasance had not occurred;

•	no Event of Default, or event or condition that with the giving of notice, the lapse of time or failure to satisfy certain specified conditions, or any combination thereof, would become an Event of Default, including, with respect to certain events of bankruptcy or insolvency, has occurred and is continuing with respect to the notes, at any time during the period ending on the 121st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period);

•	the Issuer must deliver to the trustee an opinion of counsel to the effect that payment of amounts deposited in trust with the trustee will not be subject to future taxes, duties, fines, penalties, assessments or other governmental charges imposed by a taxing jurisdiction, except to the extent that additional amounts in respect thereof shall have been deposited in trust with the trustee;

•	the Issuer must deliver to the trustee an opinion of counsel to the effect that such defeasance or covenant defeasance shall not result in a breach or violation of, or constitutes a default under, any other agreement or instrument to which the Issuer is a party or by which it is bound; and

•	such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company as defined under the Investment Company Act of 1940, as amended.

THE TRUSTEE

Deutsche Bank Trust Company Americas is the trustee under the indenture and has been appointed by the Issuer as registrar and paying agent with respect to the notes. The Issuer may have normal banking relationships with Deutsche Bank Trust Company Americas in the ordinary course of business. The address of the trustee is 60 Wall Street — MS-2710, New York, NY 10005, United States.

PAYING AGENTS; TRANSFER AGENTS; REGISTRAR

The Issuer has initially appointed Deutsche Bank Trust Company Americas as paying agent, registrar and transfer agent. The Issuer may at any time appoint new paying agents, transfer agents and registrars. However, the Issuer will at all times maintain a paying agent in New York City until the notes are paid.

The Issuer will maintain a paying agent and transfer agent in Luxembourg so long as the rules of the Luxembourg Stock Exchange so require. The Issuer will provide prompt notice of the termination, appointment or change in the office of any Luxembourg paying agent or Luxembourg transfer agent acting in connection with the notes.

NOTICES

For as long as the notes are listed on the Luxembourg Stock Exchange, the Issuer will publish any change as to the identity of the Luxembourg paying and transfer agent in a leading newspaper in Luxembourg, which is expected to be d’Wort, or on the website of the Luxembourg Stock Exchange (www.bourse.lu).

In addition, the Issuer will mail notices to the registered address of the noteholders as provided in the register. So long as DTC, or its nominee, is the registered holder of the global notes, each person owning a beneficial interest in a global note must rely on the procedures of DTC to receive notices provided to DTC. Each person owning a beneficial interest in a global note who is not a participant in DTC must rely on the procedures of the participant through which the person owns its interest in the global note to receive notices provided to DTC.

GOVERNING LAW

The indenture and the notes are governed by the laws of the State of New York.

JURISDICTION

The Issuer has consented to the non-exclusive jurisdiction of any court of the State of New York or any U.S. Federal court sitting in the Borough of Manhattan, the City of New York, New York, United States, and any appellate court from any thereof. The Issuer has appointed CT Corporation System, 111 Eighth Avenue, New York, NY 10011 as its authorized agent upon which service of process may be served in any action or proceeding brought in any court of the State of New York or any U.S. Federal court sitting in the Borough of Manhattan, the City of New York in connection with the indenture or the notes.

WAIVER OF IMMUNITIES

To the extent that the Issuer may in any jurisdiction claim for itself or its assets immunity from a suit, execution, attachment, whether in aid of execution, before judgment or otherwise, or other legal process in connection with the indenture and the notes and to the extent that in any jurisdiction there may be immunity attributed to the Issuer or the Issuer’s assets, whether or not claimed, the Issuer has irrevocably agreed for the benefit of the noteholders not to claim, and irrevocably waive, the immunity to the full extent permitted by law.

CURRENCY RATE INDEMNITY

The Issuer has agreed that, if a judgment or order made by any court for the payment of any amount in respect of any notes is expressed in a currency other than U.S. dollars, the Issuer will indemnify the relevant noteholder against any deficiency arising from any variation in rates of exchange between the date as of which the denomination currency is notionally converted into the judgment currency for the purposes of the judgment or order and the date of actual payment. This indemnity will constitute a separate and independent obligation from the Issuer’s other obligations under the indenture, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due under the indenture or the notes.

FORM, DENOMINATION AND REGISTRATION

The notes will be issued in registered form without interest coupons. No notes will be issued in bearer form.

The Issuer has agreed to maintain a paying agent, registrar and transfer agent in the Borough of Manhattan, the City of New York and to maintain a Luxembourg paying agent and Luxembourg transfer agent in Luxembourg. The Issuer has initially appointed the trustee at its corporate trust office as principal paying agent, transfer agent, authenticating agent and registrar and Deutsche Bank Luxembourg S.A. as its paying agent and Luxembourg transfer agent for all notes. Each transfer agent will keep a register, subject to such reasonable regulations as the Issuer may prescribe.

BOOK-ENTRY; DELIVERY AND FORM

Notes issued in the exchange offer will be represented by a single, permanent global note in definitive, fully registered book-entry form (the “global note”) which will be registered in the name of a nominee of DTC and deposited upon issuance with the trustee as custodian for DTC.

GLOBAL NOTES

The Issuer expects that pursuant to procedures established by DTC (a) upon deposit of the global notes, DTC or its custodian will credit on its internal system portions of the global notes to the respective accounts of persons who have accounts therewith and (b) ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants as defined below) and the records of participants (with respect to interests of persons other than participants). Except as otherwise described herein, investors may hold their interests in a global note directly through DTC only if they are participants in such system, or indirectly through organizations which are participants in such system.

You may hold your interests in the global note directly through Clearstream or Euroclear if you are a participant in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold such interests in the global note on the books of their respective depositories, which in turn will hold such interests in the depositories’ names on the books of DTC.

So long as DTC or its nominee is the registered owner or holder of any global note, DTC or such nominee will be considered the sole owner or noteholder represented by that global note for all purposes under the indenture and the notes. No beneficial owner of an interest in any note will be able to transfer such interest except in accordance with the applicable procedures of DTC and, if applicable, Euroclear and Clearstream, in addition to those provided for under the indenture.

Payments of principal of and interest (including additional amounts) on the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Issuer, the trustee or any paying agent under the indenture will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests representing any notes held by DTC or its nominee.

The Issuer expects that DTC or its nominee, upon receipt of any payment of principal of or premium and interest (including Additional Amounts) on a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee.

Payment to owners of beneficial interests in a global note held through such participant will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a certificated note for any reason, including to sell notes to persons in jurisdictions which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the applicable global note in accordance with the normal procedures of DTC and those procedures set forth in the indenture. Consequently, the ability to transfer interests in a global note to such persons may be limited.

Transfers of physical notes to a person who will hold through a global note will be made only in accordance with the applicable procedures.

Subject to compliance with the transfer restrictions applicable to the notes, the Issuer understands that crossmarket transfers between DTC participants, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such crossmarket transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels or Luxembourg time, respectively). The Issuer understands that Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Regulation S global note in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to the depositories of Clearstream or Euroclear.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a restricted global note from a DTC participant will be credited during the securities settlement processing day immediately following the DTC settlement date, and such credit will be reported to the relevant Euroclear or Clearstream participant on such business day following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of interests in the Regulation S global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the Business Day following settlement in DTC.

The Issuer expects that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of the participant to whose interests in the applicable global notes are credited and only in respect of the aggregate principal amount of notes as to which such participant has given such direction. However, if there is an Event of Default under the indenture and the notes and the holders of more than 50% of the total principal amount of the notes represented by the global note advise the trustee in writing that it is in the holders’ best interest to do so, DTC will exchange the applicable global note for physical notes (as defined below), which it will distribute to participants and which will be legended to the extent set forth under “Notice to Investors.”

The Issuer understands that DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Issuer further understands that DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations (“participants”). The Issuer further understands that indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship, either directly or indirectly, with a participant (“indirect participants”).

Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in the global notes among the DTC participants, Euroclear and Clearstream, they are under no obligation to perform such procedures, and such procedures may be discontinued or modified at any time. None of the Issuer, the trustee or the paying agent will have any responsibility for the performance by DTC, Euroclear, Clearstream, the participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

PHYSICAL NOTES

Interests in the global notes will be exchangeable or transferable, as the case may be, for physical notes (“physical notes”) if (i) DTC notifies the Issuer that it is unwilling or unable to continue as depositary for the global notes, or DTC ceases to be a “clearing agency” registered under the Exchange Act, and a successor depositary is not appointed by the Issuer within 90 calendar days, (ii) the Issuer, at its option, elects to terminate the book-entry system through a depositary or (iii) an Event of Default has occurred and is continuing with respect to the global notes and the holders of more than 50% of the total principal amount of the notes represented by the global note advise the trustee in writing that it is in the holders’ best interest to do so.

REPLACEMENT, EXCHANGE AND TRANSFER OF NOTES

If a note becomes mutilated, destroyed, lost or stolen, the Issuer may issue, and the trustee will authenticate and deliver, a substitute note in replacement. In each case, the affected noteholder will be required to furnish to the Issuer, the trustee and certain other specified parties an indemnity under which it will agree to pay the Issuer, the trustee and certain other specified parties for any losses they may suffer relating to the note that was mutilated, destroyed, lost or stolen. The Issuer and the trustee may also require that the affected noteholder present other documents or proof. The affected noteholder will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, lost or stolen note.

Under certain limited circumstances, beneficial interests in the global note may be exchanged for physical notes. If the Issuer issues physical notes, a noteholder of such physical note may present its notes for exchange with notes of a different authorized denomination, together with a written request for an exchange, at the office or agency of the Issuer designated for such purpose in the City of New York or Luxembourg. In addition, the noteholder of any physical note may transfer such physical note, in whole or in part, by surrendering it at any such office or agency together with an executed instrument of assignment. Each new physical note issued in connection with a transfer of one or more physical notes will be available for delivery from the registrar and the Luxembourg transfer agent within five Luxembourg business days after receipt by the registrar and the Luxembourg transfer agent of the relevant original physical note or physical notes and the relevant executed instrument of assignment. Transfers of the physical notes will be effected without charge by or on behalf of the Issuer, the registrar or the Luxembourg transfer agent, but only upon payment (or the giving of such indemnity as the registrar or such transfer agent may require in respect) of any tax or other governmental charges which may be imposed in relation thereto.

The Issuer will not charge the noteholders of notes for the costs and expenses associated with the exchange, transfer or registration of transfer of the notes. The Issuer may, however, charge the noteholders of notes for any other tax or governmental charges. The Issuer may reject any request for an exchange or registration of transfer of any note (i) made within 15 calendar days of the mailing of a notice of redemption of notes or (ii) made between any regular record date and the next interest payment date.

DESCRIPTION OF THE GUARANTY

The following summary describes certain provisions of the guaranty. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the guaranty.

GENERAL

In connection with the execution and delivery of the indenture and the notes, AmBev, the parent company and the direct or indirect owner of all of the outstanding equity securities of the Issuer, entered into the guaranty with and for the benefit of the trustee and the noteholders. The guaranty provides that AmBev will unconditionally and irrevocably guarantee the due and punctual payment, whether at the expected maturity date, by acceleration or otherwise, of all sums from time to time payable by the Issuer under or with respect to the indenture and the notes whether such sums are in respect of principal, interest, any make-whole premium or any other amounts due in respect of the notes.

RANKING

The obligation of AmBev under the guaranty ranks pari passu with all other senior unsecured and unsubordinated obligations of AmBev (other than obligations preferred by statute or by operation of law).

PAYMENTS

General

In the event that the Issuer does not make payments to the trustee of all or any portion of the guaranteed obligations, upon notice of such non-payment by the trustee, AmBev will make immediate payment to the trustee of all or any portion of the guaranteed obligations owing or payable under the indenture and the notes. This notice shall specify the amount of principal and accrued interest and other amounts due on or with respect to the indenture and/or the notes that were not paid on the date that such amounts were required to be paid under the terms of the indenture and the notes.

The obligations of AmBev under the guaranty shall be absolute and unconditional upon receipt of the foregoing notice from the trustee absent manifest error and continuing and shall remain in full force and effect until all the guaranteed obligations have been paid and satisfied in full. Under the guaranty, AmBev has agreed that the guaranteed obligations will be paid strictly in accordance with the terms of the indenture and the notes, regardless of any law, regulation or order in any jurisdiction affecting any such terms or the rights of the trustee with respect thereto.

All amounts payable by AmBev under the guaranty shall be payable in U.S. dollars and in immediately available funds to the trustee at the account specified by the trustee.

Subrogation

Until such time as the trustee has irrevocably been paid in full all amounts owing under the notes, the indenture and the guaranty, AmBev irrevocably waives any claim or other rights it may acquire against the Issuer that arise from the existence, payment, performance or enforcement of the Issuer’s obligations under the notes, the indenture and the guaranty, without limitation, any right of subrogation, reimbursement, exoneration, contribution, or indemnification or any right to participate in any claim or remedy of the trustee against the Issuer, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law including, without limitation, the right to take or receive from the Issuer, directly or indirectly, in cash or other property or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to AmBev in violation of the preceding sentence and the amounts owing to the trustee under the notes, the indenture and the guaranty shall not have been irrevocably paid in full, then such amount shall be deemed to have been paid to AmBev for the benefit of, and held in trust for the benefit of, the trustee, and shall forthwith be paid to the trustee. AmBev acknowledges that it will receive direct and indirect benefits from the issuance of the notes and that the waiver set forth in this paragraph is knowingly made in contemplation of such benefits.

Continuation of guaranty

The guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of all or any portion of the guaranteed obligations is rescinded or must otherwise be returned by the trustee upon the insolvency, bankruptcy or reorganization of the Issuer, AmBev, the trustee or otherwise, all as though such payment had not been made.

CERTAIN COVENANTS

For so long as any of the notes are outstanding and AmBev has obligations under the guaranty, AmBev will comply with the terms of the covenants, among others, set forth below:

Performance of obligations under the transaction documents

AmBev shall duly and punctually cause the Issuer to pay all amounts owed by it and comply with all its other obligations under the terms of the notes, the indenture and the registration rights agreement and itself shall comply with its obligations under the guaranty and the registration rights agreement.

Maintenance of corporate existence

AmBev will, and will cause each of its subsidiaries to, maintain in effect its corporate existence and all registrations necessary therefor and take all reasonable actions to maintain all rights, privileges, titles to property, franchises, concessions and the like necessary or desirable in the normal conduct of its business, activities or operations; provided that, this covenant shall not require AmBev or any of its subsidiaries to maintain any such right, privilege, title to property or franchise or the like or require AmBev to preserve the corporate existence of any subsidiary, if the failure to do so does not, and will not, have a material adverse effect on AmBev and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

Maintenance of properties

AmBev will, and will cause each of its subsidiaries to, keep all its property used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted; provided that, this covenant shall not require AmBev or any of its subsidiaries to maintain any such right, privilege, title to property or franchise if the failure to do so does not, and will not, have a material adverse effect on AmBev and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

Compliance with laws

AmBev will comply, and will cause its subsidiaries to comply with all applicable laws, rules, regulations, orders and directives of any government or government authority or agency having jurisdiction over AmBev, AmBev’s business or any of the transactions contemplated herein, except where the failure so to comply would not have a material adverse effect on AmBev and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

Maintenance of government approvals

AmBev will, and will cause its subsidiaries to, duly obtain and maintain in full force and effect all governmental approvals, consents or licenses of any government or government agency or authority under the laws of Brazil or any other jurisdiction having jurisdiction over AmBev or its subsidiaries necessary in all cases for each of AmBev and the Issuer to perform its respective obligations under the transaction documents to which it is a party (including, without limitation, any authorization required to obtain and transfer U.S. dollars or any other currency which at that time is legal tender in the United States, out of Brazil or the Cayman Islands in connection with the notes, the indenture and the guaranty) or for the validity or enforceability thereof, except where the failure to do so would not have a material adverse effect on AmBev and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

Payments of taxes and other claims

AmBev will, and will cause each of its subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon AmBev or such subsidiary, as the case may be, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of AmBev or such subsidiary, as the case may be; provided, however, that neither AmBev nor any subsidiary will be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith and, if appropriate, by appropriate legal proceedings or where the failure to do so would not have a material adverse effect on AmBev and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

Maintenance of ownership of the Issuer

For so long as any notes are outstanding, AmBev will retain 100% direct or indirect ownership of the outstanding voting and economic interests (equity or otherwise) of and in the Issuer. Failure to maintain such ownership will constitute an Event of Default under the indenture.

Maintenance of books and records

AmBev shall maintain books, accounts and records in accordance with Brazilian GAAP, unless it is otherwise doing so under U.S. GAAP in accordance with its status as a foreign private issuer under the Securities Act.

Maintenance of office or agency

AmBev shall maintain an office or agency in the Borough of Manhattan, the City of New York, where notices to and demands upon AmBev in respect of the guaranty may be served. Initially this office will be the offices of CT Corporation System located at 111 Eighth Avenue, New York, NY 10011, and AmBev will agree not to change the designation of such office without prior notice to the trustee and designation of a replacement office in the same general location.

Ranking

AmBev ensured that the guaranty constitutes general senior unsecured and unsubordinated obligations of AmBev and will rank pari passu, without any preferences among themselves, with all other present and future unsecured and unsubordinated obligations of AmBev (other than obligations preferred by statute or by operation of law).

Notice of certain events

AmBev will give notice to the trustee, as soon as is practicable and in any event within ten calendar days after AmBev becomes aware, or should reasonably become aware, of the occurrence of any Event of Default or a Default under the notes and the indenture, accompanied by a certificate of a responsible officer of AmBev setting forth the details of such Event of Default or Default and stating what action AmBev proposes to take with respect thereto.

Limitation on consolidation, merger, sale or conveyance

AmBev will not, in one or a series of transactions, consolidate or amalgamate with or merge into any corporation or convey, lease or transfer all or substantially all of its properties, assets or net sales to any person (other than a direct or indirect subsidiary of AmBev) or permit any person (other than a direct or indirect subsidiary of AmBev) to merge with or into it unless:

•	either AmBev is the continuing entity or the person formed by such consolidation or into which AmBev is merged or that acquired or leased such property or assets of AmBev will be a company organized and validly existing under the laws of Brazil, the United States or any country that is a member of the European Union and shall assume (jointly and severally with AmBev unless AmBev shall have ceased to exist as part of such merger, consolidation or amalgamation), by an amendment to the guaranty (the form and substance of which shall be previously approved by the trustee), all of AmBev’s obligations under the guaranty;

•	the successor company (jointly and severally with AmBev unless AmBev shall have ceased to exist as part of such merger, consolidation or amalgamation) agrees to indemnify each noteholder against any tax, assessment or governmental charge thereafter imposed on such noteholder solely as a consequence of such consolidation, merger, conveyance, transfer or lease with respect to the payment of principal of, or interest on, the notes;

•	immediately after giving effect to the transaction, no Event of Default, and no Default has occurred and is continuing; and

•	AmBev has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction and the amendment to the guaranty, if applicable, comply with the terms of the guaranty and that all conditions precedent provided for in the guaranty and relating to such transaction have been complied with.

Notwithstanding anything to the contrary in the foregoing, so long as no event or condition that, with the giving of notice, the lapse of time or failure to satisfy certain specified conditions, or any combination thereof would constitute an Event of Default under the indenture or the notes or an Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom:

•	AmBev may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to a direct or indirect subsidiary of AmBev in cases when AmBev is the surviving entity in such transaction and such transaction would not have a material adverse effect on AmBev and its subsidiaries taken as a whole, it being understood that if AmBev is not the surviving entity, AmBev shall be required to comply with the requirements set forth in the previous paragraph; or

•	any direct or indirect subsidiary of AmBev may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any person (other than AmBev or any of its subsidiaries or affiliates) in cases when such transaction would not have a material adverse effect on AmBev and its subsidiaries taken as a whole; or

•	any direct or indirect subsidiary of AmBev may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any other direct or indirect subsidiary of AmBev; or

•	any direct or indirect subsidiary of AmBev may liquidate or dissolve if AmBev determines in good faith that such liquidation or dissolution is in the best interests of AmBev, and would not result in a material adverse effect on AmBev and its subsidiaries taken as a whole and if such liquidation or dissolution is part of a corporate reorganization of AmBev.

Limitation on liens

AmBev will not, and will not cause or permit any of its subsidiaries to, issue, assume or guarantee any Indebtedness, if that Indebtedness is secured by a Lien upon any Guarantor Specified Property now owned or hereafter acquired, unless, together with the issuance, assumption or guarantee of such Indebtedness, the notes shall be secured equally and ratably with (or prior to) such Indebtedness.

This restriction does not apply to:

(i) any Lien in existence on the date of the guaranty;

(ii) any Lien on any property acquired, constructed or improved by AmBev or any of its subsidiaries after the date of the indenture which is created, incurred or assumed contemporaneously with, or within 12 months after, that acquisition (or in the case of any such property constructed or improved, after the completion or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price of such property or the costs of that construction or improvement (including costs such as escalation, interest during construction and finance costs); provided that in the case of any such construction or improvement the Lien shall not apply to any other property owned by AmBev or any of its subsidiaries, other than any unimproved real property on which the property so constructed, or the improvement, is located;

(iii) any Lien on Guarantor Specified Property which secures Indebtedness owing to an Official Lender;

(iv) any Lien on any property existing at the time of its acquisition and which is not created as a result of or in connection with or in anticipation of that acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of that property);

(v) any Lien on any property acquired from a corporation or any other Person which is merged with or into AmBev or its subsidiaries, or any Lien existing on property of a corporation or any other Person which existed at the time such corporation becomes a subsidiary of AmBev and, in either case, which is not created as a result of or in connection with or in anticipation of any such transaction (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such corporation);

(vi) any Lien which secures only Indebtedness owing by any of AmBev’s subsidiaries, to one or more of AmBev’s subsidiaries or to AmBev and one or more of AmBev’s subsidiaries;

(vii) any Lien arising by operation of law and arising in the ordinary course of business of AmBev or its subsidiaries, such as tax, merchants’, maritime or other similar liens (including any judicial liens);

(viii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) through (vii) inclusive; provided that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property); and

(ix) any Lien of AmBev or any of its subsidiaries that does not fall within paragraphs (i) through (viii) above and that secures an aggregate amount of Indebtedness which, when aggregated with Indebtedness secured by all other Liens of AmBev and its subsidiaries permitted under this paragraph (ix) at any time does not exceed 10% of Consolidated Net Tangible Assets at the time any such Indebtedness is issued, assumed or guaranteed by AmBev or any of its subsidiaries or at the time any such Lien is entered into.

As used herein, the following terms have the respective meanings set forth below:

“Consolidated Net Tangible Assets” means the total amount of assets of AmBev and its consolidated subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets, after deducting therefrom (i) all current liabilities of AmBev and its consolidated subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent financial statements delivered by AmBev to the trustee pursuant to “— Provision of financial statements and reports.”

“Guarantor Specified Property” means (i) any manufacturing facility, including land and buildings and other improvements thereon and equipment located therein, (ii) any executive offices, administrative buildings, and research and development facilities, including land and buildings and other improvements thereon and equipment located therein, in each case of AmBev or any of its subsidiaries, and (iii) any intangible assets, including, without limitation, any brand names, trademarks, copyrights, patents and similar rights and any income (licensing or otherwise), proceeds of sale or other revenue therefrom. For the avoidance of doubt, Guarantor Specified Property excludes any receivables or cash flow arising from the sales of goods and services by AmBev or any of its subsidiaries in the ordinary course of business.

“Hedge Agreements” means interest rate protection agreements, interest rate swaps, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Indebtedness” of any Person means, without duplication,

(i) indebtedness of such Person for borrowed money;

(ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade accounts payable for which there is no interest due and payable (other than default interest)

according to the terms of such obligations and which are incurred in the ordinary course of such Person’s business but only if and for so long as the same remain payable on customary trade terms);

(iii) all reimbursement or payment obligations of such Person with respect to letters of credit, bankers’ acceptances, surety bonds and similar instruments, except for reimbursement or payment obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) above or (iv), (vii) or (viii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth business day following receipt by such Person of a demand for reimbursement);

(iv) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;

(v) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(vi) all net obligations of such Person with respect to Hedge Agreements;

(vii) all direct or indirect guaranties in respect of, and all obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, any indebtedness referred to in clauses (i) through (vi) above; and

(viii) all indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness.

“Lien” means any mortgage, pledge, security interest, aval, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Official Lender” means (a) any Brazilian governmental financial institution, agency or development bank (or any other bank or financial institution representing or acting as agent for any of such institutions, agencies or banks), including, without limitation, Banco Nacional de Desenvolvimento Econômico e Social and the related system, (b) any multilateral or foreign governmental financial institution, agency or development bank (or any other bank or financial institution representing or acting as agent for any such institutions, agencies or banks), including, without limitation, the World Bank, the International Finance Corporation and the Inter-American Development Bank and (c) any governmental authority of jurisdictions where AmBev or any of its subsidiaries conducts business (or any bank or financial institutions representing or acting as agent for such governmental authority).

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any nation or government, any state, province or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Transactions with affiliates

AmBev shall not, and shall not permit any of its subsidiaries to, enter into or carry out (or agree to enter into or carry out) any transaction or arrangement with any affiliate, except for any transaction or arrangement entered into or carried out on terms no less favorable to AmBev or such subsidiary than those which could have been obtained on an arm’s-length basis with a person that is not an affiliate; provided, however, that the foregoing shall not apply to transactions (i) between AmBev and the Issuer or (ii) between or among AmBev, the Issuer and/or any of their respective subsidiaries not involving any other person so long as consummation of any such transaction will not have a material adverse effect on AmBev and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

Provision of financial statements and reports

AmBev will provide to the trustee, in English or accompanied by an English translation thereof, (i) as soon as available and in any case within 60 calendar days after the end of each fiscal quarter (other than the fourth quarter), its unaudited and consolidated balance sheet and statement of income calculated in accordance with Brazilian GAAP and accompanied by a report thereon by an independent public accountant of recognized international standing (unless AmBev is preparing interim financial statements under U.S. GAAP for purposes of filings under the United States securities laws, in which case this clause (i) shall be deemed to apply to U.S. GAAP rather than Brazilian GAAP and such financial statements shall be delivered as soon as available and in any case within 90 calendar days after the end of the fiscal quarter) and (ii) as soon as available and in any case within 180 calendar days after the end of each fiscal year, its audited and consolidated balance sheet and statement of income calculated in accordance with U.S. GAAP or in accordance with Brazilian GAAP, together with a reconciliation to U.S. GAAP in accordance with the rules and regulations of the United States securities laws, and in either case accompanied by a report thereon by an independent public accountant of recognized international standing. AmBev will provide, at least annually, together with the financial statements delivered after the end of each fiscal year an officers’ certificate stating that a review of AmBev’s activities has been made during the period covered by such financial statements with a view to determining whether AmBev has kept, observed, performed and fulfilled its covenants and agreements under the guaranty and that no Event of Default under the indenture and the notes has occurred during such period.

In satisfaction of the foregoing financial statement delivery requirement, AmBev will furnish the links to the websites where of all financial statements and financial reports, promptly upon such statements and reports being publicly available, filed by AmBev with the SEC or published or otherwise made publicly available in Brazil, the United States or elsewhere, and in any case within 15 calendar days of such statements and reports becoming available.

Further actions

AmBev will, at its own cost and expense, and will cause its subsidiaries to, at their own cost and expense, satisfy any condition or take any action (including the obtaining or effecting of any necessary consent, approval, authorization, exemption, filing, license, order, recording or registration) at any time required, as may be necessary or as the trustee may reasonably request, in accordance with applicable laws and/or regulations, to be taken, fulfilled or done in order (a) to enable AmBev to lawfully enter into, exercise its rights and perform and comply with its obligations under the guaranty and each of the other transaction documents to which it is a party, (b) to ensure that AmBev’s obligations under the guaranty and each of the other transaction documents to which it is a party are legally binding and enforceable, (c) to make the guaranty and each of the other relevant transaction documents admissible in evidence in the courts of the State of New York or Brazil, (d) to enable the trustee to exercise and enforce its rights under and carry out the terms, provisions and purposes of the guaranty and each of the other transaction documents, (e) to take any and all action necessary to preserve the enforceability of, and maintain the trustee’s rights under, the guaranty and each of the other transaction documents to which it is a party and (f) to assist the trustee in the trustee’s performance of its obligations under the guaranty and each of the transaction documents.

ADDITIONAL AMOUNTS

Except as provided below, AmBev will make all payments of amounts due under the guaranty without withholding or deducting any present or future taxes, duties, assessments or other governmental charges of any nature imposed by Brazil, the Cayman Islands or any political subdivision of the foregoing. If AmBev is required by law to withhold or deduct any such taxes, duties, assessments or other governmental charges, except as provided below, AmBev will pay the noteholders any additional amounts necessary to ensure that they receive the same amount as they would have received without such withholding or deduction.

AmBev will not, however, pay any additional amounts in connection with any tax, duty, assessment or other governmental charge that is imposed due to any of the following:

•	the noteholder or beneficial owner has some connection (present or former) with the taxing jurisdiction other than merely holding the notes or receiving payments on the notes or under the guaranty (such as citizenship, nationality, residence, domicile, or existence of a business, a permanent establishment, a dependent agent, a place of business or a place of management present or deemed present within the taxing jurisdiction);

•	any tax imposed on, or measured by, net income;

•	the noteholder or beneficial owner fails to comply with any certification, identification or other reporting requirements concerning its nationality, residence, identity or connection with the taxing jurisdiction, if (i) such compliance is required by applicable law, regulation, administrative practice or treaty as a precondition to exemption from all or a part of the tax, duty, assessment or other governmental charge, (ii) the noteholder or beneficial owner is able to comply with such requirements without undue hardship and (iii) at least 30 calendar days prior to the first payment date with respect to which such requirements under the applicable law, regulation, administrative practice or treaty shall apply, AmBev or the trustee has notified all noteholders that they will be required to comply with such requirements;

•	the noteholder fails to present (where presentation is required) its note within 30 calendar days after AmBev has made available to the noteholder a payment of principal or interest, provided that AmBev will pay additional amounts which such noteholder would have been entitled to had the note owned by such noteholder been presented on any day (including the last day) within such 30-day period;

•	any estate, inheritance, gift, value added, use or sales taxes or any similar taxes, assessments or other governmental charges;

•	where any additional amounts are imposed on a payment on the notes and are required to be made pursuant to Council Directive 2003/48/EC of the Council of the European Union on the taxation of savings income in the form of interest payments (or any Directive otherwise implementing the conclusions of the ECOFIN Council meetings of November 26 and 27, 2000, December 13, 2001 and January 21, 2003) or any law implementing or complying with, or introduced in order to conform to, any such Directive;

•	where the noteholder or beneficial owner could avoid any additional amounts by requesting that a payment on the notes be made by, or presenting the relevant notes for payment to, another paying agent located in a member state of the European Union; or

•	any combination of the foregoing.

AmBev will also (i) make such withholding or deduction and (ii) remit the full amount withheld or deducted to the relevant taxing authority in accordance with applicable law. Upon written request from the trustee, AmBev will furnish to the trustee, within five business days after the delivery of such written request, certified copies of tax receipts or, if such receipts are not obtainable, documentation reasonably satisfactory to the trustee evidencing such payment by the Issuer. Upon written request of the noteholders to the trustee, copies of such receipts or other documentation, as the case may be, will be made available to the noteholders. At least 10 business days prior to each date on which any payment under or with respect to the guaranty is due and payable, if AmBev is obligated to pay additional amounts with respect to such payment, AmBev will deliver to the trustee an officers’ certificate stating that additional amounts will be payable, the amounts so payable and setting forth such other information as the trustee shall reasonably request for tax purposes.

AmBev will, upon the written request of any noteholder, indemnify and hold harmless and reimburse such noteholder for the amount of any taxes, duties, assessments or other governmental charges of any nature imposed by Brazil, the Cayman Islands or any political subdivision of the foregoing (other than any such taxes, duties, assessments or other governmental charges for which the noteholder would not have been entitled to receive additional amounts pursuant to any of the conditions described in the second paragraph of this section titled “Additional Amounts”) so imposed on, and paid by, such noteholder as a result of any payment made under or with respect to the guaranty, so that the net amount received by such noteholder after such reimbursement would not be less than the net amount the noteholder would have received if such taxes, duties, assessments or other governmental charges would not have been imposed or levied and so paid.

AmBev will pay any stamp, administrative, court, documentary, excise or property taxes arising in Brazil or the Cayman Islands in connection with the notes and will indemnify the noteholders for any such taxes paid by noteholders.

All references to principal, interest, or other amounts payable under the guaranty shall be deemed to include any additional amounts payable by AmBev under the guaranty. The foregoing obligations shall survive any termination, defeasance or discharge of the notes and the indenture.

If AmBev shall at any time be required to pay additional amounts to noteholders pursuant to the terms of the guaranty, AmBev will use its reasonable endeavors to obtain an exemption from the payment of (or otherwise avoid the obligation to pay) the tax, assessment or other governmental charge which has resulted in the requirement that it pay such additional amounts.

AVAILABLE INFORMATION

For as long as the notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, AmBev will, to the extent required, furnish to any noteholder, or to any prospective purchaser designated by such noteholder, upon request of such noteholder, financial and other information described in paragraph (d)(4) of Rule 144A with respect to the Issuer and AmBev to the extent required in order to permit such noteholder to comply with Rule 144A with respect to any resale of its note, unless during that time, the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, or is exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act and no such information about the Issuer or AmBev is otherwise required pursuant to Rule 144A.

EVENTS OF DEFAULT

There are no events of default under the guaranty. The indenture, however, contains events of default relating to AmBev which may trigger an Event of Default and acceleration of the notes. Upon any such acceleration (including any acceleration arising out of the insolvency or similar events relating to AmBev), if the Issuer fails to pay all amounts then due under the notes and the indenture, AmBev will be obligated to make a payment as described herein. See “Description of the Notes — Events of Default.”

AMENDMENTS

The guaranty may only be amended or waived in accordance with its terms pursuant to a written document which has been duly executed and delivered by AmBev and the trustee, acting on behalf of the noteholders.

The indenture provides that the trustee may, without the consent or approval of the noteholders (but always with the consent or approval of AmBev), amend, waive or supplement the guaranty for certain specific purposes, including, among other things, curing ambiguities, defects or inconsistencies, or making any other provisions with respect to matters or questions arising under the guaranty, the indenture or the notes or making any other change that will not adversely affect the rights of any noteholder.

Except as contemplated above, the indenture provides that the trustee may execute and deliver any other amendment to the guaranty or grant any waiver thereof only with the consent of the noteholders of a majority in aggregate principal amount of the notes then outstanding.

GOVERNING LAW

The guaranty is governed by the laws of the State of New York.

JURISDICTION

AmBev has consented to the non-exclusive jurisdiction of any court of the State of New York or any U.S. Federal court sitting in the Borough of Manhattan, the City of New York, New York, United States and any

appellate court from any thereof. AmBev has appointed CT Corporation System, 111 Eighth Avenue, New York, NY 10011 as its authorized agent upon which service of process may be served in any action or proceeding brought in any court of the State of New York or any U.S. Federal court sitting in the Borough of Manhattan, the City of New York in connection with the guaranty.

WAIVER OF IMMUNITIES

To the extent that AmBev may in any jurisdiction claim for itself or its assets immunity from a suit, execution, attachment, whether in aid of execution, before judgment or otherwise, or other legal process in connection with the guaranty (or the indenture and the notes to the extent related thereto) and to the extent that in any jurisdiction there may be immunity attributed to the Issuer or AmBev or their assets, whether or not claimed, AmBev has irrevocably agreed with the trustee, for the benefit of the noteholders, not to claim, and irrevocably waive, the immunity to the full extent permitted by law.

CURRENCY RATE INDEMNITY

AmBev has agreed that, if a judgment or order made by any court for the payment of any amount in respect of any of its obligations under the guaranty is expressed in a currency other than U.S. dollars, AmBev will indemnify the relevant noteholder, against any deficiency arising from any variation in rates of exchange between the date as of which the denomination currency is notionally converted into the judgment currency for the purposes of the judgment or order and the date of actual payment. This indemnity will constitute a separate and independent obligation from AmBev’s other obligations under the guaranty, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due in respect of the relevant note or under any such judgment or order.

CERTAIN INCOME TAX CONSIDERATIONS

The following is a general summary of the Brazilian, Cayman Islands, and United States tax considerations relating to an investment in the notes by a non-resident of Brazil. It is based on the tax laws as in effect on the date hereof and is subject to any change in law that may come into effect after such date. The information set forth below is intended to be a general description only and does not address all possible tax consequences relating to an investment in the notes.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE CONSEQUENCES OF PURCHASING, OWNING OR DISPOSING OF THE NOTES, INCLUDING, WITHOUT LIMITATION, THE CONSEQUENCES OF THE RECEIPT OF INTEREST AND THE SALE, REDEMPTION OR REPAYMENT OF THE NOTES OR COUPONS.

BRAZILIAN TAXATION

Interest income, which for the purposes of this paragraph includes any deemed income on the difference between the issue price of the notes and the price at which the notes are redeemed (“original discount”) payable by the Issuer on notes, may not, under Brazilian law, be regarded as payable by a Brazilian obligor and, accordingly, Brazilian income and withholding taxes may not apply to notes issued by the Issuer.

Interest income (which for the purposes of this paragraph and the next paragraph includes any deemed income on the difference between the issue price of the notes and the original discount) payable by a guarantor resident in Brazil, such as AmBev, to an individual, company, entity, trust or organization domiciled outside Brazil is subject to withholding income tax, or withholding, which is due from the non-resident beneficiary of the interest. Brazilian tax laws expressly authorize the payor to pay the income or earnings net of taxes and, therefore, to gross up the amount due to include the withholding in the basis. In this case, the burden of the withholding is transferred to the payor. The rate of withholding is 15% unless the holder of the notes is resident in a tax haven (i.e., countries which do not impose any income tax or which impose it at a maximum rate lower than 20% or where the laws impose restrictions on the disclosure of ownership composition or securities ownership), in which case the applicable rate is 25%.

In case AmBev is required to assume the obligation to pay the principal amount of the notes and interest income to the holder, the Brazilian tax authorities could try to impose withholding income tax at a rate of 15% or 25% (as described above).

Generally, any capital gains generated outside Brazil as a result of a transaction between two non-residents of Brazil with assets not located in Brazil are not subject to tax in Brazil. On the other hand, when the assets are located in Brazil, such capital gains are subject to income tax, according to Law No. 10,833, enacted on December 29, 2003. Although the notes will be registered in Luxembourg and although we believe that the notes would not fall within the definition of assets located in Brazil for the purposes of Law No. 10,833, we cannot assure prospective investors that such interpretation will prevail.

In case the notes are deemed to be located in Brazil, capital gains recognized by a non-resident from the sale or other disposition of the notes to a Brazilian resident or a non-resident will be subject to income tax in Brazil at a rate of 15%, or 25% if the seller is located in a tax haven.

Foreign exchange transactions for payments of principal, interest or any other sum due under the guarantee are subject to a financial tax (Imposto sobre operações de crédito, câmbio e seguros, ou relativas a títulos e valores mobiliários, or “IOF”) at the rate of 0.38%. The tax burden generated by the imposition of the IOF will be incurred by AmBev.

Generally, there are no stamp, transfer or other similar taxes in Brazil with respect to the transfer, assignment or sale of the notes outside Brazil, nor are there any inheritance, gift or succession tax applicable to the ownership, transfer or disposition of the notes, except for gift and inheritance taxes imposed in some states of Brazil on gifts and bequests by individuals or entities not domiciled or residing in Brazil to individuals or entities domiciled or residing within such Brazilian states.

CAYMAN ISLANDS TAX CONSIDERATIONS

The Issuer applied for and, on July 2007, received from the Governor in Cabinet of the Cayman Islands an undertaking pursuant to the Tax Concession Law (1999 Revision) of the Cayman Islands that, for a period of 20 years from the date of such undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income gains or appreciation shall apply to the Issuer or its operations and no such tax or tax in the nature of estate duty or inheritance tax shall be payable on the shares, notes or other obligations of the Issuer.

The Issuer has been advised that, under existing Cayman Islands laws:

(1) Payments in respect of the notes and guaranty will not be subject to taxation in the Cayman Islands and no withholding will be required on such payments to any holder of the notes and gains derived from sale of the notes will not be subject to Cayman Islands income or corporate tax. The Cayman Islands currently has no income tax or taxation in the nature of a withholding tax, corporate or capital tax and no estate duty, inheritance tax or gift tax; and

(2) Provided notes are not executed in or brought into the Cayman Islands, no capital or stamp duties are levied in the Cayman Islands on the issue or redemption of the notes. Holders whose notes are brought into the Cayman Islands may in certain circumstances be liable to pay stamp duties imposed under the laws of the Cayman Islands in respect of the notes, and an instrument transferring title to a security which is in registered form would, if brought into or executed in the Cayman Islands, be subject to Cayman Islands stamp duty. Cayman Islands stamp duties of a nominal amount would also be payable in the event that documentation relating to the guaranty were brought into or executed in the Cayman Islands. There is no applicable tax treaty between the United States and the Cayman Islands.

UNITED STATES FEDERAL INCOME TAXATION

Internal Revenue Service Circular 230 Disclosure

PURSUANT TO INTERNAL REVENUE SERVICE CIRCULAR 230, WE HEREBY INFORM YOU THAT THE DESCRIPTION SET FORTH HEREIN WITH RESPECT TO U.S. FEDERAL INCOME TAX ISSUES WAS NOT INTENDED OR WRITTEN TO BE USED, AND SUCH DESCRIPTION CANNOT BE

USED BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. SUCH DESCRIPTION WAS WRITTEN TO SUPPORT THE MARKETING OF THE NOTES. TAXPAYERS SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

This section summarizes the material U.S. Federal income tax consequences to a holder in connection with the exchange offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing final, temporary and proposed Treasury regulations, rulings and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect).

This discussion does not purport to deal with all aspects of U.S. Federal income taxation that may be relevant to a particular holder in light of its particular circumstances and all holders are urged to consult their own tax advisor regarding their particular tax situation. The summary applies only to holders who hold the notes as a “capital asset” (generally, property held for investment) under the Code and who purchase the notes in the initial offering at the issue price. This summary does not address the tax consequences that may be relevant to holders in special tax situations including, for example:

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	banks, mutual funds or other financial institutions;

•	holders (other than Non-United States Holders, as defined below) whose functional currency for tax purposes is not the U.S. dollar;

•	United States expatriates;

•	S corporations or small business investment companies;

•	real estate investment trusts and regulated investment companies;

•	a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) and partners in a partnership or other pass-through entity;

•	grantor trusts;

•	holders that have a functional currency other than the U.S. dollar; or

•	holders who hold the notes as part of a hedge, straddle, conversion or other integrated transaction for U.S. federal income tax purposes.

Further, this summary does not address the alternative minimum tax consequences of holding the notes. In addition, this summary does not address the state, local, foreign or other tax consequences, if any, of holding the notes and does not address any type of United States Federal tax other than income tax.

If you are considering purchasing notes, we suggest that you consult your tax advisors about the tax consequences of purchasing, holding and disposing of the notes in your particular situation.

The exchange of original notes for new notes pursuant to the exchange offer will not be treated as an exchange or other taxable event for United States Federal income tax purposes. Accordingly, there should be no U.S. Federal income tax consequences to holders who exchange original notes for new notes pursuant to the exchange offer and any such holder should have the same adjusted tax basis and holding period in the new notes as it had in the original notes immediately before the exchange.

THE U.S. AND BRAZILIAN AND CAYMAN ISLANDS FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE

APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN SUCH LAWS.

EUROPEAN UNION WITHHOLDING TAX

The Council of the European Union approved, on June 3, 2003, Council Directive 2003/48/EC regarding the taxation of savings income. Under this directive, if a paying agent for interest on a debt claim is resident in one member state of the European Union and an individual who is the beneficial owner of the interest is a resident of another member state, then the former member state will be required to provide information (including the identity of the recipient) to authorities of the latter member state. “Paying agent” is defined broadly for this purpose and generally includes any agent of either the payor or payee. This requirement is subject to the right of Belgium, Luxembourg and Austria to opt instead to withhold tax on the interest during a transitional period (initially at a rate of 15% but rising in steps to 35% after six years). Each member state is required to adopt and publish the laws, regulations and administrative provisions necessary to comply with the directive before January 1, 2004. These provisions will be effective on January 1, 2005, but only if, at least six months before that date, the Council determines by unanimous vote that certain nonmember states have agreed to take similar actions effective on the same date. If the Council does not so determine, the effective date will be delayed. No assurance can be given as to whether, or on what date, the directive or any similar provision might become effective.

THE ABOVE INFORMATION IS SET FORTH IN SUMMARY FORM ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP OF THE NOTES.

ERISA AND CERTAIN OTHER CONSIDERATIONS

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA plans”) and on those persons who are fiduciaries with respect to ERISA plans. Investments by ERISA plans are subject to ERISA’s general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that an ERISA plan’s investments be made in accordance with the documents governing the ERISA plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) prohibit certain transactions involving the assets of an ERISA plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA plans, “plans”)) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such plans, unless a statutory or administrative exemption is applicable to the transaction.

Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code may arise if any notes are acquired by a plan with respect to which AmBev, the issuer of the letter of credit, the insurer or the initial purchasers or any of their respective affiliates is a party in interest or a disqualified person. Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code may be applicable, however, depending in part on the type of plan fiduciary making the decision to acquire notes and the circumstances under which such decision is made. We cannot assure you that any exemption will be available with respect to any particular transaction involving the notes, or, if available, that any particular exemption will cover all possible prohibited transactions. By its purchase of any notes, the purchaser thereof will be deemed to have represented and agreed either that (a) it is not and for so long as it holds the notes will not be an ERISA plan or other plan, an entity whose underlying assets include the assets of any such ERISA plan or other plan, or another employee benefit plan which is subject to any federal, state, local or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase and holding of the notes will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of another employee benefit plan, any substantially similar federal, state, local or foreign law) for which an exemption is not available. Similarly, each transferee of any notes, by virtue of the transfer of such notes to such transferee, will be deemed to have represented and agreed either that (a) it is not an ERISA plan or other plan, an entity whose underlying assets include the assets of any such ERISA plan or other plan, or another employee benefit plan which is subject to any federal, state, local or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase and holding of the notes will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of another employee benefit plan, any substantially similar federal, state, local or foreign law) for which an exemption is not available.

Governmental plans and certain church and other plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to other federal, state, local or foreign laws that are substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of any such plans should consult with their counsel before purchasing any notes.

The foregoing discussion is general in nature and not intended to be all inclusive. Any plan fiduciary who proposes to cause a plan to purchase any notes should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such investment will not constitute or result in a prohibited transaction or any other violation of an applicable requirement of ERISA.

THE SALE OF NOTES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY US OR THE INITIAL PURCHASERS THAT SUCH AN INVESTMENT MEETS ALL RELEVANT REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT SUCH AN INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes only where such original notes were acquired as a result of market-making activities or other trading activities.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to this exchange offer.

LEGAL MATTERS

The validity of the new notes and guaranty under New York law will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York.

The validity of the new notes under Cayman Islands law and certain legal matters in connection with the new notes will be passed upon for us by Maples and Calder.

Certain matters of Brazilian law in connection with the indenture and related guaranty will be passed upon for us by Levy & Salomão Advogados, São Paulo, Brazil.

EXPERTS

The consolidated financial statements of AmBev and its subsidiaries as of and for the year ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, have been incorporated by reference herein in reliance upon the report of KPMG Auditores Independentes, an independent registered public accounting firm, which is incorporated by reference herein, and upon the authority of KPMG Auditores Independentes as experts in accounting and auditing.

The consolidated financial statements of AmBev and its subsidiaries for the years ended December 31, 2006 and 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein in reliance upon the report of Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, which is incorporated by reference herein, and upon the authority of Deloitte Touche Tohmatsu Auditores Independentes as experts in accounting and auditing. The report of Deloitte Touche Tohmatsu Auditores Independentes for the years ended December 31, 2006 and 2005 includes a reference to KPMG LLP’s report related to the financial statements of Labatt Brewing Company Limited for the year ended December 31, 2005.

The report of KPMG LLP, an independent registered public accounting firm, on the financial statements of Labatt Brewing Company Limited for the year ended December 31, 2005 is incorporated by reference herein, and upon the authority of KPMG LLP as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information of AmBev and its subsidiaries for the periods ended March 31, 2008, June 30, 2008 and September 30, 2008, which are incorporated by reference herein, KPMG Auditores Independentes has reported that it applied limited procedures in accordance with professional standards for a review of such information. The reports included in the AmBev Forms 6-K furnished to the SEC on May 28, 2008, on August 21, 2008 and on February 3, 2009 and incorporated by reference herein contain an emphasis paragraph stating that the interim financial information for the periods ended March 31, 2008, June 30, 2008 and September 30, 2008 do not contemplate all changes to the accounting practices introduced by Law no 11,638/07 of December 28, 2007, as the regulatory bodies have not yet issued formal guidance and definitions to companies on the implementation of the changes introduced by this law. The degree of reliance on its reports on such information should be restricted in light of the limited nature of the review procedures applied. KPMG Auditores Independentes is not subject to the liability provisions of Section 11 of the Securities Act for its reports on the unaudited interim consolidated financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and file the following with the SEC:

•	annual reports on Form 20-F, including our annual report on Form 20-F for the fiscal year ended December 31, 2007 and which we refer to in this prospectus as the “2007 Form 20-F”;

•	periodic reports on Form 6-K;

•	other reports that we make public under Brazilian law, file with the CVM and the São Paulo stock exchange, or BOVESPA, or distribute to shareholders, or pursuant to other SEC requirements with respect to our NYSE-listed American Depositary Receipt, or ADR, program; and

•	other information.

You may access and read our SEC filings through the SEC’s Internet site at www.sec.gov. This site contains reports and other information that we file electronically with the SEC.

You may also read and copy any materials, reports or other information that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, materials filed by us may also be inspected at the offices of the New York Stock Exchange, which we refer to as the “NYSE,” at 20 Broad Street, New York, New York 10005.

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and we are not required to file proxy statements with the SEC. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short swing” profit recovery provisions contained in Section 16 of the Exchange Act.

You may obtain copies of any of our SEC filings or any other document described in this prospectus by requesting them in writing or by telephone at the following address and phone number: Deutsche Bank Luxembourg, S.A., 2 Boulevard Konrad, Adenauer, L-1775 Luxembourg, (352) 42122-1.

You may obtain additional information about us through our web site at www.ambev-ir.com. The information contained therein is not part of this prospectus.

INDEX TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Page

Unaudited Consolidated Balance Sheets as of September 30, 2008 and December 31, 2007	F-2
Unaudited Consolidated Statements of Income for each of the Nine-Month Periods ended September 30, 2008 and September 30, 2007	F-3
Unaudited Consolidated Statements of Changes in Shareholders’ Equity for each of the Nine-Month Periods ended September 30, 2008 and September 30, 2007	F-4
Unaudited Consolidated Statements of Cash Flows for each of the Nine-Month Periods ended September 30, 2008 and September 30, 2007	F-5
Notes to Unaudited Consolidated Financial Statements	F-6

Please also refer to Item 18 of our 2007 Form 20-F and to our Interim Form 6-Ks.

COMPANHIA DE BEBIDAS DAS AMÉRICAS — AMBEV

UNAUDITED CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2008
AND DECEMBER 31, 2007

	September 30,	December 31,
	2008	2007
	(Expressed in millions of Brazilian reais)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	2,033.3	2,308.2
Short-term investments	0.1	174.8
Trade accounts receivable, net	1,175.8	1,623.1
Recoverable taxes	652.2	739.3
Deferred income and social contribution taxes	858.3	649.7
Inventories	1,636.9	1,457.8
Other assets	785.2	927.5

Total current assets	7,141.8	7,880.4
NON-CURRENT ASSETS
LONG-TERM ASSETS
Deferred income and social contribution taxes	2,562.0	3,036.8
Escrow and compulsory deposits and tax incentives	671.4	646.2
Properties, machinery and equipment held for sale	67.7	103.0
Financed sale of shares	29.6	41.6
Deferred income from financial instruments	213.2	145.2
Other assets	377.5	374.6

Total long term assets	3,921.4	4,347.4
PERMANENT ASSETS
Investments
Goodwill and negative goodwill	14.297.7	14,983.0
Other	43.4	59.9
Property, plant and equipment	6,575.5	5,981.5
Deferred charges	1,903.3	2,223.6

Total permanent assets	22,820.1	23,248.0
TOTAL	33,883.2	35,475.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Trade accounts payable	1,803.1	2,137.6
Payroll and related charges	359.9	402.4
Loans and financing	3,158.1	2,420.8
Debentures	884.9	55.5
Other taxes payable	987.1	1,261.0
Unrealized loss on derivatives	146.2	709.3
Dividends payable	911.8	36.4
Income and social contribution taxes payable	229.6	720.9
Other liabilities	933.9	742.2

Total current liabilities	9,414.5	8,486.1
LONG-TERM LIABILITIES
Loans and financing	5,302.2	5,310.8
Provisioning for contingencies	680.6	808.4
Sales tax deferrals	585.5	617.4
Debentures	1,248.0	2.065.1
Other liabilities	368.8	424.3

Total long-term liabilities	8,185.1	9,226.0
DEFERRED INCOME	263.3	156.5

MINORITY INTEREST	(1.0)	187.3

SHAREHOLDERS’ EQUITY
Subscribed and paid-in capital	6,599.8	6,105.2
Capital reserves	7,860.4	9,952.6
Profit reserves	429,4	2,521.0
Treasury shares	(105.3)	(1,158.9)
Retained earnings	1,237.0	—

Total shareholders’ equity	16,021.3	17,419.9
TOTAL	33,883.2	35,475.8

The accompanying notes are an integral part of the consolidated financial statements

COMPANHIA DE BEBIDAS DAS AMÉRICAS — AMBEV

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2008 AND 2007

	2008	2007
	(Expressed in millions of Brazilian reais, except for earnings per thousand shares)

GROSS SALES	27,189.5	25,541.3
Value-added and other taxes, discounts and returns	(12,792.3)	(11,719.5)

NET SALES	14,397.2	13,821.8
Cost of sales	(4,962.0)	(4,654.9)

GROSS PROFIT	9,435.2	9,166.8
OPERATING INCOME (EXPENSES)	(6,262.4)	(6,333.9)

Selling and marketing	(3,124.4)	(3,029.4)
General and administrative	(584.2)	(587.8)
Depreciation and amortization	(817.1)	(642.0)
Provision for contingencies and other	(63.4)	19.2
Financial income (expenses), net	(892.7)	(946.5)
Other operating income (expenses), net	(799.9)	(1,148.3)
Equity in results of affiliates	19.3	0.8

OPERATING INCOME	3,172.7	2,832.9
Non-operating income (expenses), net	12.1	30.1

INCOME BEFORE INCOME TAXES, PROFIT SHARING AND MINORITY INTEREST	3,184.8	2,862.9
Provision for Income and social contribution taxes
Current	(771.9)	(605.7)
Deferred	(288.4)	(486.5)

INCOME BEFORE PROFIT SHARING AND MINORITY INTEREST	2,124.5	1,770.7
Employees and management profit sharing	(37.6)	(72.6)

INCOME BEFORE MINORITY INTEREST	2,086.9	1,698.1
Minority interest	8.0	(13.8)

NET INCOME	2,094.9	1,684.3

NUMBER OF SHARES OUTSTANDING AT SEPTEMBER 30, EXCLUDING TREASURY SHARES (IN THOUSANDS)	614,027	620,833

EARNINGS PER SHARE AT SEPTEMBER 30 (WHOLE REAIS) — R$	3.41	2.71

The accompanying notes are an integral part of the consolidated financial statements

COMPANHIA DE BEBIDAS DAS AMÉRICAS — AMBEV

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2008 AND 2007

	Subscribed
	and paid-in	Capital	Legal	Statutory	Treasury	Retained
	Capital	Reserve	Reserve	Reserves	Shares	Earnings	Total
	(Expressed in millions of Brazilian reais)

BALANCES AT DECEMBER 31, 2006	5,716.1	12,870.6	208.8	1,413.3	(940.7)	—	19,268.1
Capital increase upon capitalization of exercise of options of stock ownership plan	128.3						128.3
Capital increase upon capitalization of reserves	260.8	(260.8)					—
Goodwill on subscribed capital		1.1					1.1
Repurchase of own shares for treasury					(2,390.9)		(2,390.9)
Cancellation of treasury shares		(2,760.5)			2.760.5		—
Transfer of treasury shares to stock ownership plan		(38.2)			92.7		54.5
Subsidy of financing and fiscal incentives		90.7					90.7
Net income						1,684.4	1,684.4
Appropriation of net income
Statutory reserve
Interim dividends				(841.8)			(841.8)
Interim interest attributed to shareholders’ equity				(515.0)		(323.5)	(838.5)
Dividends and interest attributed to shareholders’ equity prescribed						8.2	8.2

BALANCES AT SEPTEMBER 30, 2007	6,105.2	9,903.1	208.8	56.5	(478.4)	1,369.1	17,164.3

BALANCES AT DECEMBER 31, 2007	6,105.2	9,952.6	208.8	2,312.2	(1,158.9)	—	17,419.9

Capital increase upon capitalization of reserves	494.6	(494.6)					—
Goodwill on subscribed capital		(11.5)					(11.5)
Advance for future capital increase related to stock ownership plan		55.7					55.7
Repurchase of own shares for treasury					(638.9)		(638.9)
Cancellation of treasury shares		(1,638.2)			1,638.2		—
Transfer of treasury shares to stock ownership plan		(3.6)			54.3		50.7
Subsidy of financing and fiscal incentives Reclassification of reserve				(2,091.7)		2,091.7	—
Net income						2,094.9	2,094.9
Appropriation of net income
Statutory reserve
Interim dividends						(2,195.1)	(2,195.1)
Interim interest attributed to shareholders’ equity						(756.0)	(756.0)
Dividends and interest attributed to shareholders’ equity prescribed						1.5	1.5

BALANCES AT SEPTEMBER 30, 2008	6,599.8	7,860.4	208.8	220.6	(105.3)	1,237.0	16,021.3

The accompanying notes are an integral part of the consolidated financial statements

COMPANHIA DE BEBIDAS DAS AMÉRICAS — AMBEV

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2008 AND 2007

	2008	2007
	(Expressed in millions of Brazilian reais)

Operating activities
Net income for the nine-month periods ended September 30	2,094.9	1,684.4
Expenses (income) not affecting cash and cash equivalents
Depreciation and amortization of deferred charges	1,177.1	976.7
Amortized goodwill, net of realized negative goodwill	1,252.7	1,146.0
Tax, labor and other contingencies	63.4	(19.3)
Negative goodwill in the settlement of tax incentives	(23.9)	(18.3)
Financial charges on tax and fiscal contingencies	8.8	61.2
Provision (reversal) for losses in inventories and permanent assets	4.9	3.5
Provision for restructuring	9.2	13.8
Financial charges and variations on the stock ownership plan	(4.9)	(5.4)
Financial charges and variations on taxes and contributions	36.5	(1.6)
Loss (gain) in the disposal/write-off of permanent assets	21.1	73.7
Exchange variation and charges on financings	861.1	433.1
Exchange variation and unrealized losses (gains) on financial assets	(461.4)	13.3
Decrease in deferred income and social contribution taxes	288.4	485.2
Exchange variation on subsidiaries abroad that do not affect cash	(485.0)	204.0
Minority interest	(8.0)	13.8
Equity in the results of subsidiaries	(19.3)	(0.8)
Loss (Recovery) of extemporaneous credits	0.2	(19.5)
Interest gain (loss) in subsidiaries	20.2	(3.0)
Decrease (increase) in assets
Trade accounts receivable	453.9	414.9
Taxes recoverable	12.5	4.1
Inventories	(153.0)	68.1
Judicial deposits	(32.3)	11.4
Prepaid expenses	112.8	114.5
Other	20.6	(138.8)
Increase (decrease) in liabilities
Suppliers	(358.3)	244.4
Salaries, profit sharing and social charges	(50.5)	(35.6)
Income tax, social contribution and other taxes	(727.0)	(131.4)
Contingencies paid	(127.0)	(107.1)
Other	(69.4)	5.6

Cash generated by operating activities	3,918.3	5,491.0

Investing activities
Marketable securities, maturity over 90 days	139.7	(128.5)
Acquisition of investments, net of cash acquired	(654.0)	(403.9)
Initial cash — Incorporation of new company	—	3.5
Disposal of property, plant and equipment and investments	134.6	60.6
Acquisition of property, plant and equipment	(1,263.0)	(1,060.0)
Capital increase in subsidiary	—	(12.7)
Expenditures in deferred charges	(5.3)	(11.1)

Cash used in investing activities	(1,648.0)	(1,552.1)

Financing activities
Financings
Issuance	6,379.1	6,628.5
Amortization	(6,506.9)	(7,095.8)
Changes in the capital of minority shareholders	(12.1)	(3.7)
Capital increase (decrease)	41.1	134.8
Advances to employees for purchase of shares — Plan	35.2	71.3
Share buyback	(615.6)	(2,425.6)
Payment of dividends and interest attributed to shareholders’ equity	(2,044.3)	(669.7)

Cash used in financing activities	(2,723.4)	(3,360.2)

Exchange rate gains or losses on cash	178.3	(86.9)
(Decrease) Increase in cash and cash equivalents	(274.9)	491.8

Opening balance of cash and cash equivalents	2,308.2	1,538.9
Closing balance of cash and cash equivalents	2,033.3	2,030.7

(Decrease) Increase in cash and cash equivalents	(274.9)	491.8

Additional information on cash flow
Payment of interest on loans	553.7	505.1
Payment of income and social contribution taxes on net profits	526.2	394.3

The accompanying notes are an integral part of the consolidated financial statements

Monetary amounts in millions, unless otherwise stated.

1.	OUR GROUP AND OPERATIONS

a)	Overview

Companhia de Bebidas das Américas — AmBev (referred to as “Company” or “AmBev” or “we”) is a publicly-held company incorporated under the laws of the Federative Republic of Brazil, headquartered in São Paulo, Brazil. AmBev and its subsidiaries produce and sell beer, draft beer, soft drinks, other non-alcoholic beverages and malt, either directly or by participating in other companies in Brazil and elsewhere in the Americas.

The Company maintains an agreement with PepsiCo International, Inc. (“PepsiCo”) to bottle, sell and distribute Pepsi products in Brazil and in other Latin American countries, including Lipton Ice Tea, Gatorade and H2OH!.

The Company maintains a licensing agreement with Anheuser-Busch, Inc., through its subsidiary Labatt Brewing Company Limited (“Labatt Canada”), to produce, bottle, sell and distribute Budweiser products in Canada. In addition, the Company and certain of its subsidiaries produce and distribute Stella Artois under license of Anheuser-Busch InBev S.A./N.V. (“A-B InBev”) in Brazil, Argentina, Canada, and other countries and, by means of a license granted to A-B InBev, it distributes Brahma in the United States and in certain countries of Europe, Asia and Africa.

The Company’s shares are traded on the São Paulo Stock Exchange — BOVESPA and on the New York Stock Exchange — NYSE, as American Depositary Receipts (“ADRs”).

b)	Main events occurred in the periods of 2008 and of 2007

(i)	Acquisition of interest from minority shareholders of Quilmes Industrial (Quinsa), Société Anonyme (“Quinsa”)

During the first half of 2008, the Company, by means of its subsidiary Dunvegan S.A., concluded some purchase operations of shares from the minority shareholders of Quinsa, in the amount of R$11.8 (equivalent to US$7.3), of which 34,850 were Class A shares and 152,008 Class B shares. These transactions resulted in goodwill amounting to R$9.6 (equivalent to US$5.9).

(ii)	Capital increase in AmBev International

On June 19, 2008, the Company performed a capital increase in Ambev International Finance Co. Ltd. in the amount of R$32 thousand (equivalent to US$20 thousand) relative to the issue of 20,000 common shares. This increase resulted in a Premium in the Issue of Shares in the amount of R$32.1 (equivalent to US$20.0).

(iii)	Sale of the brands and distribution assets of Cervejaria Cintra Indústria e Comércio Ltda. (“Cintra”)

On May 21, 2008, the Company entered into a “Private Instrument of Assignment and Transfer of Assets, Rights and Obligations, with Sale and Purchase of Brands and Other Covenants”, with Schincariol Participações e Representações S.A. (“Schincariol”). The amounts related to the assignment and transfer of brands and sale of the distribution assets, according to the agreement, were R$16.6 and R$22.4, respectively. The result of the assignment and transfer of brands, totaling a loss of R$40 thousand, was recognized in the quarter ended June 30, 2008, while the result of the sale of the distribution assets, totaling a gain of R$8.0, was recognized in the quarter ended September 30, 2008, by occasion of the transfer of ownership of the assets to Schincariol.

Following the sale of the brands, the corporate name of Cintra was changed to Londrina Bebidas Ltda. (“Londrina”), on June 20, 2008.

(iv)	Outcome of the public tender offer for the shares of Quinsa

The Company announced on February 12, 2008 the closure of the public voluntary tender offer to acquire 5,483,950 Class A shares and up to 8,800,060 Class B shares (including Class B shares issued as American

Depositary Shares (“ADS”) issued by Quinsa, which represented the outstanding Class A and Class B shares (including Class B shares held as ADS) not owned by AmBev or by its subsidiaries.

AmBev purchased 3,136,001 Class A shares, and 8,239,536.867 Class B shares (including 7,236,336.867 Class B shares held as ADS) issued by Quinsa, representing 57% of Quinsa’s Class A shares and 94% of Quinsa’s Class B shares not owned by AmBev or by its subsidiaries.

With the settlement of the offer, on February 15, 2008, AmBev’s interest in Quinsa’s voting capital increased to 99.56%, holding a 99.26% economic interest. The Company disbursed the amount of R$617.6 (the equivalent to US$353.5), to settle the transaction, which generated goodwill in the amount of R$500.7 (equivalent to US$287.1).

(v)	Interest increase — Lambic Holding S.A. (“Lambic”)

On January 24, 2008, the Company, through its subsidiary Cervejarias Reunidas Skol Caracu S.A. (“Skol”), paid the amount of R$82.3 (the equivalent to US$46.0), for the acquisition of an additional 12.901% interest in the subsidiary Lambic Holding S.A. (“Lambic”), in Argentina.

(vi)  Acquisition of Obrinvest — Obras e Investimentos S.A. (“Obrinvest”)

On January 16, 2008, the Company acquired the total capital stock of Obrinvest — Obras e Investimentos S.A., the owner of the Cintra brand. The difference between the amount of R$16.6 paid and Obrinvest’s book value of R$185 thousand (the equivalent to EUR 70.4 thousand) was recorded in “Intangible assets” as brands and patents. On May 15, 2008, there was the dissolution of Obrinvest. On the same date, the assets and liabilities of Obrinvest were assumed by the Company.

(vii)	Merger of the subsidiary Beverage Associates Holding Ltd. (“BAH”)

On June 29, 2007, the subsidiary BAH was merged into AmBev, with the purpose of simplifying the corporate structure and reducing costs of the two companies involved. The amortization of the existing goodwill recorded by AmBev, based on future profitability, is being, after the merger, considered deductible for tax purposes, pursuant to the tax legislation in force, and according to the opinion of its legal consultants. As BAH was 100% owned by AmBev, there was no issuance of shares in the merger.

(viii)	Acquisition of Lakeport Brewing Income Fund (“Lakeport”) by Labatt Canada

On March 29, 2007 Labatt Canada acquired 91.43% of Lakeport’s Units, and paid for the Units the amount of CAD$208.5 (equivalent to R$376.4 on December 31, 2007), recording a goodwill of CAD$205.9 (equivalent to R$371.8 on December 31, 2007), which is being amortized on a straight-line basis in the course of 10 years.

Subsequent to the compulsory acquisition of the remaining Units on March 29, 2007, Lakeport became Labatt Canada’s wholly-owned subsidiary. Labatt Canada made the necessary procedures to ensure that the Units were delisted from the Toronto Stock Exchange and obtained the authorization to cease being a reporting issuer under the Canadian securities legislation.

(ix)	Sale and purchase agreement related to Cintra

On March 28, 2007, the Company announced the execution of the purchase and sale agreement of the total quotas of Goldensand — Comércio e Serviços Sociedade Unipessoal Lda. (“Goldensand”), Cintra’s parent company, owning 95.89% of the quotas. The amount paid for the purchase was R$43.2 and resulted in goodwill initially calculated in the amount of R$548.7, which is being amortized in 10 years.

In addition, the Company, through a subsidiary, also acquired 4.11% of Cintra’s quotas at the acquisition price of R$6.5, resulting in goodwill of R$21, which is being amortized in 10 years. These transactions did not include the acquisition of Cintra’s brands.

On September 30, 2007, the Company carried out a detailed analysis of the assets and liabilities acquired from these companies and made adjustments, mainly related to the provision for contingencies and deferred income tax, which resulted in the reduction of the values of initial goodwill in the amounts of R$185.6 in Goldensand and R$8.0 in Cintra. The adjusted consolidated opening balance sheet of Goldensand is as follows:

04.17.07

Current assets	32.7
Long-term assets	141.3
Property, plant and equipment	154.5
Current liabilities	58.4
Long-term liabilities	345.7
Provision for contingencies	251.1

Minority interest(*)	(6.6)

Shareholders’ equity	(319.9)

(*)	Indirect interest of Monthiers, a wholly-owned subsidiary of AmBev.

(x)	Acquisition of 20% of the common shares of the subsidiary Compañia Cervecera AmBev Ecuador S.A. (“AmBevEcuador”)

On March 5, 2007, the Company, through its subsidiary Monthiers S.A. (“Monthiers”), acquired 120,500 common shares of AmBev Ecuador from Freeville Management Ltd., for the amount of US$1.3 (equivalent to R$2.9), representing an interest increase of 20% in its capital stock. As a result, the Company increased its interest in the capital of AmBev Ecuador from 80% to 100% and recorded goodwill of R$770 thousand (equivalent to US$360 thousand).

2.	PRESENTATION OF THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT ACCOUNTING POLICIES

a)	Basis of presentation of our unaudited consolidated financial statements

The consolidated financial statements were prepared in accordance with the accounting practices set forth in the Brazilian Corporation Law and with the rules issued by the Brazilian Securities and Exchange Commision — CVM.

These financial statements differ from our Brazilian GAAP financial statements due to certain reclassifications and changes in terminology, and additional accompaying notes to conform more closely to generally accepted accounting principles in the United States of America (“US GAAP”). The statement of cash flows conforms to International Accounting Standard No. 7, Cash Flow Statements and IBRACON (the Brazilian Institute of Independent Auditors) NPC No. 20, Cash Flow Statements.

Certain accounting practices adopted by the Company and its subsidiaries that conform to Brazilian GAAP may not conform with US GAAP (see Note 23).

The accounting practices adopted by the Company in the preparation of the interim information are consistent with those adopted by the Company in the preparation of the audited financial statements related to the year ended December 31, 2007.

b)	Law 11,638/07 — amendment to Law 6,404/76 (“Brazilian Corporation Law”)

Law No. 11,638, published in the Official Federal Gazette on December 28, 2007, effective as from January 1st, 2008, changed a number of provisions in the Brazilian Corporation Law. The purpose of this new law was to update the Brazilian Corporation Law, to gradually converge the Brazilian generally accepted accounting practices to International Financial Reporting Standards (IFRS) and to allow for new accounting pronouncements to be issued by Accounting Standards Comittee (“CPC”) and approved by the Brazilian Securities and Exchange Commission (“CVM”) based on international accounting practices.

Based on CVM Rule 469 issued on May 2, 2008, which allows publicly-held companies to choose whether to already apply the provisions of Law 11,638 to the Quarterly Information (ITRs) during 2008, certain accounting changes have been adopted as of September 30, 2008 and some not, as described below. The Company’s management highlights the following issues that, it believes, may change the presentation of the financial statements and the criteria for determination of the financial position and earnings for the year ending December 31, 2008:

1) The mandatory presentation of the Statement of Changes in Financial Position was eliminated and will be replaced by the Statement of Cash Flows, already presented by the Company as complementary information. Additionally, the Statement of Added-Value was also introduced as a mandatory disclosure and will be presented by the Company in the annual financial statements for the year ending December 31, 2008.

2) Intangible assets and rights will be segregated from the tangible ones, and permanent assets are now classified into investments, property, plant and equipment, intangible items and deferred charges. This was already incorporated in the quarterly information for September 30, 2008.

3) The caption “Equity valuation adjustments” was created under Shareholders’ Equity. Any counterparties to increases or decreases in the amount assigned to assets and liabilities, arising from their market price valuation, will be considered as adjustments to equity while not computed in the income statement on an accrual basis. As mentioned in Note 15 (b), as of September 30, 2008, unrealized losses from commodity and currency hedge agreements totaled R$32.4, and were recorded as “deferred income (loss) with derivative instruments”. Should these losses be recognized as “equity evaluation adjustment”, liabilities would be increased and shareholders’ equity would be decreased in that amount, not considering income tax impacts.

4) Pre-operating expenses and restructuring costs effectively contributing to increase in earnings for more than one fiscal year and not representing just a decrease in costs or addition to the operational efficiency shall be classified as Deferred Charges. With the placement of Accounting Pronouncement CPC 04 Intangible Assets at a Public Hearing, Management understands that, when that pronouncement is approved, pre-operating expenses and restructuring costs will no longer be deferred, and must be considered expense as incurred. As mentioned in Note 22, CPC 04 was approved on November 12, 2008. The Company is currently evaluating the impact of adopting this new pronoucement on its results of operation and financial position for the year ending December 31, 2008.

5) Tax incentives will no longer be classified as a capital reserve, and will now be recognized in the income statement for the year. In view of determination by the Management bodies, the General Shareholders’ Meeting may assign part of the profit corresponding to these incentives for recognition of a Fiscal Incentives Reserve, to be created as part of the profit reserves and that may be excluded from the mandatory dividend calculation basis. Tax incentives generated in the period totaled R$108.0, and, pursuant to CVM Rule 469, were accounted temporarily as Deferred Income and will be kept in this account until CVM issues a specific rule about the matter.

6) Additionally, the criteria for valuation of assets and liabilities were changed, with the following issues worth mentioning:

•	Assets and liabilities arising from long-term operations, as well as significant short-term operations, will be adjusted to present value, in accordance with international accounting standards. Management assessed that assets and liabilities classified as Non-Current Assets and Non-Current Liabilities, as well as significant Current balances, are already presented at their present value.

•	The recovery amount of property, plant and equipment, intangible assets and deferred charges assets and rights shall be periodically evaluated so that the company may record potential losses or carry out a review of the depreciation rates, amortization, and depletion criteria. Management has performed a recovery analysis of assets and rights of property, plant and equipment, intangible assets and deferred charges at September 30, 2008, and concluded that there is no need to record provision for losses or changes in current depreciation and amortization rates.

•	Rights classified under intangible assets shall be evaluated based on the cost incurred upon purchase deducted from the respective amortization. On September 30, 2008 rights classified as intangible assets were recorded at acquisition cost and deducted from the amortization account, as described in Note 6.

•	“Available-for-sale” or “held-for-trading” financial instruments will be recorded at market value. The Company’s assessment is that the financial instruments that should be recorded at market value are financial investments and debt instruments, classified as “held-for-trading”, and derivative instruments, both described in Note 15. Had the Company recognized these instruments at market value, net income for the period and shareholders’ equity would be decreased by R$207.1, not considering income tax impacts.

•	All other financial instruments shall be evaluated based on their cost plus interest or adjusted to the likely realizable value, if lower. The Company believes that this change will not result in material impacts, since the financial instruments are already assessed at the likely realizable value.

7) In Transformation, Incorporation, Merger or Spin-off operations between independent parties in which there is an effective transfer of control, the valuation of assets and liabilities must be at market value. Pursuant to CVM Rule 469, any operations carried out during 2008 will be accounted for at market value by the end of the current year.

8) Interest in debentures, held by employees and management, even if as financial instruments, or as employees assistance institutions or pension funds, not characterized as expenses, shall be included in the statement of income for the year. In conformity with CVM Rule 469, while CVM does not issue a specific rule regulating the matter, publicly-held companies must disclose share-based compensation information in accordance with the guidelines set forth in item 25.10 of Circular Letter CVM/SNC/SEP/no. 01, dated February 14, 2007. Information regarding our share-based Compensation Plan is disclosed in Note 14(e).

c)	Accounting pronouncements issued in 2008

Basic Conceptual Pronouncement — Conceptual Structure

Approved by CVM Resolution 539/08, this pronouncement has as purpose to be the source of basic and fundamental concepts to be used in the preparation and interpretation of Technical Pronouncements, as well as in the preparation and utilization of Financial Statements of commercial, industrial and other entities of businesses. This pronouncement does not define rules or procedures for any particular issue about measurement or disclosure aspects.

CPC 01 — Reduction to the Recoverable Amount of Assets

Approved by CVM Resolution 527/07, this pronouncement defines procedures aiming at ensuring that the assets are not recorded by an amount higher than that liable of being recovered in time by use in operations of the entity or their possible sale. In the event there are clear evidences that the assets are recorded by an unrecoverable amount in the future, the Company shall immediately recognize the devaluation, as an impairment loss.

According to CVM Resolution 527/07, this pronouncement is mandatory for publicly-held companies, for application in the year ending December 31, 2008.

As mentioned in Note 2(b)(6), Management carried out a recovery analysis of assets and rights of property, plant and equipment, intangible assets and deferred charges and concluded that there is no need of impairment charges or change in the current depreciation and amortization rates. These analyses will be updated effective December 31, 2008.

CPC 02 — Effects of the changes in exchange rates and translation of the financial statements

Approved by CVM Resolution 534/08, this pronouncement defines procedures to record transactions in foreign currency and operations abroad in the financial statements of an entity in Brazil, record the exchange variations of assets and liabilities in foreign currency and how to convert the financial statements of an entity from a currency into another.

According to CVM Resolution 534/08, this pronouncement is mandatory for publicly-held companies, for application in the year ending December 31, 2008.

The Management’s expectation is that the main impact resulting from the application of this pronouncement corresponds to the treatment of the result coming from the exchange variations of investments abroad treated as independent entities, which shall be recorded in the shareholders’ equity of the investee in its converted statements and in the shareholders’ equity of the investing company, so that these gains or losses free of financial inflows or outflows in one and another are not recognized in the result until the total or partial disposal of the investment. The result of the exchange variation accumulated on September 30, 2008 totaled a gain of R$266.2 accounted for in “Other operating income (expenses)”. If the Company had accounted for this gain in the shareholders’ equity, the result for the period would be decreased by the same amount.

The Company chose not to apply this pronouncement during 2008, in the interim information, and will apply it in the financial statements for the year ending on December 31, 2008.

CPC 03 — Cash flow statements

Approved by CVM Resolution 547/08, this Pronouncement provides information regarding historical changes in cash and cash equivalents of an entity. This statement classifies cash flows from operating, investing and financing activities.

Pursuant to CVM Resolution 547/08, the presentation of a Statement of Cash Flows is mandatory for public companies for the fiscal year ending December 31, 2008. The Company already discloses a Statement of Consolidated Cash Flows and will be disclosing for the year ending December 31, 2008 as a mandatory part of the financial statements.

d)	Accounting estimates

The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amount of certain assets, liabilities and other transactions. This includes several estimates relating to the useful life of property, plant and equipment, provisions for contingent liabilities, for the calculation of projections to determine the recovery of property, plant and equipment, intangible assets, deferred charges and deferred income tax asset balances, and relating to the determination of the income tax provision, which, although reflect the best estimate of management, actual values may differ from such estimates.

e)	Determination of net income

Revenues and expenses are recognized on an accrual basis. Sales revenues and their respective costs are recorded when all risks and benefits related to products sold are transferred to customers. Sales revenues are not recorded if there is a significant uncertainty regarding its realization.

f)	Current and Non-current Assets

• Cash and cash equivalents

Cash and cash equivalents, represented by amounts with immediate settlement and with maturity date to 90 days, are stated at the acquisition cost, plus income earned until the balance sheet date and adjusted, when applicable, to its equivalent market value.

The balance of cash and cash equivalents, as of September 30, 2008, includes deposits in bank account and investments, given as collateral on foreign debt bonds of subsidiaries, in the amount of R$21.3 (R$19.3 on December 31, 2007).

• Short-term investments

Short-term investments are mainly represented by marketable securities, government bonds and bank deposit certificates, including items denominated in foreign currency and are stated at cost, plus, when applicable, income earned “pro rata temporis”; when necessary, the Company records provision for the reduction to market values.

Additionally, the quotas of investment funds are valued at market value and, when applicable, the Company records a provision to defer any unrealized variable income.

• Accounts receivable

Accounts receivable are stated at the invoiced amount including the respective sales taxes, net of allowance for doubtful accounts.

The allowance for doubtful accounts is recorded in an amount considered enough by management to cover probable losses in the realization of credits, as follows:

	September 30	December 31
	2008	2007

Opening balance	187.2	185.6
Provision	23.4	100.5
Write-offs, net of recoveries	(19.5)	(94.6)
Exchange rate variation(*)	4.6	(5.4)

Ending balance	195.7	186.1

(*)	Exchange rate variation related to the allowance for doubtful accounts of foreign companies.

• Inventories

Inventories are stated at cost, reduced, when necessary, by a provision to realizable values. Inventory costs includes price of acquisition, transportation and warehouse costs. Finished goods and work in progress costs also include general manufacturing expenses related to production based on the normal operational capacity.

• Other assets

Other current and non-current assets are stated at cost, including, when applicable, the interest income earned to the balance sheet date. When necessary, a provision to bring such assets to their net realizable value is recorded.

g)	Permanent assets

Goodwill originated from a surplus of fixed assets, is amortized based on the expected useful life of the fixed asset of the subsidiary, while goodwill attributed to expected future profitability is amortized within the maximum term of ten years, being the amortization recorded as “Other operating expenses”. Negative goodwill in investments, attributed to other economic reasons, will only be realized upon the eventual sale or write-off of the investments.

Property, plant and equipment are stated at acquisition cost and include interest from the financing incurred during the construction of certain qualified assets. Depreciation is calculated by the straight-line method, considering the useful and economic life of the assets, at the annual rates mentioned in Note 8.

Expenditures for maintenance and repairs are charged to expenses when incurred. Costs incurred in connection with developing or obtaining internal-use software are capitalized and depreciated over the useful lives of the software.

Management reviews long-lived assets, primarily building and equipment to be held and used in the business, for the purpose of determinig and measuring impairment on a recurring basis or whenever events or changes in circumstances indicate that the carrying value of an asset or group of assets may not be recoverable through operating activities. Write-down of the carrying value of assets or groups of assets is made if and when appropriate.

Losses from breakage of bottles and crates during production are included in the cost of goods sold. We maintain a small number of bottles for sale to distributors to replace bottles broken in the distribution network. These bottles are recorded in inventory and are not used on our day-to-day operations. They are not subject to depreciation. Other losses in the realization of the property, plant and equipment are assessed by the Company’s management and, when applicable, a provision is recorded.

Assets held for sale include land and building and are reported at the lower of their carrying amounts or their fair values less cost to sell.

Intangible assets are stated at acquisition cost, and are composed mainly of distribution networks of former third party distributors acquired by the Company, with a view to perform direct sale and distribution. Amortization is calculated by the straight-line method, at the annual rates mentioned in Note 8, within the term limits established in the applicable law.

Deferred charges comprise mainly of expenses incurred during the pre-operating phase, goodwill from the acquisition of subsidiaries merged into the Company and expenses from implementation and expansion (see Note 9). The amortization of the deferred charges is calculated by the straight-line method, up to 10 years, as from the date the operating activities startup, when related to expenses from the pre-operating phase and as from the following month to the merger, when related to goodwill.

h)	Translation of the financial statements of subsidiaries located abroad

Malt operations located in Argentina and Uruguay use the US dollar as their functional currency, as their revenues and cash flows are considerably pegged to such currency. The financial statements of other subsidiaries located abroad are prepared based on the local currency, which equals their functional currency.

Assets, liabilities and shareholders’ equity of the subsidiaries located abroad are translated into reais at the exchange rates effective on the date of the financial statements. The income statement is translated and maintained in reais at the average exchange rates of each month.

The difference between the net income determined at the exchange rates on the date of the financial statements and that ascertained at the average exchange rates of the period is recorded in “Other operating income (expenses)”.

The parity between the local currency and the US Dollar (“US$”) was used for the translation of the financial statements of subsidiaries located abroad, at the rates below. The exchange rate from US Dollar to Brazilian Real (“R$”) used on September 30, 2008 was R$1.91 (R$1.77 on December 31, 2007).

			Rate at	Rate at
			September 30,	December 31,
Currency	Name	Country	2008	2007

DOP	Dominican peso	Dominican Republic	35.01	34.17
GTQ	Quetzal	Guatemala	7.47	7.63
PEN	Peruvian sol	Peru	2.98	2.99
VEB/VEF	Bolívar	Venezuela	2.15	2,150.00
ARS	Peso	Argentina	3.14	3.15
BOB	Boliviano	Bolivia	7.09	7.67
PYG	Guarani	Paraguay	3,989.95	4,849.90
UYU	Uruguayan peso	Uruguay	21.44	21.55
CLP	Chilean Peso	Chile	552.47	495.82

The parity between Canadian Dollars (“CAD”) and reais was used for the translation of Labatt Canada’s financial statements at the rate of R$1.80 on September 30, 2008 (R$1.81 on December 31, 2007).

i)	Current and non-current liabilities

These are stated at known or calculable values, plus, when applicable, the corresponding charges and monetary variations accrued until the date of the financial statements. The liabilities classified in the group of Non-Current Liabilities, as well as the relevant balances of Current Liabilities, are substantially presented at present value.

j)	Operations with derivatives of currencies and interest — Financial items

The Company maintains operations with derivative instruments with the purpose of hedging its consolidated risk exposure of currencies and interest. With the exception of swap transactions contracted to hedge against risks related to Bonds 11, 13 and 17 (see Note 15), measured at the “curve” value, derivative operations are measured at the lowest amount between their cost values, accrued based on the agreement conditions between the Company and third parties (“paper curve”), and their market value, and recorded in “Gains on unrealized derivatives” or “Losses on unrealized derivatives”. For the operations designated as hedge operations, the recognition is performed based on the amortized cost. The nominal amounts of the forward and swap operations of currencies and interest are not recorded on the balance sheet.

k)	Operations with derivatives of currencies and commodities — Operating items

The Company maintains derivative instruments with the purpose of hedging its consolidated exposure of costs of raw materials to be acquired and operating expenses whose prices are pegged to the price variation of currencies and commodities.

The net results of these derivatives instruments, designated as hedges are valued at market value, deferred and recorded in the Company’s balance sheet in the item “Other assets and liabilities”, and recognized in profit and loss when the hedged item is recorded in the profit and loss. Raw materials costs are recorded in “Cost of goods sold” profit and loss when the sale of the product is recorded.. In the case of expenses, the result will be recorded when expenses are recorded in the item “Operating expenses” in profit and loss.

l)	Provision for contingencies and liabilities related to legal proceedings

The provision for contingencies is recorded at their amounts updated for inflation and monetary correction, where applicabe, and relates to labor, tax, civil and commercial issues claimed at the administrative and judicial levels, based on the estimated losses determined by the Company’s internal and external legal counsel, in the cases in which such losses are considered probable.

Tax reductions, obtained based on judicial decisions derived from lawsuits filed by the Company and its subsidiaries against the fiscal authorities are subject to provisioning until they are ultimately ruled in favor of the Company and its subsidiaries.

m)	Fiscal incentives

The Company and its subsidiaries have certain state fiscal incentive programs in the form of deferred tax payments, with partial or full reductions of these. In some States the grace periods and reductions are not conditional.

However, when the conditions exist, they refer to facts under the Company’s control. The benefit related to the reduction of these tax payments, until December 31, 2007 recorded as fiscal incentives and accounted for in the shareholders’ equity of the Company and its subsidiaries, was reclassified as from 2008 to Deferred Income according to the determination of CVM Instruction no. 469 as mentioned in Note 2(a)(5). These amounts are accounted for based on the accrual basis of accounting of these taxes, or upon the compliance by the companies of the main obligations established by the state programs, in order to receive the benefit granted.

n)	Income and social contribution taxes

The income and social contribution taxes are calculated at the rates set forth in the applicable legislation. Charges related to income tax and social contribution are recorded on an accrual basis, plus the deferred income tax calculated on temporary differences between the accounting and tax basis of assets and liabilities.

The Company also records deferred income tax corresponding to the future tax benefit on tax losses carryforward and negative basis of social contribution where these benefits are expected to be realized, within the maximum term of 10 years, based on the future taxable profits projection.

o)	Actuarial assets and liabilities related to benefits to employees

The Company and its subsidiaries record the actuarial assets and liabilities related to benefits to employees in accordance with the CVM Resolution no. 371, of December 13, 2000.

The actuarial gains and losses are recorded as income or expense, based on unrecognized gains and losses which exceed, in each period, the higher between (a) 10% of the present value of the actuarial liability and (b) 10% of the fair value of the plan assets, amortized by the estimated future average time of service of the plan participants.

p)	Consolidated financial statements

The consolidated financial statements include the financial statements of the Company and its direct and indirect subsidiaries, as mentioned in Note 7 (b) and (c). The accounting policies were applied uniformly to the consolidated companies and are consistent with those applied in the previous year.

In addition, the Company net liabilities and the results of Agrega Inteligência em Compras Ltda. (“Agrega”) and ITB — Ice Tea do Brasil Ltda. (“ITB”), proportionally to its stake in the financial statements of these companies.

On September 30, 2008, total net liabilities recorded by AmBev relative to these companies amounted to R$3.8 (R$(4.4) on September 30, 2007) and net results in the period ended in September 30, 2008 totaled R$7.8 (R$1.4 in the same period of 2007).

The Company also consolidated the financial statements of the fund Taurus Investment SPC (“Taurus Investment”), an investment fund fully and directly controlled through the Company’s subsidiaries. On September 30, 2008 and December 31, 2007, the balances presented in the consolidated financial statements related to the fund corresponded, primarily, to cash and cash equivalents and operations with derivative instruments used to mitigate the Company’s exposure to changes in the prices of commodities, interest rates and exchange rates.

q)	Transactions with related parties

Transactions with related parties are carried out under usual market conditions and include, among others, the buying and selling of raw materials such as malt, concentrates, labels, corks, bottles and various finished goods.

Loan agreements among the Company’s subsidiaries in Brazil have undetermined maturity terms and are subject to financial charges, except for certain agreements with subsidiaries, in which the Company holds 100% of the capital stock, which are not subject to financial charges.

Agreements involving the Company’s foreign subsidiaries are usually monetarily restated based on the US dollar variation, plus annual interest up to 10%.

r)	Reclassifications

With the purpose of improving the presentation of certain amounts and transactions in its financial statements, as well as maintaining the comparability between the periods, the Company made the following reclassifications:

•	Statement of Income: i) Year-to-date as of September 30, 2007, cost of goods sold the amount of R$3.4, from sales expenses the amount of R$4.4 and from administrative expenses the amount of R$4.7, to employee profit sharing, totaling R$12.6;

3.	RECOVERABLE TAXES AND TAXES PAYABLE

a)	Breakdown of recoverable taxes — Current and non-current:

	Current		Non-Current
	September 30	December 31	September 30	December 31
	2008	2007	2008	2007

IPI	26.6	26.3	—	—
ICMS	137.9	132.7	141.8	137.4
PIS / COFINS	62.9	57.9	30.2	30.8
IRRF	17.8	35.1	—	—
IRPJ / CSLL	289.2	372.3	—	14.7
Other taxes	90.2	14.7	24.5	24.4
Foreign companies taxes*	27.6	100.3	—	—

	652.2	739.3	196.5	207.3

b)	Breakdown of taxes payable — Current:

	September 30	December 31
	2008	2007

IPI	75.6	77.0
ICMS	477.6	643.0
IRRF	3.5	8.6
Other taxes	82.0	74.3
Foreign companies taxes*	348.4	458.1

	987.1	1,261.0

(*)	Vat and excise tax
Abbreviations used:
IPI — Excise Tax
ICMS — Value-Added Tax
PIS — Social Integration Program
COFINS — Contribution for Social Security Financing
IRRF — Withholding Income Tax
IRPJ — Corporate Income Tax
CSLL — Social Contribution on Net Income

4.	INVENTORIES

	September 30	December 31
	2008	2007

Finished products	535.6	362.6
Work in progress	101.5	87.2
Raw materials	546.3	660.8
Production materials	298.5	236.6
Supplies and others	160.6	138.3
Provision for losses	(5.6)	(27.7)

Total	1,636.9	1,457.8

5.	TRANSACTIONS WITH RELATED PARTIES

				Transactions for the
				Nine Month Period Ended
	Balances on September 30, 2008			September 30, 2008
	Accounts	Accounts	Intercompany	Net	Net Financial
Companies	Receivable	Payable	Loans “Net”	Sales	Results

AmBev(i)(ii)	142.7	(2,290.7)	(956.7)	421.4	372.3
AmBev Bebidas	231.6	(117.8)	—	27.5	(0.2)
AmBev International	291.9	—	77.8	—	(34.0)
Arosuco	84.6	(6.6)	—	474.1	(0,3)
Aspen	—	—	(152.6)	—	20.3
Brahmaco	1.0	(1.0)	8.5	—	(1.2)
Brahma Venezuela	1.3	(29.8)	53.6	—	(2.5)
Londrina	68.2	(7.5)	—	88.5	—
CRBS S.A.	—	(0.5)	(24.4)	—	—
Cympay	86.9	(18.4)	1.6	96.3	(0.9)
Dunvegan S.A.	117.5	(1.0)	(254.0)	—	1.2
Eagle	—	(0.4)	(1.5)	—	0
Fratelli Vita	168.0	(18.3)	(101.2)	51.8	6.8
Goldensand	—	—	(96.3)	—	10.0
Jalua Spain S.L	—	—	(155.1)	—	40.9
Labatt Canada	1.3	(11.9)	(0.3)	21.9	—
Malteria Uruguai S.A.	88.5	(0.7)	(0.2)	331.4	(1.0)
Malteria Pampa S.A.	10.8	(25.6)	0.2	166.0	(0.1)
Monthiers S.A.	607.9	—	1,675.6	—	(336.6)
Quinsa	—	(1.1)	—	1.4	—
Skol	0.2	(0.3)	(11.0)	—	—
Taurus Investments	648.4	—	—	—	(47.1)
Other domestic	0.2	(4.2)	116.4	15.8	(30.3)
Other international	8.9	(20.6)	(176.4)	—	2.0

TOTAL	2,560.7	(2,557.1)	4.0	1,696.1	(0.7)

				Transactions for the
				Nine Month Period Ended
	Balances on December 31, 2007			September 30, 2007
	Accounts	Accounts	Intercompany	Net	Net Financial
Companies	Receivable	Payable	Loans “Net”	Sales	Results

AmBev(i)(ii)	880.8	(1,602.4)	(926.2)	315.6	(171.5)
AmBev Bebidas	—	—	—	—	—
AmBev International	261.3	—	—	—	(4.3)
Arosuco	0.1	(73.7)	—	457.3	0.0
Aspen	—	—	(132.5)	—	(9.8)
Brahmaco	0.9	(0.9)	7.3	—	0.6
Brahma Venezuela	1.2	(22.6)	70.9	—	(3.2)
Londrina	0.5	(1.2)	(2.7)	4.1	—
CRBS S.A.	122.7	—	(24.7)	—	—
Cympay	68.5	(32.7)	1.4	68.2	4.5
Dunvegan S.A.	108.7	(0.9)	(358.2)	—	(21.8)
Eagle	—	(868.0)	(2.4)	—	0.0
Fratelli Vita	3.7	(2.4)	176.2	30.0	(11.7)
Goldensand	—	—	(86.2)	—	(5.8)
Jalua Spain S.L	—	—	(114.1)	—	20.6
Labatt Canada	1.1	(5.0)	(0.3)	—	—
Malteria Uruguai S.A.	104.1	(79.1)	—	218.3	(5.3)
Malteria Pampa S.A.	71.5	(40.4)	0.5	102.6	(0.1)
Monthiers S.A.	546.6	—	1,459.0	—	202.3
Quinsa	—	(3.9)	—	—	—
Skol	—	—	(18.3)	—	—
Taurus Investments	588.3	—	—	—	—
Other domestic	—	(19.8)	(24.7)	6.0	4.5
Other international	5.4	(15.9)	(21.0)	—	0.8

TOTAL	2,765.4	(2,768,9)	4.0	1,202.4	(0.2)

(i)	AmBev has amounts recorded under “Accounts receivable and payable” with its shareholders FAHZ and A-B InBev, whose financial statements are not part of the Company’s financial statements and, therefore, balances were not eliminated; (ii) The balance of “Accounts receivable with subsidiaries”, as of September 30, 2008, includes the amount of R$36.4, related to advances to suppliers.

Names used:

AmBev Brasil Bebidas Ltda. (“AmBev Bebidas”)
AmBev International Finance Co. Ltd. (“AmBev International”)
Arosuco Aromas e Sucos Ltda. (“Arosuco”)
Aspen Equities Corporation (“Aspen”)
Brahmaco International Limited (“Brahmaco”)
Cerveceria y Maltería Paysandú (“Cympay”)
Compañia Brahma Venezuela S.A. (“Brahma Venezuela”)
Eagle Distribuidora de Bebidas S.A. (“Eagle”)
Fratelli Vita Bebidas S/A (“Fratelli Vita”)
Fundação Antonio e Helena Zerrenner — Instituição Nacional de
Beneficência (“FAHZ”)
Anheuser-Busch InBev NV/SA (“A-B InBev”)

6.	OTHER ASSETS

	September 30	December 31
	2008	2007

Current assets
Deferred income from commodities, swap and forward operations, net	210.2	126.4
Prepaid expenses	350.3	331.6
Accounts receivables from related parties	71.9	339.4
Other accounts receivable	152.8	130.1

Total	785.2	927.5
Non-current assets
Other taxes and charges recoverable	196.5	207.3
Prepaid expenses	133.8	123.3
Prepaid pension benefit cost	18.5	18.5
Other accounts receivable	28.7	25.5

Total	377.5	374.6

7.	INVESTMENT IN DIRECT SUBSIDIARIES

a)	Goodwill and negative goodwill:

		Accumulated	September 30, 2008	December 31, 2007
	Cost	Amortization	Carrying Amount	Carrying Amount

Goodwill
Labatt Canada	16,383.3	(4,097.7)	12,285.6	13,249.1
Lakeport (Note 1(b)(viii))	373.4	(55.8)	317.6	343.9
Quinsa (Note 1(b)(iv))	1,540.1	(673.9)	866.3	508.4
Quilmes International (Bermuda) Ltd. (“QIB”)	93.4	(50.8)	42.6	50.0
Goldensand (Note 1(b)(ix))	363.1	(51.4)	311.6	338.9
Londrina (Note 1(b)(ix))	13.1	(1.8)	11.2	12.2
Cympay	26.6	(20.6)	6.0	7.9
AmBev Dominicana (Embodom)	224.1	(99.3)	124.8	141.4
Malteria Pampa S.A.	18.8	(18.5)	0.3	2.0
AmBev Centro América	5.1	(2.4)	2.7	3.0
Lambic (Note 1(b)(v))	36.8	(2.8)	34.0	—
AmBev Ecuador (Note 1(b)(x))	0.8	(0.1)	0.6	0.8
Labatt Canada Subsidiaries	2,972.6	(2,945.8)	26.8	27.8
Quinsa Subsidiaries	855.3	(579.0)	276.3	308.0

	22,906.4	(8,599.8)	14,306.6	14,993.4
Negative Goodwill
AmBev Ecuador	(18.5)	9.8	(8.7)	(10.4)

	22,887.9	(8,590.1)	14,297.8	14,983.0

b)	Information on direct subsidiaries:

	As of and for the Nine-Month Period Ended on September 30, 2008
					Equity in
			Adjusted		Earnings
	Interest	Shareholders’	Income for		(Losses) of
Subsidiary	%	Equity	the Period	Investment(i)	Investees(i)

Agrega	50.00	20.0	12.8	10.0	6.4
AmBev Bebidas	99.50	670.3	149.3	666.9	148.5
AmBev International	100	44.3	10.9	44.3	10.9
Anep-Antarctica Empreendimentos e Participações Ltda.(“Anep”)	100	97.1	22.6	97.1	22.6
Arosuco	99.70	959.0	351.9	913.9	346.0
BSA Bebidas Ltda.	100	9.0	(1.3)	9.0	(1.3)
CRBS S.A.	—	193.5	11.9	0.0	—
Dahlen S.A.	100	40.2	1.9	40.2	1.9
Eagle	95.43	2,932.9	229.4	2,799.2	218.8
Fazenda do Poço Agrícola e Florestamento S.A. (“Fazenda do Poço”)	91.41	0.6	—	0.6	—
Fratelli Vita	77.97	404.4	77,2	312.4	59.7
Goldensand	100	(242.3)	1,7	—	—
Hohneck S.A.	50.69	1,136.5	152,5	576.1	77.3
Labatt ApS	99.99	11,727.8	(418.7)	11,727.6	(418.7)
Lambic Holding S.A.	87.10	510.2	156.6	444.3	136.4
Malteria Pampa S.A.	60.00	339.8	93.6	184.8	42.6
Quinsa	42.43	1,844.2	489.3	782.5	199.0
Skol (iii)	11.84	777.6	90.1	92.0	9.5

				18,701.0	859.6

	As of and for the Nine-Month Period Ended on September 30, 2007
					Equity in
			Adjusted		Earnings
	Interest	Shareholders’	Income for		(Losses) of
Subsidiary	%	Equity	the Period	Investment(i)	Investees(i)

Agrega	50.00	3.8	3.7	1.9	1.85
AmBev Bebidas	99.50	240.7	0.4	239.5	0.44
AmBev International	100	0.5	0.5	0.5	0.51
Anep-Antarctica Empreendimentos e Participações Ltda. (“Anep”)	100	88.4	17,1	88.4	17,14
Arosuco	99.70	574.5	251,0	530.2	239,3
BAH	—	—	56,6	—	56,6
BSA Bebidas Ltda.	100	10.3	0.0	10.3	—
CRBS S.A.	99.77	180.5	1.8	180.1	1,8
Dahlen S.A.	100	38.6	(1.6)	38.6	(1,6)
Eagle	99.96	1,885.4	(330.8)	1,885.2	(330,3)
Fazenda do Poço Agrícola e Florestamento S.A. (“Fazenda do Poço”)	91.41	0.6	—	0.6	—
Fratelli Vita	77.97	363.6	40.4	279.9	28,0
Hohneck S.A.	50.69	987.6	(97.7)	500.6	(49,5)
Labatt ApS	99.99	12,519.3	(291.5)	12,519.1	(291,5)
Lambic Holding S.A.	87.10	319.8	14.2	278.5	12,4
Malteria Pampa S.A.	60.00	159.3	32.9	89.2	22,3
Cervejaria Miranda Correa S.A.(ii)	100	43.5	15.1	43.5	15,1
Quinsa	34.53	1,255.7	92.9	433.5	22,2
Skol	99.96	606.3	(47.5)	606.1	(47,5)

				17,725.8	(302,7)

(i)	Certain amounts may not correspond directly to the interest percentages, due to the unrealized profits among the companies of the group.

(ii)	Company merged into AmBev Bebidas on November 30, 2007.

(iii)	Company sold in December 2007 to another company in the group, thus becoming an indirect subsidiary. In June 2008, by means of a capital increase, AmBev obtained a 11.84% interest in Skol.

c)	Relevant indirect interest in subsidiaries:

	Total Percentage of
	Indirect Holding — %
	September 30,	December 31,
Company Abroad	2008	2007

Quinsa	56.98	56.83
Jalua Spain, S.L	100.00	100.00
Monthiers S.A.	100.00	100.00
Aspen Equities Corp.	100.00	100.00

8.	PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLE ASSETS

a)	Breakdown

				December 31,
	September 30, 2008			2007	Annual
		Accumulated	Carrying	Carrying	Depreciation
	Cost	Depreciation	Amount	Amount	Rates(i)

Property, Plant and Equipment
Land	308.6	—	308.6	284.7
Buildings and constructions	2,986.3	(1,467.0)	1,519.4	1,465.9	4.0%
Machinery and equipment	9,643.8	(7,217.4)	2,426.4	2,312.2	10.0%
Goods/equipment held by third parties	2,584.7	(1,457.8)	1,127.0	1,012.8	20.0%
Other property, plant and equipment	285.2	(207.6)	77.6	89.9	19.98	%(ii)
Construction in progress	680.8	—	680.8	427.8

	16,489.5	(10,349.8)	6,139.7	5,593.3

Intangible assets	1,507.7	(1,071.8)	435.8	388.2	20.0%

(i)	Depreciation rates may increase from 50% to 100%, due to the number of production shifts in which the asset is used.

(ii)	Weighted average depreciation rate on September 30, 2008.

b)	Assets granted as collateral for bank loans

As a result of bank loans contracted by the Company and its subsidiaries, on September 30, 2008, there are assets including property, with a net book value totaling R$459,7 (R$608.8 on December 31, 2007), which have been granted as collateral for bank loans. Such restriction has no impact on the use of such assets and on the Company’s operations.

c)	Property, plant and equipment held for sale

As of September 30, 2008, the Company and its subsidiaries held property, plant and equipment for sale at the carrying amount of R$67.7 (R$103.0 on December 31, 2007), which are classified under long-term assets, net of a provision for potential losses on realization, at the amount of R$37.3 (R$37.4 on December 31, 2007).

9.	DEFERRED CHARGES

				December 31,
		September 30, 2008		2007
		Accumulated	Carrying	Carrying
	Cost	Amortization	Amount	Amount

Pre-operating expenses	301.4	(212.4)	89.0	91.2
Implementation and expansion expenses	55.3	(49.8)	5.5	4.7
Goodwill — future profitability(i):
BAH	2,331.1	(654.7)	1,676.4	1,914.7
Companhia Brasileira de Bebidas (“CBB”)	702.8	(647.7)	55.0	107.8
Astra	109.1	(63.7)	45.4	54.6
Miranda Correa	5.5	(3.4)	2.1	2.5
Other goodwill	44.0	(37.7)	6.3	12.4
Other deferred expenses	188.2	(164.5)	23.7	35.7

	3,737.3	(1,834.0)	1,903.3	2,223.6

(i)	Goodwill classified as deferred charges (resulting from previoulsy consolidated subsidiaries which were merged into the Company) is based on the future profitability of operations.

10.	OTHER LIABILITIES

	September 30,	December 31,
	2008	2007

Current liabilities
Provisions	329.0	270.4
Provision for restructuring	5.5	25.4
Marketing accounts payable	334.0	181.2
Other accounts payable	265.5	265.2

	934.0	742.2

Long-term liabilities
Provision for medical assistance benefits and others (Note 13(b))	149.3	224.2
Deferred income and social contribution taxes ( Note 16(c))	169.1	131.5
Other accounts payable	50.4	68.6

	368.8	424.3

11.	LOANS, FINANCING AND DEBENTURES

				Current		Non-current
		Weighted Average		September 30,	December 31,	September 30,	December 31,
Type and purpose	Final Maturity	Rate	Currency	2008	2007	2008	2007

Brazilian Reais
ICMS tax incentives	Mar/2018	2.68%	R$	7.9	45.5	197,3	174.1
Investments in permanent assets	Aug/2013	TJLP + 3.86%	R$	125.1	190.6	154,6	204.3
Working capital	Jan/2012	14.39%	R$	12.4	74.6	1,170,1	1,190.9
Promissory notes	Apr/2009	102% CDI	R$	1,585.0	—	—	—
Working capital	Dec/2008	14.82%	R$	111.2	—	—	—
Agro-industrial credit	Dec/2009	94.00% CDI	R$	7.4	—	85.0	85.3
Agro-industrial credit	Apr/2009	TR + 9.00%	R$	421.5	—	—	391.3
Bond 2017 (Note 11(e))	Jul/2017	9.50%	R$	5.2	12.3	300.0	300.0

Total Brazilian Reais				2,275.7	323.0	1,907.0	2,345.9
In foreign currency
Working Capital	Sep/11	6.34%	USD	—	84.6	—	46.5
Working Capital	Jan/08	5.26%	EUR	—	438.8	—	—
Working capital	Oct/2011	4.39%	USD	194.2		77.6
Working capital	Mar/08	2.18%	YEN	—	379.1	—	—
Working capital	Oct/2012	BA + 3.56%	CAD	—	—	680.1	325.0
Working capital	Jan/08	12.60%	ARS	—	36.3	—	—
Working capital	Feb/08	8.34%	UYU	—	4.6	—	—
Working capital	Sep/08	12.02%	VEB	—	117.6	—	—
Working capital	Dec/08	7.69%	DOP	—	103.4	—	—
Working capital	Oct/2008	24.64%	VEF	179.3	—	—	—
Working capital	Dec/2012	21.63%	DOP	54.3	—	39.4	—
Working capital	Aug/2011	8.37%	GTQ	27.1	16.0	26.3	35.9
Working capital	Oct/2010	6.96%	PEN	52.9	85.3	103.6	114.5
Working capital	May/2009	6.92%	BOB	31.5		—
Working capital	Nov/08	6.88%	BOB	—	28.7	—	—
Bond 2011	Dec/2011	10.50%	USD	34.5	4.6	957.1	885.6
Bond 2013	Sep/2013	8.75%	USD	4.4	26.8	957.1	885.6
Import financing	Oct/11	5.49%	USD	—	101.4	—	3.5
Investment in permanent assets	Mar/12	5.45%	USD	68.2	68.8	178.2	227.6
Investment in permanent assets	Jun/12	10.25%	DOP	—	9.6	—	36.3
Investment in permanent assets	Nov/08	12.10%	ARS	—	132.9	—	—
Investment in permanent assets	Mar/2009	14.50%	ARS	93.3	—	—	—
Investment in permanent assets	Jan/2011	3.50%	UMBNDES	13.4	20.9	14.6	21.1
Notes — Series A	Jul/08	6.56%	USD	—	287.1	—	—
Notes — Series B	Jul/08	6.07%	CAD	—	90.3	—	—
Senior Notes — BRI	Dec/ 2011	7.50%	CAD	—	—	159.8	160.3
Others	Mar/2012	12.53%	ARS	7.0	8.9	9.8	12.0
Others	Jan/2009	8.50%	PYG	84.1	49.2	—	—
Others	Dec/2016	5.92%	USD	38.3	2.9	191.6	211.0

Total in foreign currency				882.4	2,097.8	3,395.2	2,964.9

Total loans and financings				3,158.1	2,420.8	5,302.2	5,310.8
Debentures 2009	Jul/2009	101.75% CDI	R$	843.8	21.9	—	817.1
Debentures 2012	Jul/2012	102.50% CDI	R$	41.1	33.6	1,248.0	1,248.0

Total debentures				884.9	55.5	1,248.0	2,065.1

Total				4,043.0	2,476.3	6,550.2	7,375.9

Abbreviations used:

•	EUR — European Community Euro

•	YEN — Japanese Yen

•	BA — Bankers Acceptance — Corresponding to 3.70% p.a. as of 9.30.08

•	TJLP — Long-Term Interest Rate — Corresponding to 6.25% p.a. on 9.30.08

•	CDI — Interbank Deposit Certificate — corresponding to 13.59% p.a. on 9.30.08

•	UMBBDES — Rate incurring on BNDES financing pegged to Currency Basket

a)	Guarantees

Loans and financings for expansion, construction of new plants and purchase of equipment are guaranteed by plants real estate mortgage and collateral of equipment. See Note 8(b).

AmBev’s subsidiaries, except for Labatt and Quinsa operations, hold debt and raw materials purchase agreements secured by AmBev’s sureties and guarantees.

b)	Maturities

As of September 30, 2008, long-term loans, financings and debentures fall due as follows:

2009 (October to December)	188.5
2010	253.7
2011	1,897.0
2012	2,620.5
2013	978.4
2014 onwards	612.1

6,550.2

c)	ICMS sales tax incentives

	September 30,	December 31,
	2008	2007

Current liabilities
Financings	7.9	45.5
Sales tax deferrals	55.0	24.1

	62.9	69.6

Non-current liabilities
Financings	197.3	174.1
Sales tax deferrals	585.5	617.4

	782.8	791.5

Balances classified as Financings refer to programs offered by certain Brazilian states, through which a percentage of the ICMS sales tax due is financed by the financial agent associated to the Government, on average for a six-year period as from the original ICMS maturity date.

Other balances related to “sales tax deferrals” result from deferral of ICMS payment due for terms of up to twelve years, as part of incentive programs to the industry. The deferred percentages may be stated during the program or vary regressively, from 75% in the first year to 40% in the final year. The deferred amounts are partially indexed by 60% to 80% of a general price index. The sales tax deferral is recorded as current liabilities under the item “Other taxes and contributions payable” an in non-current liabilities, in the item “Sales Tax Deferrals”.

d)	Labatt Canada

On January 14, 2007, a R$473.7 loan was contracted, with semiannual interest amortization at the fixed rate of 12.13% p.a. and maturity date on January 18, 2012.

e)	Bond 2017

On July 24, 2007, AmBev, through its wholly-owned subsidiary AmBev International Finance Co. Ltd. (“AmBev International”), issued R$300.0 (“Bond 2017”) in bonds denominated in reais with a fixed interest rate of 9.50% per year, amortized on a half-yearly basis, and with maturity on July 24, 2017. These bonds are fully and unconditionally guaranteed by AmBev. The payments of interest and principal will be in US Dollars, based on the exchange rate of the respective payment day.

f)	Promissory Notes

On April 15, 2008, the Company carried out its first issuance of Commercial Promissory Notes, in the amount of R$1,500.0, in a single tranche, with remuneration of 102% of CDI. The interest will be fully amortized on the maturity date which will occur on April 10, 2009.

g)	Contractual clauses

As of September 30, 2008, the Company and its subsidiaries are in compliance with the contractual clauses of its significant loan and financing.

12.	CONTINGENCIES

(i)	Proceedings with probable loss:

	September 30, 2008
		Judicial		December 31, 2007
	Provisions	Deposit	Net Provisions	Net Provisions

PIS and COFINS	73.1	(56.0)	17.1	16.7
ICMS and IPI	416.1	(1.6)	414.6	429.4
IRPJ and CSLL	72.6	(0.4)	72.2	80.0
Labor claims	266.2	(161.3)	104.8	137.9
Other	150.5	(10.4)	140.1	144.4

Total	978.5	(229.7)	748.8	808.4

Current liabilities	68.2	—	68.2	—
Non-current liabilities	910.3	—	680.6	808.4

					Exchange
	Balance on				Variation/	Balance on
	December 31,				Monetary	September 30,
	2007	Accruals	Reversals	Payments	Restatement	2008

PIS and COFINS	70.5	0.3	(0.3)	(0.2)	2.8	73.1
ICMS and IPI	430.9	30.4	(25.3)	(30.1)	10.2	416.1
IRPJ and CSLL	80.4	0.5	(6.7)	(0.1)	(1.6)	72.6
Labor claims	273.3	106.8	(64.4)	(51.8)	2.2	266.2
Other	152.6	24.7	(2.6)	(27.6)	3.5	150.5

Total Contingencies	1,007.7	162.7	(99.3)	(109.8)	17.1	978.5
(-)Judicial deposits	(199.3)	(49.2)	14.7	4.2	—	(229.7)

Total contingencies, net	808.4	113.5	(84.6)	(105.6)	17.1	748.8

Main liabilities related to fiscal claims and provisions for contingencies:

a)	PIS and COFINS

The Company and its subsidiaries filed lawsuits with the purpose of ensuring the right to pay PIS and COFINS on sales revenues only, exonerating it from the payment of these contributions on other revenues under the terms provided for by Law 9,718/98.

Following the enactment of Law no. 10,637/02 and Law no. 10,833/03, the Company and its subsidiaries began to pay these taxes on other revenues, as established by the prevailing laws.

Some lawsuits were judged definitively by the Federal Supreme Court and the provisions related to these lawsuits already solved were reversed when the final decision was issued.

b)	ICMS and IPI

The Company has several administrative and judicial proceedings related to ICMS and IPI taxes. The main reasons for these litigations are, among others, offsets, fulfillment of judicial injunctions exempting from tax payment and tax credits taken.

c)	Labor

The Company and its subsidiaries are involved in approximately 4,400 labor proceedings, considered as probable losses, with former employees, mainly related to overtime, dismissals, termination pays and benefits, among others.

d)	Other lawsuits

The Company and its subsidiaries have received notice of infraction and/or NFLDs (Tax Delinquency Notices) brought by the Brazilian Institute of Social Security — INSS. These lawsuits question, among other issues, the collection of contribution on PLR (Profit Sharing) payments, as well as the withholding of this contribution on payments to service suppliers.

The Company and its subsidiaries are involved in some lawsuits brought by former distributors who had their contracts terminated. Most of these lawsuits are still being analyzed at first court; only some of them are at superior Courts.

(ii)	Proceedings with possible loss:

The Company and its subsidiaries have other ongoing lawsuits for which, in the opinion of its legal counsels, the risk of loss is possible but not probable. For the lawsuits summarized below, the Company’s management understands there is no need for provision:

	September 30,	December 31,
	2008	2007

PIS and Cofins	309.8	289.8
ICMS and IPI	1,220.8	768.3
IRPJ and CSLL	3,845.0	3,319.0
Labor claims	76.8	95.7
Civil claims	243.9	239.3
Other	294.6	317.8

Total	5,990.9	5,029.9

On September 30, 2008, the Company and its subsidiaries do not have contingent assets for which the probability of success is probable to be disclosed.

a)	Profits generated abroad

The Company and its subsidiaries received tax assessments, related to tax authorities’ understanding about the Brazilian laws in connection with taxation in Brazil of profits obtained by subsidiaries or affiliated companies domiciled abroad.

Based on the opinion of its legal advisors, the Company’s management understands that these tax assessments were made based on incorrect analysis of the laws mentioned above, because, among other factors: (i) it considers the assumption of availability, which did not exist in prevailing laws in the period referring to the tax assessment; (ii) it disregards the existence of a treaty entered into between Brazil and Spain to avoid double taxation; and (iii) by mistake in the ascertainment of amounts supposedly due.

The Company, based on the opinion of its legal advisors, did not record provisions in relation to these tax assessments, which totaled R$4,892.2 on September 30, 2008. Considering these factors, as well as the fact that the issue has no been subject-matter of examination yet on the highest stage of the Brazilian Judiciary Court, the Company, based on the opinion of its legal advisors, considered that the amount of R$3,390.0 involves a risk of possible loss, while the amount of R$1,502.2 represents a risk of remote loss.

b)	Labatt Canada

Labatt Canada was assessed by the Canadian Government for the interest rate used in certain related party debts and related party transactions, and other transactions existing in the past. The total amount of the exposure may reach CAD$230.0, equivalent to R$415.3 on December 31, 2007. In the event Labatt Canada is required to pay these amounts, CAD$120.0 will be reimbursed by A-B InBev, equivalent to R$216.7 on December 31, 2007.

During 2008, payments of CAD$103.6, equivalent to R$186.4, have been made on account as required by the Canadian Government. A-B InBev has reimbursed Labatt Canada for a portion of these payments, totaling CAD$79.2, equivalent to R$142.5. Labatt Canada is continuing to challenge these assessments. After considering the transactions in the period, the likely payable amount was assessed at CAD$85.6, equivalent to R$154.0, which is provided for under “Other liabilities” on September 30, 2008.

c)	Warrants

Certain holders of the Company’s subscription bonus (“warrants”) issued in 1996 for exercise in 2003 proposed lawsuits to subscribe corresponding shares at a strike price lower than the Company considers as established upon the bonus issuance, and also to receive dividends correspondent to these shares since 2003 (in a current amount of approximately R$117.1), besides the legal fees. In case the Company loses the totality of these lawsuits, the issuance of 5,536,919 preferred shares and 1,376,344 common shares would be necessary, receiving in counterentry funds significantly lower than the shares’ market value.

13.	SOCIAL PROGRAMS

a)	IAPP — Instituto AmBev de Previdência Privada (AmBev Private Pension Plan Institute)

AmBev and its subsidiaries in Brazil sponsor two types of pension plans: a defined contribution plan (open to new participants) and a defined benefit plan (closed to new participants since May 1998), with the possibility of migrating from the defined benefit plan to the defined contribution plan. These plans are funded by the participants and by the sponsor, and managed by the IAPP. The main purpose of these plans is to supplement the retirement benefits of employees and management. In the nine-month period ended on September 30, 2008, the Company and its subsidiaries made contributions of R$839 thousand (R$4.5 for the nine-month period ended on September 30, 2007).

The surplus of assets of IAPP is booked by the Company in its financial statements, under “Other assets”, at the amount of R$18.5 on September 30, 2008 (R$18.5 on December 31, 2007), amount estimated as maximum limit of its future utilization, considering the legal restrictions that prevent the return of a possible outstanding asset surplus, in the event of a winding up of the IAPP and for which there is no use by means of payment of pension plan benefits.

b)	Medical assistance benefits and others provided directly by the Company and subsidiaries

The Company and its subsidiaries directly provide medical assistance, reimbursement of medicine expenses and other benefits to retired employees, and such benefits are not being granted to new retirements.

On September 30, 2008, the balances of R$149.3 (R$224.2 on December 31, 2007), are recognized in the Company’s financial statements in the account “Provision for medical assistance benefits and other”, within “Other liabilities” in Long-term liabilities.

c)	Fundação Antonio e Helena Zerrenner Instituição Nacional de Beneficência — FAHZ.

The FAHZ’s primary purpose is to provide the Ambev employees and managers in Brazil with medical/hospital and dental assistance, to sponsor professional specialization and graduation courses, and to maintain facilities that provide aid and assistance to the elderly, through direct actions or financial agreements with other entities.

The actuarial liabilities related to the benefits provided by FAHZ were fully offset by its assets on September 30, 2008 at the same date, and the assets surplus was not recorded by the Company in its financial statements.

14.	SHAREHOLDERS’ EQUITY

a)	Capital and shareholders’ rights

(i)	Subscribed and paid-in capital stock

On September 30, 2008, the Company’s capital stock, at the amount of R$6,599.8, was represented by 614,912 thousand shares of which 345,508 thousand are common shares and 269,404 thousand are preferred shares, all of them non-par registered shares.

At the Board of Directors’ Meeting held on July 25, 2008, the members of the Board ratified the Company shareholders’ subscription of 431,000 common shares and 61,000 preferred shares at the price of R$111.48 and R$123.30 per share, respectively, totaling R$55.7. The 25,000 common shares and 95,000 preferred shares whose shareholders exercised the right to withdraw provided for in the legislation were deducted from this ratification; the amount of R$14.6 referring to the aforementioned right was reimbursed to shareholders on July 25,2008.

At the Annual and Extraordinary General Meeting held on April 28, 2008, the following changes in the Company’s capital stock occurred:

•	Capital stock increase in the amount of R$307.2, by means of the issuance of 1,814 thousand common shares and 852 thousand preferred shares to Interbrew and Ambrew, all of those shares being paid-up with the partial capitalization of the fiscal benefit ascertained by the Company with the partial amortization of the special goodwill reserve;

•	Capital stock increase in the amount of R$131.7 without the issuance of shares, corresponding to the capitalization of 30% of the fiscal benefit ascertained by the Company with the partial amortization of the incentive reserve;

•	Cancellation of 1,792 thousand common shares and 10,871 thousand preferred shares issued by the Company held in treasury, without decrease of the capital stock amount.

(ii)	Share rights

Our preferred shares are non-voting but have priority in the return of capital in the event of liquidation. Our common shares have the right to vote at shareholder meetings. Under our by-laws, we are required to distribute to shareholders as a mandatory dividend in respect of each fiscal year ending on December 31 an amount not less than 35% of our net income determined under Brazilian GAAP, as adjusted in accordance with applicable law, unless payment of such amount would be incompatible with AmBev’s financial situation. The mandatory dividend includes amounts paid as interest attributed to shareholders’ equity. Preferred shares are entitled to a dividend premium of 10% over that received by the common shareholders.

(iii)	Share activity (in thousands of shares)

	September 30,	December 31,
	2008	2007

Preferred shares:
At beginning of period	279,362	29,957,173
Capital Increase	913	135,092
Cancellation of shares	(10,871)	(2,156,014)

Balance on July 31, 2007	—	27,936,251
Reverse stock split(*)	—	(27,656,889)

At end of period	269,404	279,362

Common shares:
At beginning of period	345,055	34,501,039
Capital Increase	2,245	162,284
Cancellation of shares	(1,792)	(157,851)

Balance on July 31, 2007	—	34,505,472
Reverse stock split(*)	—	(34,160,417)

At end of period	345,508	345,055

(*)	Reverse stock split in the proportion of 100 for 1

b)	Authorized capital

The Company is authorized to increase its capital stock up to 700,000 thousand shares, regardless of by-law amendment, upon the Board of Directors’ resolution, which shall resolve on the payment conditions, characteristics of shares to be issued and issuance price, and shall also establish whether the capital stock shall be increased by means of public or private subscription.

c)	Dividends and Interest attributed to shareholders’ equity

The Board of Directors’ Meeting held on September 24, 2008 approved the distribution of: (i) dividends related to the income earned up to August 31, 2008, and allocated to the minimum mandatory dividends of the fiscal year 2008, at the ratio of R$0.94 per common share and R$1.03 per preferred share, without withholding income tax, pursuant to the law in force; and (ii) interest attributed to shareholders’ equity (“JCP”), related the income earned up to August 31, 2008, allocated to the minimum mandatory dividends of the fiscal year 2008, at the ratio of R$0.37 per common share and R$0.41 per preferred share. The distribution of JCP was taxed pursuant to the law in force, resulting in a net distribution of JCP of R$0.31 per common share and R$0.35 per preferred share.

The abovementioned payments were made as from October 13, 2008 (by referendum of the next Annual General Meeting relating to the fiscal year that will end on December 31, 2008), based on the shareholding position at September 29, 2008, for the shareholders of Bovespa and on October 2, 2008, for the shareholders of NYSE, without monetary restatement. The shares and ADRs were traded ex-dividends as from September 30, 2008.

The total net amount distributed as dividends and interest attributed to shareholders’ equity was R$1.25 per common share and R$1.38 per preferred share.

d)	Treasury shares

During the nine month period ended September 30, 2008, the Company acquired in the market 2,105.0 thousand preferred shares at the weighted average cost of R$121.66, the maximum cost being R$126.52, and the minimum cost being R$98.90, and 257.0 thousand common shares at the weighted average cost of R$109.35, the maximum cost being R$111.48 and the minimum cost being R$86.20.

Changes in the Company’s treasury shares during the nine-month period ended on September 30, 2008 were as follows:

	September 30,	December 31,
	2008	2007

Preferred shares:
At beginning of period	7,668	704,125

Reverse stock split(*)	—	(697,084)
Movements occurred in the year:
Repurchase of shares	2,168	22,801
Transfer to employees under the stock ownership plan	(281)	(614)
Cancellation of shares	(10,872)	(21,560)
Acquisition	2,105	—

At end of period	788	7,668

Common shares:
At beginning of period	1,191	34,694

Reverse stock split(*)	—	(34,347)
Movements occurred in the year:
Repurchase of shares	464	2,545
Transfer to employees under the stock ownership plan	(24)	(123)
Cancellation of shares	(1,791)	(1,578)
Acquisition	257	—

At end of period	97	1,191

(*)	Reverse stock split at the ratio of 100 per 1

On March 3, 2008, the closing of the share buyback program launched on December 12, 2007 was approved. On this same date, the Company launched a new buyback program to acquire common and preferred shares issued by itself, up to the amount of R$750.0, terminating on February 26, 2009, in compliance with CVM Instruction no. 10/80 and its subsequent amendments.

e)	Stock ownership plan

AmBev maintains a plan for the purchase of shares by employees, in order to align the interests of shareholders with those of employees. The Plan is managed by the Board of Directors. The Board of Directors periodically creates share acquisition plans, defining the terms and categories of employees to be benefited, and determines the price for which the shares will be purchased.

The options granted as from 2006 can be only exercised 5 years after its grant and expire 10 years after the grant date. Should the existing labor agreement come to an end, the rights to the stock options expire under certain conditions.

The beneficiaries of share purchase rights granted as from 2003 are no longer entitled to advances for the purchase of shares. On September 30, 2008, the outstanding balance of advances to employees for the purchase of shares refers to the plans granted before 2003, and amounts to R$29.6 (R$41.6 on December 31, 2007). The loans are guaranteed by the shares purchased.

Movements in outstanding share options for the nine month period ended on September 30, 2008 and the year ended December 31, 2007, respectively, were as follows:

	Share Purchase Option — per Thousand Shares
	September 30, 2008		December 31, 2007
Description	Preferred	Common	Preferred	Common

Balance of share purchase options exercisable at the beginning of the year	2,956	130	243,383	33,825

Reverse stock split(*)	—	—	(240,949)	(33,487)

Movements occurred during the period:
Exercised	(28)	(5)	(614)	(123)
Cancelled	(45)	(6)	(390)	(60)
Granted	—	—	866	—

Balance of share purchase options exercisable at the end of the period	2,883	119	2,296	155

(*)	Reverse stock split at the ratio of 100 per 1.

15.	TREASURY

a)	Overview

The Company and its subsidiaries hold certain amounts of cash and cash equivalents in foreign currency, and carry out currency and interest rate swap operations and commodities and currency forward contracts to hedge against the effects of exchange rate variations on the consolidated exposure to foreign currency, interest rate fluctuations, and changes in raw materials prices, particularly aluminum, sugar and wheat.

The derivatives mentioned above are contracted for hedging purposes only, with no leveraged or speculative positions, which does not prevent that redemptions may occur at any time, although the Company really intends to mantain them until the end of the underlying operation (hedged item). The management of the risks involved in these operations is conducted through policies and strategies defined by management, and include the monitoring of the exposure levels of each market risk, future cash flow forecast and the establishment of exposure limits. Such policy also determines that the update of information in the operating systems, as well as the confirmation and execution of operations with third parties are carried out with an adequate segregation of duties.

The management evaluates that based on statistical tools of risk analysis and on the characteristics of the exposures mapped, and the instruments contracted for mitigating such exposures as of September 30, 2008, the results from derivative operations will be substantially offset by corresponding variations in the hedged items.

Thus, the management understands that the contracted operations with derivative instruments do not expose the Company to significant risks that may generate material losses originating from foreign exchange variation, interest or other forms of variation, rendering it unnecessary to disclose a table demonstrating the sensitivity analysis, as encouraged by CVM Resolution 550 as of October 17, 2008.

b)	Derivative instruments

The Company, in order to reduce the risks of exposure to certain fluctuations in exchange rates, interest rates and commodity prices, enters into derivative instruments. The amounts contracted as derivative instruments are as follows:

	September 30,	December 31,
Financial instrument	2008	2007

Currency hedge(i)
Reais/US$	2,825.3	2,412.6
Reais/Euros	22.6	494.7
Reais/Yen	—	339.4
PEN /US$	53.1	55.1
CAD/US$	41.2	159.6
CAD/R$	1,100.6	1,485.3
CAD/Euros	18.0	—
ARS/US$	619.4	—
ARS/Euros	18.6	—
BOB/US$	73.3	—
CLP/US$	74.3	—
UYU/US$	44.2	—
Interest rate hedge(i)
CDI x Fixed Rate	(50.5)	700.8
Fixed Rate / Canadian BA	(281.7)	751.3
Commodities hedge(i)
Aluminum	568.1	314.2
Sugar	170.1	94.0
Wheat	199.3	(23.9)
Others	14.2	—

	5,510.1	6,783.1

(i)	The amounts were determined based on the market value of financial instruments of currency, interest rate and commodities hedges.

As of September 30, 2008, unrealized gains on variable income on derivative operations were limited to the lower value between the “curve” of the instruments and the respective fair value.

Had the Company recorded its derivative instruments at fair value, it would have recorded, for the period ended on September 30, 2008, an additional gain of R$50.0 (R$0.7 on September 30, 2007), presented as follows:

			Unrealized
	Book	Fair	Variable
Financial Instruments	Value	Value	Gains/(Losses)

Swaps/financial forwards	(30.7)	(30.7)	—
Swaps/operational forwards	(117.8)	(117.8)	—
Future Contracts — currency agreements	(3.3)	(3.3)	—
Future Contracts — interest agreements	(0.9)	(0.9)	—
Swaps Bond 11	159.9	146.4	(13.5)
Swaps Bond 13	22,8	(26.6)	(49.4)
Swaps Bond 17	(1,2)	(1.3)	0.1
Forward R$ x CAD Labatt Canada	213.1	311.6	98.4
Interest Rate Swap Labatt Canada	2.8	17.5	14.7

Total derivative instruments	244.7	294.7	50.0

(ii)	Currency and commodities hedge

These instruments have the specific purpose of reducing the Company’s exposure to the fluctuation of prices denominated in foreign currency of raw material purchases. The gains or losses are deferred and recognized in the statement of income, when the sale of the corresponding product occurs.

The effect relating to the commodities and currency hedge operations recorded in the statement of income as “Cost of goods sold” was:

	Decrease/ (Increase)
	in the Cost of Goods Sold
	September 30,	September 30,
Description	2008	2007

Currency hedge	(139.4)	(103.3)
Hedge of sugar	10.4	(42.9)
Hedge of wheat	(5.4)	(4.9)
Hedge of aluminum	9.4	10.5

	(125.0)	(140.6)

On September 30, 2008, unrealized gains in the amount of R$19.9 were deferred in “Other liabilities”. Such gain shall be recognized as a credit to the Company’s results with the amount of R$17.7 recorded as “Cost of goods sold” when the corresponding finished products are sold and the remaining balance as operating expenses.

c)	Debt Financial Instruments

The Company’s financial liabilities, mainly represented by bonds and financing operations, are recorded at cost value, monetarily restated at initial interest rates contracted, plus monetary and exchange variations, according to closing indexes for each period.

Had the Company used a method where its financial liabilities could be recognized at market value, it would have recognized an additional loss, before income and social contribution taxes, of approximately R$257.1 on September 30,2008 (R$549.6 on September 30, 2007), as presented below:

Financial Liabilities	Book Value	Market Value	Difference

Working Capital BRL (Labatt)	1,182.5	1,328.8	(146.2)
Senior Notes — BRL(i)	159.8	173.1	(13.4)
International financings (other currencies) — (ii)	2,053.7	2,053.7	—
Promissory Notes(ii)	1,585.0	1,585.0	—
Agro-industrial credit(ii)	513.9	513.9	—
BNDES/FINEP/EGF(ii)	279.7	279.7	—
Resolution 2770 / Compror 2770	111.0	108.8	2.2
Working capital	111.2	109.2	2.0
Bond 2017	305.2	232.3	72.9
Bond 2011 and Bond 2013	1,953.2	2,127.8	(174.6)
Debentures(ii)	2,132.9	2,132.9	—

	10,388.2	10,645.1	(257.1)

(i)	Private Bonds entered into by Brewers Retail Inc. (BRI) and proportionally consolidated by Labatt Canada in Canadian dollars.

(ii)	Loans for which book value and market value are similar.

The criterion used to determine the market value of the debt financial instruments was based on quotations of investment brokers, on quotations of banks which provide services to AmBev and Labatt Canada and on the secondary market value of bonds on September 30, 2008, being approximately 110.65% of face value for Bond 2011, 108.00% for Bond 2013 and 76.10% for Bond 2017 (116.75% for Bond 2011, 116.67% for Bond 2013 and 86.91% for Bond 2017 on December 31, 2007).

d)	Financial income and expenses

	Nine-Month Period
	Ended
	September 30
	2008	2007

Financial income
Exchange variation on financial investments	(6.6)	(41.0)
Interest on cash and cash equivalents	94.0	72.8
Net gains on derivative instruments	301.8	—
Interest charges on taxes, contributions and judicial deposits	58.3	24.2
Interest on advances to employees for the purchase of shares	4.9	5.4
Interest and exchange variation on loans	0.6	1.5
Other	38.3	17.2

	491.3	80.1

	Nine-Month Period
	Ended
	September 30
	2008	2007

Financial expenses
Exchange variation on loans and financings	(326.0)	346.5
Net losses on derivative instruments	(129.9)	(503.7)
Interest on debts in foreign currencies	(313.7)	(399.3)
Interest on debts in reais	(506.6)	(291.6)
Interest and exchange rate variation on loans	(2.4)	(1.7)
Taxes on financial transactions	(30.1)	(77.3)
Financial charges on contingencies and other	(15.2)	(62.6)
Other	(60.1)	(36.8)

	(1,384.0)	(1,026.5)

Net financial income/ (expense)	(892.7)	(946.4)

e)	Concentration of credit risk

A substantial part of the Company’s sales is related to distributors, supermarkets and retailers, within a broad distribution network. Credit risk is reduced because of the large spread in the number of customers and control procedures to monitor this risk. Historically, the Company does not record significant losses on receivables from customers.

In order to minimize the credit risk of its investments, the Company has adopted procedures for the allocation of cash and investments, taking into consideration limits and credit analysis of financial institutions, not allowing credit concentration, i.e., the credit risk is monitored and minimized as the negotiations are carried out only with a select group of counterparties highly qualified.

Aiming to minimize the credit risk with its counterparties in material derivative operations, the Company adopts bilateral “trigger” clauses with these counterparties. Pursuant to these clauses, whenever the fair value of an operation exceeds a percentage of its notional value (usually between 10% and 15%), the debtor shall settle the difference in relation to this limit on behalf of the creditor. As of September 30, 2008, the total amount of this limit is R$239.3 (equivalent to US$125.0) in derivative operations contracted in Brazil, and R$124.4 (equivalent to US$65.0) in derivative operations contracted abroad.

16.	INCOME AND SOCIAL CONTRIBUTION TAXES

a)	Reconciliation of income and social contribution taxes expenses with their statutory rates

	Nine-Month Period
	Ended on
	September 30
	2008	2007

Net income before income and social contribution taxes	3,184.8	2,862.9
Statutory profit sharing and contributions	(8.3)	(0.6)

Consolidated net income before income and social contribution taxes and minority interest	3,176.5	2,862.3

Income and social contribution taxes expense at nominal rates (34)%	(1,070.1)	(948.7)
Adjustments to obtain the effective rate resulting from permanent differences:
Goodwill amortization, non-deductible portion(i)	(396.4)	(354.5)
Foreign subsidiaries’ income not subject to taxation	40.6	3.9
Interest attributed to shareholders’ equity	257.0	263.0
Equity gains in subsidiaries	49.1	54.8
Exchange variation on foreign investments	40.0	(68.0)
Permanent additions and exclusions and other	19.6	(42.6)

Income and social contribution taxes expense	(1,060.2)	(1,092.1)

(i)	The amortization of nondeductible goodwill includes the effects of Labatt ApS in relation to Labatt Canada, totaling R$963.5 in the period ended on September 30, 2008 (R$847.2 on September 30, 2007), generating a permanent tax diference, as it is not deductible, totaling R$327.6 (R$288.0 on September 30, 2007).

b)	Breakdown of benefit (expenses) of income and social contribution taxes on net income

	Nine-Month Period
	Ended
	September 30
	2008	2007

Current	(771.9)	(607.0)
Deferred	(288.4)	(485.2)

Total	(1,060.3)	(1,092.2)

c)	Breakdown of deferred taxes

Deferred income and social contribution taxes are recorded to reflect future tax effects on temporary differences between the fiscal and accounting basis of assets and liabilities.

According to CVM Instruction 371, dated June 27, 2002, the Company, based on the expectation of future taxable profits, determined by technical studies approved by the management, also recognized tax assets related to tax losses carryforward and negative basis of social contribution, which do not expire and whose utilization is limited to 30% of annual taxable income. The deferred tax assets accounting balance is reviewed periodically and projections are evaluated annually. Should there be relevant factors, which may modify those projections, they are evaluated by the Company during the fiscal year.

The deferred income and social contribution taxes were calculation based on:

	September 30,	December 31,
	2008	2007

Current assets
Tax losses carryforwards	262.3	157.0
Temporary differences:
Goodwill future profitability — Mergers	350.8	350.8
Provision for interests attributed to shareholders’ equity	87.3	—
Provision for restructuring	6.8	11.5
Provision for employees profit sharing	4.3	32.3
Provision for marketing and selling expenses	110.1	57.9
Others	36.7	40.2

	858.3	649.7

Long-term assets
Tax losses carryforwards	504.4	624.7
Temporary differences:
Provision for losses on tax incentives	7.6	7.6
Goodwill future profitability — Mergers	1,560.1	1,822.5
Provision for benefits to employees	50.2	68.8
Provision for losses on properties held for sale	12.7	12.7
Provision for losses on hedge	86.2	159.9
Allowance for doubtful accounts	10.4	10.5
Non-deductible provisions	252.7	277.3
Others	77.6	52.8

	2,562.0	3,036.8

	September 30,	December 31,
	2008	2007

Long-term liabilities
Temporary differences
Accelerated depreciation	30.8	34.3
Others	138.3	97.2

	169.1	131.5

The management considers that deferred tax assets on temporary differences will be realized proportionally to the ultimate conclusion of contingencies and events that originated them.

Based on technical studies of projections of future taxable income determined according to CVM Instruction 371, the Company estimates to recover the deferred tax assets on tax losses carryforwards of the parent company and subsidiaries located in Brazil and abroad, in the following years:

Amounts in Millions of Reais
Year	2009	2010	2011	2012	Total

Amount	257	79	29	139	504

The balance of deferred income tax assets as of September 30, 2008 includes the total effect of tax loss carryforward of Brazilian subsidiaries, including the balance from the acquisition of Cervejarias Cintra Indústria e Comércio Ltda, held in May 2007 which have no expiration dates and are available for offset against future taxable income. Part of tax benefit corresponding to the tax loss carryforward of subsidiaries abroad was not recorded as an asset, as management cannot determine whether its realization is probable.

17.	COMMITMENTS WITH SUPPLIERS

The Company holds agreements with certain suppliers to acquire certain quantities of materials that are important for the production and packaging processes, such as plastics for PET bottles, aluminum, natural gas and property, plant and equipment.

The Company has the following commitments assumed with suppliers:

On September 30
Year	2008	2009	2010	2011	Total

Amounts	1,045.1	1,330.6	1,161.2	73.4	3,610.3

On December 31
Year	2008	2009	2010	2011	Total

Amounts	1,777.3	884.2	898.2	7.3	3,567.0

18.	OTHER OPERATING INCOME (EXPENSES), NET

	Nine-Month Period
	Ended
	September 30
	2008	2007

Operating income
Fiscal incentive of subsidiares	144.3	157.9
Exchange variation on investments abroad	266.2	—
Tax recovery (PIS / Cofins)	0.8	19.5
Gain on tax incentive setllement	23.9	18.3
Reversal provision of assets — Cintra	18.5	—

Other operating income	20.0	38.6

	473.7	234.3
Operating Expenses
Goodwill amortization	(1,252.7)	(1,146.1)
Exchange variation on investments abroad	—	(204.2)
PIS/Cofins on other income	(2.2)	(4.1)
Provision for inventory losses	(0.8)	(7.0)
Reversal other investments	(5.3)	—

Other operating expenses	(12.6)	(21.2)

	(1,273.6)	(1,382.6)

Other operating income (expenses), net	(799.9)	(1,148.3)

19.	NON-OPERATING INCOME (EXPENSES), NET

	Nine-Month Period Ended
	September 30
	2008	2007

Non-operating income
Gain from the disposal of property, plant and equipment	11.4	33.7
Gain from the interest in investees	—	3.2
Gain from the disposal of real estate held for sale	26.7	14.1
Other non-operating income	14.1	3.1

	52.2	54.1

Non-operating expenses
Loss from the disposal of real estate held for sale	(0.7)	(6.6)
Provision for restructuring	(9.2)	(13.8)
Provision for losses on other investments	(23.8)	—
Other non-operating expenses	(6.4)	(3.6)
Total non-operating income (expenses), net	12.1	30.1

20.	INSURANCE

The Company and its subsidiaries maintain standard programs of security, training, environment and quality in all its units, in order among other purposes, to reduce risks of accidents. In addition, it maintains insurance policies, which coverage is determined by experts, taking into consideration the nature and degree of risks, for amounts deemed sufficient to cover occasional significant losses on its assets and liabilities. Due to their nature, risk assumptions are not included in the scope of a financial statements review, and therefore were not reviewed by our independent auditors.

21.	ENVIRONMENT

In the nine-month period to September 30, 2008, the Company and its subsidiaries invested, in construction and equipment in activities, the amount of R$27.1 and R$41.1 respectively, related to water/effluent treatment and disposal of residues (R$24.3 and R$36.3 in the same period in 2007, respectively).

22.	SUBSEQUENT EVENTS

a)	Accounting pronouncements issued after September 30, 2008:

In connection with the convergence of the Brazilian generally accepted accounting practices (BR GAAP) to International Financial Reporting Standards (IFRS), the following accounting pronouncements were issued after September 30, 2008 to be effective in the financial statements of the year-ending December 31, 2008:

CPC 04 — Intangible assets

Approved by CVM Resolution 553, of November 12, 2008, the objective of this pronouncement is to prescribe the accounting treatment for intangible assets that are not dealt with specifically in another pronouncement. This pronouncement requires an entity to recognize an intangible asset if, and only if, specified criteria are met. The pronouncement also specifies how to measure the carrying amount of intangible assets and requires specified disclosures about intangible assets. The Company is currently evaluating the impact of adopting this new pronouncement on its results of operations and financial position for the year-ending December 31, 2008.

CPC 05 — Related party disclosures

Approved by CVM Resolution 560, of December 11, 2008, the objective of this pronouncement is to ensure that an entity’s financial statements contain the disclosures necessary to draw attention to the possibility that its financial position and profit or loss may have been affected by the existence of related parties and by transactions and outstanding balances with such parties.

CPC 06 — Leases

Approved by CVM Resolution 554, of November 12, 2008, the objective of this pronouncement is to prescribe, for lessees and lessors, the appropriate accounting policies and disclosure to apply in relation to leases. The Company is currently evaluating the impact of adopting this new pronouncement on its results of operations and financial position for the year-ending December 31, 2008.

CPC 07 — Government grants and government assistance

Approved by CVM Resolution 555, of November 12, 2008, the objective of this pronouncement is to define the appropriate accounting policies and disclosure of government grants and of other forms of government assistance. The Company is currently evaluating the impact of adopting this new pronouncement on its results of operations and financial position for the year-ending December 31, 2008.

CPC 08 — Transaction costs and share premium

Approved by CVM Resolution 556, of November 12, 2008, the objective of this pronouncement is to define the appropriate accounting policies and disclosure of qualifying transaction costs and share premium. The Company is currently evaluating the impact of adopting this new pronouncement on its results of operations and financial position for the year-ending December 31, 2008.

CPC 09 — Added-Value Statement

Approved by CVM Resolution 557, of November 12, 2008, this pronouncement requires the presentation of Added-Value Statement, which started being mandatory for public companies for the year-ending December 31, 2008.

CPC 10 — Share-based payment

Approved by CVM Resolution 562, of December 17, 2008, the objective of this pronouncement is to specify the financial reporting by an entity when it undertakes a share-based payment transaction. In particular, it requires an entity to reflect in its profit or loss and financial position the effects of share-based payment transactions, including expenses associated with transactions in which share options are granted to employees. The Company is currently evaluating the impact of adopting this new pronouncement on its results of operations and financial position for the year-ending December 31, 2008.

CPC 12 — Present value adjustment

Approved by CVM Resolution 564, of December 17, 2008, the objective of this pronouncement is to define specific criteria to adjust assets and liabilities arising from long-term operations, as well as significant short-term operations, to its present value. As mentioned in Note 2(b)(6), assets and liabilities classified as Non-Current Assets and Non-Current Liabilities, as well as significant Current balances, are already presented at their present value.

CPC 13 — First-time adoption of Law 11,638

Approved by CVM Resolution 565, of December 17, 2008, the objective of this pronouncement is to ensure that an entity’s first financial statements prepared according to the new accounting practices, and its interim financial reports for part of the period covered by those financial statements, contain high quality information that:

•	is transparent for users and comparable over all periods presented;

•	provides a suitable starting point for accounting under the new Brazilian accounting practices, and

•	can be generated at a cost that does not exceed the benefits to users.

The Company is currently evaluating the impact of adopting this new pronouncement on its results of operations and financial position for the year-ending December 31, 2008.

CPC 14 — Financial Instruments — Part I

Approved by CVM Resolution 566, of December 17, 2008, the objective of this pronouncement is to establish principles for recognizing and measuring financial assets, financial liabilities and some contracts to buy or sell non-financial items. The Company is currently evaluating the impact of adopting this new pronouncement on its results of operations and financial position for the year-ending December 31, 2008.

b)	Profits generated abroad

In December 2008, the Administrative Court decided one tax assessment relating to earnings of our foreign subsidiaries (please refer to Note 12 (ii) (a)). This decision was partially favorable to AmBev, and we will appeal.

Based on the advice of external counsel and our assessment of the risk of loss, we have not recorded any provision in connection therewith. After this decision, based on the advice of external counsel, we have revaluated the total exposures of possible (but not probable) losses relating to profits generated abroad, to be approximately R$2,821.6 in December 2008.

23.	SUMMARY OF PRINCIPAL DIFFERENCES BETWEEN BRAZILIAN GAAP AND US GAAP

a)	Description of the GAAP differences

The Company’s accounting policies comply with and its consolidated financial statements have been prepared in accordance with, accounting principles set forth in Brazilian GAAP. The Company has elected to use its Brazilian GAAP financial statements as its primary financial statements.

Certain reclassifications have been made to conform the prior years US GAAP reconciling items to the current year presentation.

A summary of the Company’s principal accounting policies that differ significantly from US GAAP is set forth below.

(i)	Supplementary inflation restatement in 1996 and 1997 for US GAAP

Under Brazilian GAAP, inflation accounting was discontinued effective January 1, 1996. Prior to that date, Brazilian GAAP statements included indexation adjustments which partially accounted for the effect of inflation on property, plant and equipment, investments, deferred charges (collectively referred to as “Permanent assets”) and shareholders’ equity, and reported the net charge or credit in the statement of operations. However, under US GAAP, Brazil ceased to be treated as a highly inflationary economy only from January 1, 1998. Therefore the financial information for purposes of US GAAP for the two-year period ended December 31, 1997 include additional inflation restatement adjustments made by applying the IGP-M to permanent assets and shareholders’ equity.

Shareholders’ equity under US GAAP was increased by R$21.6 and R$22.9 at September 30, 2008 and December 31, 2007, respectively, due to the additional inflation restatement adjustments, net of depreciation.

(ii)	Reversal of inflation restatement adjustment on foreign subsidiaries

Under Brazilian GAAP, the financial statements of our subsidiary operating in Venezuela include inflation accounting adjustments for certain periods. For purposes of US GAAP, this country was not considered to be highly inflationary for the periods presented and, accordingly, amounts are reported based on nominal local currency balances translated to Brazilian reais at the period-end exchanges rates for balance sheet accounts and average rates for each month of the period for statements of operations and cash flows.

Shareholders’ equity under US GAAP was reduced by R$46.3 and R$36.6 at September 30, 2008 and December 31, 2007, respectively, due to the reversal of the inflation restatement adjustments. These amounts generates increases in depreciation charges of R$9.6 and R$3.9 for the nine-month period ended September 30, 2008 and 2007, respectively.

(iii)	Property, plant and equipment

•	Capitalized interest

Under Brazilian GAAP, as from January 1, 1997, the CVM requires capitalization of interest costs during the construction, development, or acquisition period of qualified assets. Capitalization is recorded with respect to loans directly related to the financing of the asset being constructed or developed, and normally includes foreign exchange losses. Capitalized interest is depreciated over the respective useful lives of the productive assets.

Under U.S. GAAP, Statement of Financial Accounting Standard (“SFAS”) No. 34, Capitalization of Interest Cost, requires that interest cost should be capitalized on the average amounts of acumulated expenditures related to qualifying assets. Interest eligible for capitalization generally excludes expenses that are not classified as interest expense under U.S. GAAP. The interest rate used for capitalization purposes is based on the Company’s outstanding borrowings in place during the period necessary to bring the qualifying assets to the conditions and locations necessary for their intended use. Capitalized interest is amortized over the life of the qualifying assets.

For reconciliation purposes, an increase in shareholders’ equity due to capitalized interest, net of amortization effects, was recorded in the amount of R$7.8 and R$8.5 at September 30, 2008 and December 31, 2007, respectively.

•	Impairment

Under Brazilian GAAP, companies are required to determine on a recurring basis if operating income is sufficient to absorb the depreciation of long-lived assets in order to assess potential asset impairment. In the event such operating income is insufficient to recover the depreciation, the assets, or groups of assets, are written down to recoverable values. In the event of a planned substitution of assets prior to the end of the original estimated useful life of the asset, depreciation of such asset is accelerated to ensure that the asset is depreciated according to estimated net realizable values at the estimated date of substitution.

Under US GAAP, SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets, requires companies to test for impairment the carrying amount of long-lived assets whenever events and circumstances indicate that their carrying amount may not be recoverable. The carrying amount of long-lived assets is considered impaired when it exceeds their fair value in which case, an impairment loss is recognized based on the amount by which the carrying amount exceeds fair value.

No impairment has been recognized under either Brazilian GAAP or US GAAP as a result of these reviews.

(iv)	Deferred charges

Brazilian GAAP permits deferral of acquisition and implementation of software, payments made to distributors for the acquisition of distribution areas (recorded as intangible assets under Property, plant and equipment) and preoperating expenses incurred in the construction or expansion of a new facility until the facility begins operations (recorded as deferred charges).

Under US GAAP, amounts incurred in the construction or expansion of a new facility do not meet the conditions established for deferral and accordingly have been charged to income.

For reconciliation purposes, accumulated deferred charges expensed under US GAAP, net of amortization effects, amounted to R$(30.3) and R$(43.6) for the nine-month period ended September 30, 2008 and for the year ended December 31, 2007, respectively.

(v)	Business combinations

Under Brazilian GAAP, goodwill arises from the difference between the amount paid and the Brazilian GAAP book value of the net assets acquired. This goodwill is normally attributed to the difference between the book value and the market value of assets acquired or justified based on expectation of future profitability and is amortized over the remaining useful lives of the assets or up to ten years. Negative goodwill arises under Brazilian GAAP when the book value of assets acquired exceeds the purchase consideration; negative goodwill is not generally amortized but is realized upon disposal of the investment.

Under US GAAP, fair values are assigned to assets acquired and liabilities assumed in business combinations, including intangible assets and unallocated goodwill. Under US GAAP, goodwill is not amortized but, instead, is assigned to an entity’s reporting unit and tested for impairment at least annually. The Company’s annual impairment testing date under SFAS No. 142 is December 31, 2008. As of September 30, 2008, management has considered goodwill triggering events, including for the reporting units, and concluded there were no triggering events requiring an impairment test for goodwill at September 30, 2008. The differences in relation to Brazilian GAAP arise principally from the measurement of the consideration paid under US GAAP using the fair value of shares and put options issued, the fair value assigned to assets acquired and liabilities assumed and the effects of amortization which are no longer recorded for US GAAP purposes.

Under SFAS No. 141 if an excess of net assets exists over the purchase price such excess is allocated to reduce non current assets to zero and any unallocated negative goodwill is recognized as an extraordinary gain in the statement of operations.

For Brazilian GAAP purposes, the net balance of goodwill was R$14,306.6 at September 30, 2008 (R$14,993.4 at December 31, 2007), which is being amortized to income over a period of up to 10 years; negative goodwill at September 30, 2008 was R$8.7 (R$10.4 at December 31, 2007).

For US GAAP purposes, the balance of goodwill at September 30, 2008 is R$17,880.2 (R$17,328.8 at December 31, 2007).

The following significant business combinations have generated differences in accounting between Brazilian GAAP and US GAAP:

	September 30,	September 30,
	2008	2007

Differences in net income:
The Labatt transaction:
US GAAP adjustments other than those related to purchase accounting, net of R$5.2 taxes	15.1	(38.8)
Depreciation of purchase accounting adjustments allocated to tangible and intangible assets acquired	(38.9)	(42.6)
Employee future benefits	36.9	40.0
Goodwill adjustments	963.5	847.0
Cumulative translation adjustment	41.8	14.0

	1,018.4	819.6
The Quinsa transaction:
US GAAP adjustments other than those related to purchase accounting, net of R$8.2 taxes	(43.3)	43.6
Depreciation of purchase accounting adjustments allocated to tangible and intangible assets acquired	(20.4)	(29.3)
Goodwill adjustments	390.8	252.3
Cumulative translation adjustment	(97.5)	168.7

	229.6	435.3
The Antarctica transaction:
Amortization of goodwill allocated to tangible assets and deferred charges	45.6	45.6
Depreciation of purchase price adjustments	25.1	25.1
Amortization/write-off of US GAAP intangibles	0.1	1.6

	70.9	72.3
Other acquisitions (principally reversal of amortization)	70.8	57.1

Business combinations adjustments (Note 23 b(i))	1,389.7	1,384.3

Income tax effect on purchase accounting adjustments	(82.7)	17.8
Business combinations adjustments, net of taxes	1,307.0	1,402.1

	September 30,	December 31,
	2008	2007

Differences in shareholders’ equity:
The Labatt transaction:
US GAAP adjustments other than those related to purchase accounting, net of R$116.9 taxes	2,114.5	2,084.2
Goodwill adjustments	(1,665.8)	(2,668.3)
Fair value adjustments of tangible and intangible assets	4,262.3	4,373.9
Employee future benefits	(3.2)	0.3
Cumulative translation adjustments	(2.4)	(9.4)

	4,705.4	3,780.7
The Quinsa transaction:
US GAAP adjustments other than those related to purchase accounting, net of (R$97.9) taxes	20.5	(42.4)
Fair value adjustment of tangible and intangible assets	281.8	262.5
Fair value adjustment of put option	(441.4)	(441.4)
Goodwill adjustment	1,486.1	1,106.8
Cumulative translation adjustment	210.6	13.9

	1,557.6	899.4
The Antarctica transaction:
Goodwill	28.6	28.6
Fair value of tangible and intangible assets	86.3	15.4

	114.9	44.0
Roll-up of Brahma minority shareholders	149.9	149.9
Other acquisitions	281.6	207.4

	431.5	357.3
Business combinations adjustments (Note 23 b(ii))	6,809.4	5,081.4
Income tax effect on purchase accounting adjustments	(1,679.0)	(1,628.5)

Business combinations adjustments, net of taxes	5,130.4	3,452.9

•	The Labatt transaction

Description of the transaction

On March 3, 2004, AmBev entered into an agreement through which an indirect holding company of Labatt would be merged into AmBev. AmBev issued to A-B InBev, the former owner of Labatt, approximately 7.9 billion AmBev common shares and 11.4 billion AmBev preferred shares.

On August 27, 2004, with the completion of these transactions, Labatt became an indirect wholly owned subsidiary of AmBev.

Brazilian GAAP accounting treatment

Under Brazilian GAAP, the incorporation of Labatt was accounted for as a pooling of interest. AmBev incorporated a holding company, Labatt ApS at fair value. The only significant asset of Labatt ApS was its investment in Labatt Canada.

For Brazilian GAAP purposes, AmBev issued shares in an amount equivalent to the fair value of Labatt ApS. Goodwill arising from the acquisition of Labatt totalled R$16,383.3 at August 27, 2004.

US GAAP accounting treatment

The AmBev-Labatt transaction constitutes a business combination as defined in SFAS 141, Business Combinations (SFAS 141). In accordance with SFAS 141, we are required to identify the acquiring entity, AmBev or Labatt, in order to apply the purchase method of accounting to the other entity. Paragraph 17 of SFAS 141 lists specific criteria that should be considered in determining the acquiring entity; all facts and circumstances are to be considered, with no one criterion determinative.

The paragraph 17 criteria relevant to our identification of the acquiring entity were: (1) which group of former owners retained or acquired the larger portion of the voting rights in the combined entity (with consideration given to the existence of any unusual or special voting arrangements), (2) which group of owners has the ability to elect or appoint a voting majority of the governing body of the combined entity, (3) which entity’s senior management dominates the combined entity, and (4) which entity paid a premium over market value for the securities of the other entity. AmBev must identify the acquiring entity through an analysis of the specified factors under paragraph 17. The Company’s analysis of the relevant factors follows:

(i) A-B InBev, the former shareholder of Labatt, acquired a majority of the voting interest in AmBev. However, two special voting arrangements exist. First, the Braco Group, comprised of former shareholders of AmBev before the transaction (Messrs. Lemann, Telles and Sicupira), became an interest holder in the Stichting and a party to the A-B InBev Shareholders’ Agreement with the Interbrew Founding Families. Under this agreement, both the Braco Group and the Interbrew Founding Families have equal influence over the activities of the Stichting, which controls the manner in which A-B InBev’s majority voting interest in AmBev is voted. Each of the Braco Group and the Interbrew Founding Families is entitled to appoint four members to the Stichting board of directors and four members to A-B InBev’s board of directors (with the four to six remaining members of A-B InBev’s board of directors being independent directors). Any action of the Stichting board of directors requires the affirmative vote of a majority of the directors present, including at least two directors appointed by the Braco Group and two directors appointed by the Interbrew Founding Families. All matters submitted to the approval of A-B InBev’s board of directors (including the appointment of AmBev board members) will be decided by a simple majority of the board. However, if during a board meeting it becomes apparent that the non-independent directors are deadlocked with respect to such matters, such non-independent directors will meet separately to try and reach a consensus. If consensus is not reached, then an alternating casting vote mechanism comes into play, and the Braco Group and the Interbrew Founding Families should flip a coin to determine which group of non-independent directors should cast the first casting vote.

As a result of the above, the Company believes that the former shareholders of both AmBev and Labatt have similar influence on the voting of the majority interest of A-B InBev in AmBev. Therefore, notwithstanding the majority voting interest held by A-B InBev, the rights conveyed by the A-B InBev Shareholders’ Agreement to former AmBev shareholders would suggest that voting rights are a neutral indicator. However, we also considered certain approval rights under the AmBev Shareholders’ Agreement held by the FAHZ, an AmBev shareholder before the transaction. These rights are relevant in assessing the ability of former AmBev shareholders to influence the governance of AmBev after the transaction. The most important of these approval rights relate to the designation, dismissal and substitution of the Co-Chief Executive Officers, as well as approval of or amendment to the compensation policy for AmBev’s board of executive officers, including the Co-Chief Executive Officers. On the whole, the Company concluded that the rights conveyed by the AmBev Shareholders’ Agreement to the FAHZ point toward AmBev as the accounting acquirer.

(ii) A-B InBev has the ability to appoint the majority of the members of our Board of Directors. However, through the Stichting and the A-B InBev Shareholders’ Agreement, the Braco Group, former AmBev shareholders, share joint and equal influence with the Interbrew Founding Families, former Labatt shareholders, with respect to shares owned by A-B InBev that comprise the majority voting interest in AmBev.

In addition, FAHZ, an AmBev shareholder prior to the transaction, has the right to appoint up to four directors to our board. Accordingly, as of the latest general shareholders’ meeting held on April 28, 2008, A-B InBev appointed eight directors to our board (six permanent members and two alternates) and FAHZ appointed three directors, in all cases for a three year term expiring in 2011. However, 9 of the 11 board members had previous affiliations with AmBev or FAHZ prior to the AmBev-Labatt transaction (including Messrs. Lemann, Telles and Sicupira), and two were previously affiliated with Interbrew. In addition, on March 7, 2006 one board member with previous affiliation with Interbrew resigned and was substituted by the Chief Executive Officer of A-B InBev, who was the Chief Executive Officer of AmBev prior to the AmBev-Labatt transaction. Similar proportions existed on the board of directors immediately after the AmBev-Labatt transaction. This criterion indicates that AmBev is the accounting acquirer.

(iii) The third criterion indicates AmBev is the accounting acquirer because the senior management of AmBev subsequent to the transaction is substantially the same as that of AmBev prior to the transactions. As mentioned above, 10 of our 11 board members have previous affiliations with AmBev or FAHZ prior to the AmBev-Labatt transaction. In addition, 9 of 11 members of our senior executive management were affiliated with AmBev prior to the AmBev-Labatt transactions.

(iv) A premium was paid to the former shareholders of AmBev as measured by the fair value of the AmBev shares prior to the transaction compared to the consideration received. This criterion indicates that Labatt is the accounting acquirer.

Based on consideration of each of the various factors, the Company concluded that the preponderance of the evidence indicates that AmBev was the accounting acquirer of Labatt.

The purchase consideration of R$14,243.8 was determined based on the fair value of the shares issued by AmBev at March 3, 2004 which was considered to be the measurement date for this transaction.

Goodwill arising from the acquisition of Labatt under US GAAP amounts to R$12,950.5 and is tested for impairment on an annual basis or whenever events or circumstances indicates that a goodwill impairment test is necessary.

The following fair value adjustments were made to the US GAAP book value of Labatt’s net assets:

August 27,
2004

Book value of our interest in Labatt	477.7
Allocation of fair value:
Property, plant and equipment	372.7
Contractual agreements	3,367.0
Trademarks	1,887.1
Contingencies to be reimbursed by A-B InBev	275.4
Pension and other post-retirement benefits	(382.7)
Reversal of goodwill from previous acquisitions	(2,920.9)
Deferred tax effect on fair value adjustments	(1,783.0)

Fair value of investment in Labatt	1,293.3

Total purchase consideration	14,243.8
Fair value of subsidiary acquired	1,293.3

Goodwill	12,950.5

Registered trademarks are not subject to amortization and contractual agreements have a useful life of 100 years.

•	The Quinsa transaction

The acquisition of Quinsa happened in a “two step transaction”. First, in January 2003, consideration paid to BAC of R$1,950.2 was comprised of: (i) cash paid totaling R$1,672.7; (ii) the fair value of our assets contributed to Quinsa of R$191.5 ; (iii) the fair value of the put option granted to BAC of R$69.0; and (iv) other costs associated to the acquisition totaling R$17.0. The fair value of the net assets acquired included R$830.9 in Quinsa’s net assets and the fair value of the call option received from BAC of R$68.1, resulting in goodwill of R$1,051.2. In addition, during 2004 and 2005 Quinsa repurchased some of its own shares, thus increasing our economic interest in Quinsa from 49.66% to 56.83%.

Second, on April 13, 2006, as part of an integrated transaction (already established in the 2003 agreement, AmBev acquired the remaining shares of BAC in Quinsa and as a result, the control of its operations for a total amount of R$2,738.3. With the closing of the operation, on August 8, 2006, AmBev’s interest in Quinsa’s capital increased from 56.83% to 91.36%.

During the nine-month period ended September 30, 2008, AmBev purchased some of Quinsa shares, thus increasing our economic interest in Quinsa from 91.36% to 99.27%.

Under Brazilian GAAP, the acquisitions of interest in Quinsa in 2003, 2006 and 2008 generated goodwill of R$1,029.9, R$2,331.1 and R$510.3, respectively, arising from the difference between total consideration paid and the book value of net assets acquired, which were attributed to expected future profitability, being amortized up to ten years.

Under US GAAP, we accounted for these transactions as they were independent, and in each case we compared the total purchase consideration with the fair value of net assets acquired, measuring the fair value for the net assets of Quinsa at each acqusition date for the respective interest acquired.

We reviewed our purchase accounting of Quinsa during 2004, and, as a result, our goodwill was increased by R$92.2. The measurement date of January 31, 2003 was used for purposes of determining the fair value of assets contributed.

In 2006, consideration paid to BAC was R$2,738.3. The fair value of the net assets acquired were R$686.6. As part of the 2006 acquisition, the amounts of the put and call options and the related tax impact, for a total net amount R$ (291.3) were included in the determination of goodwill, which totaled R$1,983.0.

The following fair value adjustments were made to the US GAAP book value of Quinsa’s net assets:

	September 30,	July 13,	January 31,
	2008	2006	2003

Book value of our interest in Quinsa	141.9	321.8	585.1
Allocation of fair value:
Property, plant and equipment	3.2	79.0	536.2
Trademarks	6.2	136.7	153.6
Reversal of goodwill from previous acquisitions and other assets		1.3	(317.4)
Deferred tax effect on fair value adjustments	(3.1)	(74.8)	(126.6)

Fair value of investment in Quinsa	148.1	464.0	830.9

Purchase consideration	618.7	2,738.3	1,881.2
Fair value of put option		(509.5)	69.0
Fair value of call option		68.1	(68.1)
Deferred tax asset on the put and call options	—	150.1	—

Total purchase consideration	618.7	2,447.0	1,882.1

Fair value of subsidiary acquired	148.1	464.0	830.9

Goodwill	470.6	1,983.0	1,051.2

The call option was recorded at cost and was tested for impairment at each year end. The put and call option totaled R$509.5 and R$68.1 at December 31, 2005, respectively.

Consistent with Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investment in Common Stock, the carrying value of our investments in Quinsa was tested for impairment by comparing it to the December 31, 2005 market value of Quinsa’s ADRs. No impairment charge was recognized.

AmBev has fully consolidated Quinsa beginning August 1, 2006. The results from January 1st, through July 31, 2006 have been presented in our income statement as earnings from investees accounted for under the equity method.

•	The Antarctica transaction

Under Brazilian GAAP, the transaction was treated as a merger (similar to a pooling-of-interest under US GAAP) whereby the controlling shareholders of Brahma and Antarctica each contributed their shares at the Brazilian GAAP book values of their corresponding net assets.

Under Brazilian GAAP, the net assets of Antarctica were adjusted to be consistent with the accounting principles of Brahma, resulting in goodwill on the combination of R$847.3. This goodwill was attributed to property, plant and equipment (R$144.6) and future profitability (R$702.7) and has been amortized over the useful lives of the property, plant and equipment, and in the case of future profitability, over a 10 years period.

Under US GAAP, the combination of Brahma and Antarctica was accounted for using the purchase method as defined by U.S. Accounting Principles Board Opinion (APB) No. 16, Business Combinations, in which Brahma was the accounting acquirer.

The excess purchase price was allocated based on independent fair value appraisals to complement tangible assets and the remainder to trademarks, distribution networks, software and others. The fair value allocated to tangible assets is being depreciated over an estimated average useful life of ten years, the fair value allocated to trademarks is being depreciated over 40 years, the distribution network over 30 years and the software over 5 years.

•	Roll-up of Brahma minorities

At Brahma’s Extraordinary Shareholders’ Meeting on September 14, 2000, Brahma’s common shareholders approved the combination by which all outstanding shares of Brahma not yet exchanged for AmBev shares were converted (rolled up) into shares of the same type and class of AmBev. This transaction resulted in negative goodwill of R$149.9 under Brazilian GAAP, which was reversed to shareholders’ equity under US GAAP.

•	Other acquisitions

Under Brazilian GAAP we acquired AmBev Dominicana, during 2004 with a goodwill of R$214.5, based on future profitability, being amortized over ten years.

During 2005 the goodwill balance was reduced by R$17.7 due to the recalculation of accumulated depreciation and by the amount of R$13.6 as a result of the sale and license back by AmBev Dominicana of the Red Rock trademark.

Under US GAAP, no additional adjustment was made. We test our goodwill for impairment annually. As the adjustment of depreciation mentioned in the preceding paragraph refers to an opening balance sheet adjustment, which was recorded under Brazilian GAAP in a period over one year, this amount was recorded in income for US GAAP purposes.

Under Brazilian GAAP we acquired AmBev Ecuador in 2003 with a negative goodwill of R$18.5, based on expectations of future losses, being amortized over ten years.

Under US GAAP, we recorded a write-off of AmBev’s Ecuador property and equipment in the amount of R$18.5.

Goodwill recorded under Brazilian GAAP in connection with the acquisition of Cintra and Goldensand in 2007 amounted to R$376.2 , based on future profitability, and being amortized up to ten years (Note 1 b (ix)).

Under US GAAP, we recorded a fair market value adjustment on property and equipment in the amount of R$119.8.

A number of acquisitions in prior years were treated differently under Brazilian GAAP as compared to US GAAP. These differences arose primarily from bases for determining purchase considerations, fair values, allocation of excess purchase prices, goodwill, amortization periods and cases of step-acquisition accounting and it has been recognized as credit in the income statement for R$67.9 and R$55.7 for the nine-month period ended September 30, 2008 and 2007, respectively.

(vi)	FAHZ net assets

FAHZ is a legally distinct entity for statutory purposes in Brazil. Under Brazilian GAAP, AmBev does not include the assets of FAHZ in its financial statements (see Note 13 (c)).

For US GAAP purposes, the net assets of FAHZ, excluding the actuarial liability detailed below (see item vii), and its operating expenses, are included in the determination of shareholders’ equity and net income under US GAAP of AmBev. The cash and cash equivalents of FAHZ are presented as Restricted cash in the US GAAP condensed consolidated balance sheet. A substantial portion of the assets is represented by shares in AmBev and has been reflected as treasury shares, thereby reducing the number of outstanding shares and affecting the determination of earnings per share.

The net assets and results of operations of FAHZ as of and for nine-month period ended September 30, 2008 and the year ended on December 31, 2007 respectively are as follows:

	September 30,	December 31,
	2008	2007

Current assets:
Restricted cash*	251.2	271.8
Other	6.0	5.4
Property and equipment	115.9	113.0
Other assets	3.4	2.9
Current assets (liabilities)	(6.9)	1.2
Non-current liabilities	(36.9)	(32.7)

Net assets	332.7	361.6

Net loss after elimination of dividends received from AmBev	(89.5)	(69.2)

*	Includes R$51.6 of investments in debentures issued by AmBev, which are eliminated upon consolidation

(vii)	Pension and other post-retirement benefits

In determining the pension and other post-retirement benefit obligations for Brazilian GAAP purposes, the Company applied NPC No. 26. which became effective for the year ended December 31, 2001. As permitted by the Standard, the transitional gain or loss (being the difference between the plan net assets and the projected benefit obligation — PBO) at that date was fully recognized as a direct credit to retained earnings.

Under US GAAP, on December 31, 2006 the Company adopted the recognition and disclosure provision of SFAS No. 158, Employer’s Accounting for Defined Benefit Plans and Other Post Retirement Benefits — an amendment of SFAS No. 87, 88, 106 and 132(R). Under SFAS No. 158 the Company recognized the funded status of each of its defined pension and post-retirement benefit plans as an asset or liability in its balance sheet with a corresponding adjustment to other accumulated comprehensive income, net of tax.

The adjustment to accumulated other comprehensive income at adoption represents the net unrecognized actuarial losses, unrecognized prior service cost and unrecognized transition obligation remaining from the initial adoption of SFAS No. 87 and SFAS No. 106, all of which were previously netted against the plans funded status in the Company’s condensed statement of financial position pursuant to the provisions of SFAS No. 87 and SFAS No. 106. These amounts have been recognized as net periodic pension cost pursuant to the Company’s historical accounting policy for amortizing such amounts. Further, actuarial gains and losses that arise in subsequent periods and have not been recognized as net periodic pension cost in the same period have been recognized as a component of other comprehensive income.

The net periodic benefit cost recorded in our US GAAP condensed statements of operations for the nine month period ended September 30, 2008 and 2007, respectively, for our pension and welfare obligations to retirees in accordance with SFAS No. 132, Employer’s Disclosures about Pensions and other Post-retirement Benefits, is comprised as follows:

			Benefits Other
	Pension Benefits		than Pension
	September 30		September 30
	2008	2007	2008	2007

Components of net periodic benefit cost (NPPC)
Service cost	30.6	33.2	6.4	7.1
Interest cost	119.9	129.8	51.2	46.9
Expected return on assets	(179.9)	(210.3)	—	—
Amortization of:
Transition obligation (asset)	1.3	1.4	1.1	1.1
Prior service cost	5.6	5.8	—	—
Actuarial (gain) loss	(17.1)	(12.4)	9.6	7.9
Employee contributions	(0.7)	(0.7)	—	—

Total net periodic benefit cost (benefit)	(40.4)	(53.2)	68.3	63.1

Measurement of obligations for pension and other post-retirement benefits plan is calculated as of December 31, 2007. The effects in the statement of income for the nine month periods ended September 30, 2008 and 2007 totaled R$44.3 and R$51.6, respectively.

(viii)	Earnings per share

Under Brazilian GAAP, earnings per share are calculated on the number of shares outstanding at the balance sheet date and no retroactive effect in the balance sheet or disclosures for stock dividends, stock splits or reverse stock splits is required; no information is disclosed on diluted earnings per share.

Under US GAAP, because the preferred and common shareholders have different voting and liquidation rights, Basic and Diluted earnings per share have been calculated using the “two-class” method, pursuant to SFAS No. 128, Earnings per Share which provides computation, presentation and disclosure requirements for earnings per share. The “two-class” method is an earnings allocation formula that determines earnings per share for preferred and common stock according to the dividends to be paid as required by the Company’s bylaws and participation rights in undistributed earnings. Basic earnings per common share are computed by dividing net income by the weighted average number of common and preferred shares outstanding during the period.

The effects of changes in capital structure such as stock dividends, stock split or reverse split must be given retroactively in the balance sheet.

The table below presents the determination of net income available to common and preferred shareholders and weighted average common and preferred shares outstanding used to calculate basic and diluted earnings per share for each of the years presented.

The inclusion of the net assets of FAHZ has had the effect of reducing the number of outstanding shares.

We determine diluted earnings per share by increasing the weighted average number of shares outstanding in the denominator by the number of outstanding dilutive equity awards using the treasury stock method.

	September 30 2008			September 30 2007
	Preferred	Common	Total	Preferred	Common	Total

Basic numerator:
Actual dividends declared	1,470.3	1,431.2	2,901.5	897.8	839.2	1,737.0
Basic allocated undistributed earnings	138.0	134.4	272.4	771.0	720.4	1,491.4

Allocated net income available for common and preferred shareholders	1,608.3	1,565.5	3,173.9	1,668.8	1,559.8	3,228.4

Basic denominator:
Weighted average shares — AmBev	269,033,757	344,659,217	613,692,974	281,238,939	344,509,626	625,748,565
Weighted average shares held by FAHZ	—	(56,601,065)	(56,601,065)	(5)	(55,348,911)	(55,348,916)

Weighted average outstanding shares, net	269,033,757	288,058,152	557,091,909	281,238,934	289,160,715	570,399,649

Basic earnings per share — US GAAP(*) (whole reais) — R$	5.98	5.43		5.93	5.39

Diluted numerator:
Actual dividends declared	1,567.2	1,334.2	2,901.5	976.4	760.6	1,737.0
Diluted allocated undistributed earnings	147.1	125.3	272.4	838.4	653.1	1,491.4

Allocated net income available for common and preferred shareholders	1,714.4	1,459.5	3,173.9	1,814.8	1,413.8	3,228.4

Diluted denominator:
Stock ownership plan	76,823	15,363	92,186	73,282	14,635	87,917

Diluted weighted average	318,073,379	297,863,995	615,937,374	354,520,926	303,795,664	658,316,590

Diluted earnings per share — US GAAP(*) (whole reais) — R$	5.39	4.90		5.12	4.65

(*)	Preferred shareholders are entitled to receive per share dividends of at least 10% greater than the per share dividends paid to common shareholders. Undistributed earnings, therefore, have been allocated to common and preferred shareholders on a 100 to 110 basis, respectively, based upon the weighted average number of shares outstanding during the period to total shares (allocation percentage). Common and preferred shareholders share equally in undistributed losses.

At the Extraordinary General Meeting held on June 29, 2007, AmBev’s shareholders approved a reverse split of its shares in the proportion of 100 existing shares to one new share.

(ix)	Foreign exchange gain (loss) from translation of foreign subsidiaries

Under Brazilian GAAP, gains or losses arising from the translation of our foreign subsidiaries for purposes of consolidation are recorded in income.

Under US GAAP, we record these gains or losses directly in our shareholders’ equity as cumulative translation adjustments, a component of other comprehensive income.

(x)	Income taxes

Under Brazilian GAAP, the deferred income tax asset represents the probable estimated amount to be recovered. In addition, deferred income taxes are presented gross rather than being netted.

Under US GAAP, deferred income taxes are recognized on all temporary tax differences. Valuation allowances are established when it is more likely than not that tax losses will not be recovered. Deferred tax assets and liabilities are classified as current or long-term based on the classification of the asset or liability underlying the temporary difference. Deferred income tax assets and liabilities are netted rather than presented gross.

(xi)	Provision for dividends and interest attributable to shareholders’ equity

Under Brazilian GAAP, at each year-end, management is required to propose a dividend distribution from earnings and accrue for it in the financial statements. Under Brazilian GAAP, companies are permitted to distribute or capitalize an amount of interest, subject to certain limitations, calculated based on a government interest rate, on shareholders’ equity. Such amounts are tax-deductible and are presented as a deduction from shareholders’ equity.

Under US GAAP, since proposed dividends may be ratified or modified at the annual Shareholders’ Meeting, such dividends should not be considered as declared at the balance sheet date and therefore should not be accrued. However, interim dividends paid or interest credited to shareholders as interest attributable to shareholders’ equity under Brazilian legislation should be considered as declared for US GAAP purposes.

At September 30, 2008 there was a R$48.1 provision for proposed interest attributable to shareholders’ equity recorded under BRGAAP that was reversed under US GAAP. At September 30, 2008 there was no provision for proposed dividends (at December 31, 2007: nil).

(xii)	Share based payment

Under Brazilian GAAP, the rights to acquire AmBev’s shares granted to employees, officers and directors under the stock option plan do not result in any expense being recorded. The purchase of the stock by the employees is recorded as an increase in capital stock in the amount of the purchase price.

Under US GAAP, beginning in 2006, the Company adopted SFAS 123(R) — “Share-based Payment”.

As the strike price of our awards granted until 2004 are indexed to the IGP-M (and adjusted by dividends paid), the employee share options have been accounted for as a liability under the terms of SFAS 123R. The liability-classified awards are remeasured at fair value at each reporting period until exercised. The fair value of these employee stock options is estimated using the Black-Scholes option-pricing model.

For options granted under the new Plans as from 2005 the exercise price is no longer indexed and, as a result, these options are treated as equity instruments and the fair value of the shares under FAS 123R is not revised at each reporting date, except to adjust for forfeitures.

The Board of Directors periodically creates share acquisition plans, defining the terms and categories of employees to be benefited, and determines the price based on the average of the market value for which the shares will be purchased.

Prior to the adoption of SFAS 123R, we accounted for our stock option plan for US GAAP purposes, in accordance with APB 25, Accounting for Stock Issued to Employees. Because of the indexation applied to the exercise price, these options were considered variable plans and the compensation cost arising from them was remeasured at each year end.

We have adopted the prospective approach of SFAS 123 R, and the liability-classified awards were measured at fair value at January 1st, 2006. The assumptions were: Risk-free — 14.57%; Maturity — 10 year; Volatility — 30%; Dividend yield — 5% and Vesting period — 5 years.

The adoption of SFAS 123R resulted in a loss of R$15.1 recorded in 2006 as a cumulative effect in the change of an accounting principle.

In addition, under US GAAP pro forma disclosures of net income and earnings per share are presented under the fair value method of accounting. Under this method, fair value is determined using a pricing model (Black — Scholes for the old Plan and Binomial for the revised Plan), which takes into account the stock price at the grant date, the purchase price, the expected life of the award, the volatility of the underlying stock, the expected dividends, and the risk-free interest rate over the expected life of the award.

For reconciliation purposes, additional charges were recognized in income under US GAAP in the amounts of R$ (26.2) and R$ (41.9) for the nine-month periods ended September 30, 2008 and 2007, respectively.

(xiii)	Advances to employees for purchase of shares

Under Brazilian GAAP, advances to employees for purchase of shares are recorded as an asset and interest accrued is credited to income.

Under US GAAP, as the advances are collateralized by the stock issued under the stock ownership plan, the loan is reported as a deduction from shareholders’ equity.

For reconciliation purposes, shareholders’ equity is reduced under US GAAP by R$ (29.6) as at September 30, 2008 (R$(41.6) as at December 31, 2007).

(xiv)	Accounting for derivative instruments

Under Brazilian GAAP, derivative instruments are recorded at the lower of cost plus accrued interest and fair market value. Additionally, unrealized gains or losses arising from transactions, which are designated as hedge instruments, entered to mitigate risks on purchase of raw materials, are deferred and recognized in the statement of operations when realized. Under Brazilian GAAP, there is no specific standard addressing accounting of financial derivative instruments other than for financial institutions.

Under U.S. GAAP, SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted requires that a company recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as:

•	a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment;

•	a hedge of the exposure to the variable cash flows of a forecasted transaction; or

•	a hedge of the foreign currency exposure of a net investment in a foreign operation.

The accounting for changes in the fair value of a derivative (i.e., gains and losses) depends on the intended use of the derivative and the resulting designation. Derivatives that are not designated as part of a hedging relationship must be adjusted to fair value through income. Certain robust conditions must be met in order to designate a derivative as a hedge. If the derivative is a hedge, depending on the nature of the hedge, the effective portion of the hedge’s change in fair value is either (1) offset against the change in fair value of the hedged asset, liability or firm commitment through income or (2) held in equity until the hedged item is recognized in income. If the hedge criteria are no longer met, the derivative instrument would then be accounted for as a trading instrument. If a derivative instrument designated as a hedge is terminated, the gain or loss is deferred and amortized over the shorter of the remaining contractual life of the terminated risk management instrument or the maturity of the designated asset or liability.

For purposes of the reconciliation, we have recorded unrealized gains totaling R$ (4.5) and R$ (3.5) in income under US GAAP, arising from the mark-to-market adjustment on our derivative instruments for the nine-month periods ended September 30, 2008 and 2007, respectively.

(xv)	Short-term investments

Under Brazilian GAAP, marketable debt and equity securities are stated at the lower of cost or market value less interest or dividends received. Gains and losses are reflected in earnings.

Under U.S. GAAP, in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities are as follows:

•	debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and are reported at amortized cost;

•	debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; and

•	debt and equity securities not classified as either held-to-maturity or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in comprehensive income.

Under U.S. GAAP, if any of the investments described above experience an other than temporary decline in their fair value that exceeds their carrying amounts, such investments should be reduced to their estimated fair value amount and an impairment loss recognized in earnings. The reduced amount becomes the new basis for such investments.

Our securities classified as Trading are measured at fair value at the balance sheet dates, and unrealized gains (losses) are included in income. We recorded a loss of R$ (0.2) and a gain of R$0.1 during the nine-month periods ended September 30, 2008 and 2007, respectively.

Our securities classified as Available for Sale are measured at fair value at the balance sheet dates, interest is recorded in income as incurred and unrealized gains (losses) are included directly in shareholders’ equity as Other comprehensive income (loss). For reconciliation purposes, those securities were sold in July 2008, and therefore the amount of R$ (12.8) as at December 31, 2007 was reclassified from Other comprehensive income to the net income for the period ended September 30, 2008.

(xvi)	Fiscal incentive

We have fiscal incentives granted by the Government in certain regions in Brazil which were accounted directly as a Capital reserve in shareholder’s equity for Brazilian GAAP purposes until December 31, 2007. As from January 1, 2008, these government grants are temporarily accounted for as a deferred revenue, as mentioned in Note 2(b)(5).

Under US GAAP, these government grants are accounted in earnings as reductions to either tax on sales or income tax, depending on their nature. We have recorded R$105.4 and R$90.8 as fiscal incentives in our US GAAP earnings during the nine-month periods ended September 30, 2008 and 2007, respectively.

(xvii)	Minority interest adjustment

Under US GAAP, when losses applicable to the minority interest in a subsidiary exceed the minority interest in the equity capital of the subsidiary, such excess and any further losses applicable to the minority interest should be charged against the majority interest, as there is no obligation of the minority interest to make good such losses. For the subsidiaries where such losses would exceed the minority interest we have adjusted the excess in our income statement for the amount of R$ (102.0). Should future earnings of these subsidiaries materialize, our interest in these subsidiaries will be credited to the extent of such losses previously absorbed.

(xviii)	Classification of statement of operations line items

Under Brazilian GAAP, in addition to the issues noted above, the classification of certain income and expense items is presented differently from US GAAP.

We have recast our statement of operations under Brazilian GAAP to present a condensed statement of operations in accordance with US GAAP (Note 23(d)(ii)).

We have also incorporated the net income differences between Brazilian GAAP and US GAAP (Note 23 (b)(i)) in the condensed statement of operations in accordance with US GAAP. The reclassifications are summarized as follows:

•	Interest income and interest expense, together with other financial charges, are displayed within operating income in the statement of operations presented in accordance with Brazilian GAAP. Such amounts have been reclassified to non-operating income and expenses in the condensed statement of operations in accordance with US GAAP.

•	Under Brazilian GAAP, gains and losses on the disposal or impairment of permanent assets are classified as non-operating income (expense). Under US GAAP, gains and losses on the disposal or impairment of property, plant and equipment are included in operating income.

•	Employee profit sharing expenses have been classified after non-operating expenses in the consolidated statement of operations in accordance with Brazilian GAAP. Such amounts have been reclassified to operating expenses in the condensed consolidated statement of operations in accordance with US GAAP.

•	Under Brazilian GAAP, certain tax incentives are recorded in operating income. Under US GAAP these credits are adjusted against net sales, as a reduction of sales tax.

•	Under Brazilian GAAP, charges arising from provision for contingencies are presented in a single line item in operating expense. Under US GAAP, provisions for contingencies are recorded in the statement of operations based on the type of contingency.

•	Under Brazilian GAAP, jointly controlled entities must be consolidated using the proportionate consolidation method. Proportionate consolidation requires that the share of the assets, liabilities, income and expenses to be combined on a line-by-line basis with similar items in the Company’s financial statements. Under US GAAP, jointly controlled entities are recorded under the equity method. The prorated accounts of our jointly controlled affiliates have not been combined in the US GAAP condensed consolidated balance sheet and statements of operations.

•	Under Brazilian GAAP, shipping and handling cost, representing R$478.0 and R$446.4, for the nine-month periods ended September 30, 2008 and 2007, respectively, are expensed as incurred and classified as selling expenses in the statement of operations. Under US GAAP, pursuant to the requirements of Emerging Issues Task Force — EITF Issue No. 00-10, these expenses were reclassified to cost of sales.

•	In order to obtain more prominent and accessible shelf space for its products, AmBev pays distributors and retailers to place our products in premium positions. The Company also pays bonuses and gives discounts to increase sales, normally processed in the form of cash payments. Under Brazilian GAAP, these costs are classified as selling and marketing expenses. Under US GAAP, pursuant to EITF 01-09 these costs are reclassified reducing net revenues.

(xix)	Classification of balance sheet items

Under Brazilian GAAP, the classification of certain balance sheet items is presented differently from US GAAP.

We have recast our consolidated balance sheet under Brazilian GAAP to present a condensed consolidated balance sheet in accordance with US GAAP (Note 23 (d)(i)). The reclassifications are summarized as follows:

•	Under US GAAP certain deferred charges were reclassified to property, plant and equipment and to goodwill, according to their nature.

•	Under US GAAP certain property, plant and equipment were reclassified to intangible assets, according to their nature.

•	Under Brazilian GAAP, deferred income taxes are not netted and assets are shown separately from liabilities. For US GAAP purposes, deferred tax assets and liabilities are netted and classified as current or long-term based on the classification of the underlying temporary difference.

•	Under Brazilian GAAP, pursuant to CVM Deliberation No. 489/05, the Company states judicial deposits net of the corresponding contingent liabilities. According to US GAAP, judicial deposits were fully stated in long-term receivables.

b)	Reconciliation of the differences between Brazilian GAAP and US GAAP

(i)	Net income

		Nine-Month Period
	Ref. Note	Ended September 30
	23(a)	2008	2007

Net income under Brazilian GAAP		2,094.9	1,684.4

Depreciation of additional indexation of property and equipment from 1996 to 1997	(i)	(1.3)	(9.9)
Reversal of inflation restatement adjustment on foreign subsidiaries	(ii)	(9.6)	(3.9)
Depreciation of capitalized interest cost	(iii)	(0.6)	(0.6)
Reversal of deferred charges and related amortization	(iv)	13.3	17.1
Business combination adjustments	(v)	1,389.7	1,384.3
FAHZ net assets	(vi)	(89.5)	(43.8)
Pension plan	(vii)	(212.6)	(164.1)
Other post-retirement benefits	(vii)	256.9	215.7
Foreign exchange gain (loss) from translation of foreign subsidiaries	(viii)	(12.0)	29.4
Share based payment	(xii)	(26.2)	(41.9)
Fair value adjustment on derivative instruments	(xiv)	(4.5)	(3.5)
Tax incentive	(xvi)	—	90.8
Fair value adjustment on trading and available-for-sale securities	(xv)	(13.0)	0.1
Minority interest adjustment	(xvii)	(102.0)	—
Minority interest on adjustments above		(1.0)	(2.2)
Deferred income tax on adjustments above		(108.6)	76.5

Net income under US GAAP		3,173.9	3,228.4

(ii)	Shareholders’ equity

	Ref. Note	September 30	December 31
	23(a)	2008	2007

Shareholders’ equity under Brazilian GAAP		16,021.3	17,419.9
Additional indexation of property and equipment from 1996 to 1997, net	(i)	21.6	22.9
Reversal of inflation restatement adjustment on foreign subsidiaries	(ii)	(46.3)	(36.6)
Capitalized interest, net of amortization	(iii)	7.8	8.5
Reversal of deferred charges and accumulated amortization	(iv)	(30.3)	(43.6)
Business combination adjustments	(v)	6,809.4	5,081.4
FAHZ net assets	(vi)	332.6	361.6
Pension plan	(vii)	589.8	553.9
Other post-retirement benefits	(vii)	(435.9)	(431.2)
Reversal of dividends not yet declared	(xi)	48.1	—
Advances to employees for purchase of shares	(xiii)	(29.6)	(41.6)
Fair value adjustment on derivative instruments	(xiii)	1.0	5.5
Unrealized loss on derivative instruments	(xiii)	17.7	(120.5)
Unrealized gain on available for sale securities	(xv)	—	12.8
Share-based payments	(xii)	(108.8)	(120.5)
Fair value adjustment on trading securities	(xv)	0.1	0.2
Minority interest adjustment	(xvii)	(102.0)	—
Minority interest on adjustments above		2.5	3.4
Deferred income tax on adjustments above		(1,797.4)	(1,691.1)

Shareholders’ equity under US GAAP		21,301.6	20,985.0

c)	US GAAP supplementary information

(i)	Property, plant and equipment

	September 30	December 31
	2008	2007

Property, plant and equipment	14,062.8	12,783.4
Accumulated depreciation	(7,912.0)	(7,132.0)

Property, plant and equipment, net	6,150.8	5,651.4

(ii)	Recently issued US GAAP accounting pronouncements

In March 2008, the FASB issued FASB Statement No. 161, Disclosure about Derivatives Instruments and Hedging Activities — ans amendment of SFAS 133. This Statement changes the disclosure requirements for derivative instrument and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This Statement is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008, with early adoptions encouraged. The Company has been evaluating the impact on its financial statements as a result of adopting SFAS 161.

In December 2007, the FASB issued FASB Statement No. 141R Business Combinations (Statement 141) and FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statement — an amendment to ARB

No. 51 (Statement 160). Statement 141 and 160 required most identifiable assets, liabilities, noncontrolling interests, and goodwill acquired in a business combination to be recorded at “full fair value” and required noncontrolling interests (previously referred to as minority interest) to be reported as a component of equity, which changes the accounting for transactions with noncontrolling interest holders. Both Statements are effective for periods beginning on or after December 15, 2008, and earlier adoption is prohibited. Statement 141R will be applied to business combinations ocurring after the effective date. Statement 160 will be applied prospectively to all noncontrolling interests, including any that arose before the effective date. The statement 141 (R) will only impact AmBev’s financial statements in the event of a business combination. In addition, the Company does not expect a significant impact on its financial statements as a result of the adoption of Statement 160.

(iii)	Recently adopted US GAAP accounting pronouncements

Effective January 1, 2008, AmBev adopted SFAS 157, Fair Value Measurements, for all financial instruments and non-financial instruments accounted for at fair value on a recurring basis (refer to note 15). SFAS 157 establishes a new framework for measuring fair value and expands related disclosures. Broadly, the SFAS 157 framework requires fair value to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. SFAS 157 establishes market or observable inputs as the preferred source of values, followed by assumptions based on hypothetical transactions in the absence of market inputs.

The valuation techniques required by SFAS 157 are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. These two types of inputs create the following fair value hierarchy:

Level 1 — Quoted prices for identical instruments in active markets.

Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 — Significant inputs to the valuation model are unobservable.

All types of marketable securities outstanding as of September 30, 2008 (trading as well as derivatives) were marked-to-market by applying SFAS 157 approaching model levels, which considers prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities on assumptions made in cash flow estimate, by using present value techniques, for which gains and losses were properly accounted for. The amount of fair value marketable operations are:

	Level 1	Level 2	Net balance

Assets
National treasury notes	41.4	—	41.4
Derivatives	49.8	416.8	466.6

Total	91.2	416.8	508.0

Liabilities
Bonds 11, 13 and 17	2,360.0	—	2,360.0
Working Capital BRL (Labatt)	—	1,328.8	1,328.8
Senior Notes BRI	—	173.1	173.1
Derivatives	81.1	90.7	171.8

Total	2,441.1	1,592.6	4,033.7

Effective January 1, 2007, the Company adopted provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (FIN 48). FIN 48 addresses the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a threshold of more-likely-than-not for recognition and derecognition of tax positions taken or expected to be taken in a tax return. FIN 48 also provides related guidance on measurement, classification, interest and penalties, and disclosure.

As a result of the implementation of FIN 48, the Company reclassified R$67.5 from Provision for contingencies to Income and social contribution taxes payable in Others (Non-current liabilities). The adoption of FIN 48 did not result in a cumulative adjustment to retained earnings.

A reconciliation of the beginning and ending amount of total unrecognized tax benefits is as follows:

	September 30,	December 31,
	2008	2007

Balance at beginning of period	28.6	30.2
Increase related to prior year tax positions	0.1	1.7
Decrease related to prior year tax positions	(6.3)	(3.1)
Settlements	(0.6)	(0.2)

Balance at end of period	21.8	28.6

It is possible that the amount of unrecognized tax benefits will change in the next twelve months, however, an estimate of the range of the possible change cannot be made at this time due to the long time to reach a settlement agreement with the taxing authorities.

If recognized, the total amount of R$21.8 of unrecognized tax benefits would have an impact on the Company’s effective tax rate.

Interest expense reversed related to uncertain tax positions amounted to R$1.2 during the nine-month period ended September 30, 2008. Total accrued interest and penalties as of September 30, 2008 and December 31, 2007 was R$50.5 and R$51.7, respectively, and were included in Income and social contribution tax payable, classified in Others (Non-current liabilities).

AmBev and its subsidiaries file income tax returns in Brazil and foreign jurisdictions. The table below shows tax years for which AmBev is subject to income tax examinations by tax authorities:

Open Tax Years

North America	1997-2008
South America (excluding Brazil)	2000-2008
Europe	2001-2008
Brazil	2004-2008

(iv)	Additional information — stock option plan

	September 30	December 31
	2008	2007

Range of purchase prices for outstanding awards	54.92-134.19	16.25-108.84

Exercise price of awards granted in the year	134.19	108.84

Weighted average purchase prices
At beginning of year	83.82	64.26
Granted	134.19	108.84
Exercised	78.50	56.92
Forfeited	74.38	56.69

At end of period	98.12	83.82

			Weighted Average
	Number of Shares		Purchase Prices (*)
	September 30,	December 31,	September 30,	December 31,
Range of Purchase Prices (*)	2008	2007	2008	2007

13.93 - 19.69	—	1,958	—	16.25
19.70 - 22.64	—	—	—	—
22.68 - 47.73	—	—	—	—
47.74 - 49.49	11,769	16,306	54.92	48.02
49.50 - 56.87	548,273	711,365	53.80	50.29
56.88 - 108.84	1,342,032	1,566,047	104.05	104.34
108.84 - 134.19	467,494	—	134.19	—

	2,369,568	2,295,676	98.12	87.11

(*)	Expressed in whole reais — R$.

A summary of the status of the Company’s non-vested shares as of, and changes during the nine-month period ended September 30, 2008, is presented below:

Nonvested shares	Shares

Balance at January 1, 2008	2,451

Granted	803
Vested	(147)
Forfeited	(105)

Balancet at September 30, 2008	3,002

At September 30, 2008, there was R$113.1 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted average period of 3.9 years.

The Company utilizes both unissued and treasury shares to satisfy share award exercises.

d)	US GAAP condensed financial information

Based on the reconciling items and discussion above, the AmBev consolidated balance sheet, statement of operations, and statement of changes in shareholders’ equity under US GAAP have been recast in condensed format as follows:

(i)	Condensed balance sheets under US GAAP

	September 30,	December 31,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	2,224.0	2,303.1
Restricted cash	201.2	241.1
Short term investments	1.1	155.6
Trade accounts receivable, net	1,241.2	1,664.7
Recoverable tax	614.0	433.4
Inventories	1,637.9	1,453.2
Deferred income tax	866.1	655.6
Other	553.5	781.2

	7,339.0	7,687.9
Investments:
Investment in affiliates, including goodwill	19.8	4.5
Other	478.2	552.5

	498.0	557.0
Intangible assets
Goodwill	17,880.2	17,328.8
Other intangible assets	5,456.5	5,290.9

	23,336.7	22,619.7
Property, plant and equipment, net	6,150.8	5,651.4
Other non current assets:
Recoverable sales and income tax	196.5	207.2
Deferred income tax	2,199.9	2,851.8
Prepaid pension cost	133.9	126.7
Restricted deposits for legal proceedings	382.5	375.4
Assets held for sale	67.4	70.7
Other	1,003.5	942.1

Total assets	41,308.2	41,089.9

	September 30,	December 31,
	2008	2007

Liabilities and shareholders’ equity
Current liabilities:
Trade accounts payable	1,935.6	2,229.4
Taxes on income payable	423.9	606.4
Other taxes payable	1,007.5	1,284.6
Short-term debt	2,505.9	1,574.2
Current portion of long-term debt	658.1	846.6
Debentures	883.3	55.5
Interest payable to Shareholders	820.2	27.3
Other	1,200.0	1,671.5

	9,434.5	8,295.4
Long-term liabilities:
Long-term debt	5,137.0	5,153.0
Debentures	1,198.0	2,015.1
Provision for contingencies	710.2	757.6
Sales tax deferrals	585.5	617.4
Pension and Other Post-retirement benefits	1,100.1	1,279.6
Deferred income tax	1,371.1	1,599.8
Other	282.9	134.2

	10,384.8	11,556.7
Minority interest	187.3	252.8

Shareholders’ equity	21,301.6	20,985.0

Total liabilities and shareholders’ equity	41,308.2	41,089.9

(ii)	Condensed statements of operations under US GAAP

	Nine-Month Period
	Ended September 30
	2008	2007

Net sales	14,494.9	13,956.7
Cost of sales	(5,408.1)	(5,100.9)

Gross profit	9,086.8	8,855.8
Operating income (expenses):
Selling and marketing	(2,713.5)	(2,631.2)
General and administrative	(1,120.0)	(1,196.9)
Other operating income, net	(434.2)	58.0

Non-operating income (expenses)
Financial income (expenses), net	(916.7)	(941.8)
Other non-operating expense, net	(94.0)	26.0

Income before income tax, equity in affiliates and minority interest	3,808.4	4,169.9

Income tax benefit (expense):
Current	(730.6)	(515.0)
Deferred	(329.0)	(374.3)

Income before equity in affiliates and minority interest	2,748.8	3,280.6
Equity in earnings of affiliates	531.2	(6.5)
Minority interest	(106.1)	(45.7)

Net income	3,173.9	3,228.4

(iii)	Statement of comprehensive income

Under Brazilian GAAP, the concept of comprehensive income is not recognized.

Under US GAAP, SFAS No. 130, Reporting Comprehensive Income, requires the disclosure of comprehensive income. Comprehensive income is comprised of net income and other comprehensive income that include charges or credits directly to equity which are not the result of transactions with owners. For AmBev, the components of the comprehensive income are (i) the adjustment related to the gains and losses arising on the translation to Brazilian reais of the financial statements of foreign subsidiaries upon consolidation, (ii) unrealized gains on available for sale securities, net of tax, (iii) the adjustment related to additional minimum pension liability, and (iv) unrealized gains on derivatives instruments.

	Nine-Month Period
	Ended September 30
	2008	2007

Net income	3,173.9	3,228.4

Unrealized gains on available for sale securities	—	(17.6)
Unrealized loss on derivative instruments, net of R$53.0 tax	83.2	43.1
Additional minimum pension liability, net of R$25.0 tax	(12.9)	(37.1)
Foreign exchange gain (loss) from translation of foreign subsidiaries	407.5	(179.4)

Other comprehensive income	477.8	(191.0)

Comprehensive income	3,651.7	3,037.4

(iv)	Condensed statement of changes in shareholders’ equity under US GAAP

	September 30
	2008	2007

At beginning of the period	20,985.0	21,107.7
Capital increase	494.5	389.1
Treasury shares acquired	(578.3)	(2,357.5)
Transfer/Cancel shares	39.2	(205.2)
Additional paid-in capital	(401.0)	17.5
Repayments (advances) to employees for purchase of shares	12.0	26.1
Other comprehensive income	477.8	(191.0)
Net income	3,173.9	3,228.4
Dividends and interest attributed to shareholders’ equity declared	(2,901.5)	(1,737.0)

At end of the period	21,301.6	20,278.1

24.	SEGMENT REPORTING

Under Brazilian GAAP, no separate segment reporting is required.

Under US GAAP, SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, defines operating segments as components of an enterprise for which separate financial information is available and evaluated regularly as a means for assessing segment performance and allocating resources to segments. A measure of profit or loss, total assets and other related information are required to be disclosed for each operating segment. In addition, this standard requires the annual disclosure of information concerning revenues derived from the enterprise’s products or services, countries in which it earns revenues or hold assets, and major customers. AmBev’s business is comprised of four main segments: AmBev Brazil (divided into Brazil beer, Brazil carbonated soft drinks (CSD) and non-alcoholic non-carbonated (NANC) beverages, and Brazil other products, Hispanic Latin America operations excluding Quinsa (HILA-Ex), Quinsa and North America (Labatt). We have reclassified prior periods to disclose our NANC segment together with our Carbonated soft drinks segment.

SFAS No. 131 requires that segment data be presented in the US GAAP financial statements on the basis of the internal information that is used by management for making operating decisions, including allocation of resources among segments, and segment performance. This information is derived from our statutory accounting records which are maintained in accordance with Brazilian GAAP. Certain expenses were not allocated to the segments. These unallocated expenses are corporate overheads, minority interests, income taxes and financial interest income and expense. Certain operating units do not separate operational expenses, total assets, depreciation and amortization. These amounts were allocated based on gross sales revenue.

Revenues from no individual customer represented more than 10% of our net sales.

	Nine-Month Period
	Ended September 30
	2008	2007

Net sales:
Beer	7,360.9	6,974.8
CSD and NANC	1,600.2	1,452.9
Other	188.0	163.8

AmBev Brazil	9,149.1	8,591.5
Beer	1,494.0	1,296.9
CSD and NANC	595.0	534.2

Quinsa	2,089.0	1,831.1
HILA — Ex	423.6	512.3
North America	2,735.5	2,886.9

Total consolidated	14,397.2	13,821.8

Cost of sales:
Beer	(2,129.0)	(1,940.0)
CSD and NANC	(681.1)	(685.8)
Other	(134.1)	(110.1)

AmBev Brazil	(2,944.2)	(2,735.9)
Beer	(481.3)	(407.7)
CSD and NANC	(372.6)	(344.7)

Quinsa	(853.9)	(752.4)
HILA — Ex	(282.8)	(296.9)
North America	(881.2)	(869.7)

Total consolidated	(4,962,1)	(4,654.9)

Selling, marketing and distribution expenses:
Beer	(1,508.0)	(1,369.8)
CSD and NANC	(254.1)	(248.7)

AmBev Brazil	(1,762.1)	(1,618.5)
Beer	(254.0)	(236.0)
CSD and NANC	(101.2)	(97.2)

Quinsa	(355.2)	(333.2)
HILA — Ex	(196.2)	(210.6)
North America	(810.9)	(867.1)

Total consolidated	(3,124.4)	(3,029.4)

	Nine-Month Period
	Ended September 30
	2008	2007

General and administrative expenses:
Beer	(366.3)	(327.0)
CSD and NANC	(22.3)	(20.4)
Other	(1.3)	(3.2)

AmBev Brazil	(389.9)	(350.6)
Beer	(38.8)	(46.1)
CSD and NANC	(15.4)	(19.0)

Quinsa	(54.2)	(65.1)
HILA — Ex	(47.4)	(50.4)
North America	(92.7)	(121.7)

Total consolidated	(584.2)	(587.8)

Depreciation and amortization expenses(*):
Beer	(488.0)	(370.0)
CSD and NANC	(177.1)	(128.2)
Other	—	—

AmBev Brazil	(665.1)	(498.2)
Beer	(53.7)	(45.7)
CSD and NANC	(15.4)	(15.0)

Quinsa	(69.1)	(60.7)
HILA — Ex	(38.0)	(45.6)
North America	(44.9)	(37.5)

Total consolidated	(817.1)	(642.0)

Less:
Provisions for contingencies and other	(63.4)	19.2
Other operating expenses, net	(799.9)	(1,148.3)
Financial income (expense), net	(892.7)	(946.5)
Non-operating expenses, net	12.1	30.1
Income tax expenses, net	(1,060.3)	(1,092.2)
Profit sharing and contributions	(37.6)	(72.6)
Minority interest	8.0	(13.8)
Equity in results of Quinsa (proportionally consolidated)	19.3	0.8

Net income	2,094.9	1,684.3

Information on our geographic areas is as follows:

	September 30,	December 31,
	2008	2007

Total property, plant and equipment:
AmBev Brazil	3,175.2	3,332.5
Quinsa	1,512.6	1,196.3
HILA — Ex	495.1	490.6
North America	956.8	962.2

	6,139.7	5,981.6

Total segment assets:
Beer	7,347.1	7,643.6
CSD and NANC	2,748.6	2,688.5
Other	2,965.1	945.6

AmBev Brazil	13,060.8	11,277.7
Beer	3,003.7	2,687.9
CSD and NANC	596.6	533.8

Quinsa	3,600.3	3,221.7
HILA — Ex	523.2	619.2
North America	2,610.3	2,813.6
General corporate assets	14,088.6	17,543.6

Total assets	33,883.3	35,475.8

Total assets by location:
Brazil	27,149.4	28,821.3
Quinsa	3,600.3	3,221.7
HILA — Ex	523.2	619.2
North America	2,610.3	2,813.6

Total assets	33,883.3	35,475.8

(*)	Relates primarily to administrative assets and amortization of deferred charges; excludes depreciation of production assets and amortization of goodwill, included in Other operating income, net.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Neither the laws of Brazil nor AmBev’s charter or other constitutive documents provide specifically for indemnification of directors and officers. The directors and officers of AmBev and the Issuer are insured in connection with certain liabilities incurred in their respective capacities as directors or officers of the companies.

Item 21.	Exhibits and Financial Statement Schedules.

(a) List of Exhibits

1.1	Form of Exchange Agent Agreement.*
3.1	Bylaws of Companhia de Bebidas das Américas — AmBev (English-language translation) (incorporated by reference to Exhibit 1.1 to Form 20-F filed by AmBev on July 9, 2007).
3.2	Memorandum and Articles of Association of the Issuer.*
3.3	Minutes of the Annual and Extraordinary General Meetings held cumulatively on April 27, 2007, which amended AmBev’s Bylaws (incorporated by reference to AmBev’s filing on Form 6-K filed by AmBev on May 1, 2007).
3.4	Minutes of the Extraordinary General Meeting held on June 29, 2007, which amended AmBev’s Bylaws (incorporated by reference to AmBev’s filing on Form 6-K filed by AmBev on July 2, 2007).
3.5	Minutes of the Annual and Extraordinary General Shareholders’ Meetings held cumulatively on April 28, 2008, which amended AmBev’s Bylaws (incorporated by reference to AmBev’s filing on Form 6-K filed by AmBev on April 29, 2008).
3.6	Minutes of the Extraordinary Shareholders’ Meeting held on May 18, 2004 (incorporated by reference to Form 6-K filed by AmBev on May 20, 2004).
3.7	Minutes of the Extraordinary Shareholders’ Meeting held on October 7, 2008, which amended AmBev’s Bylaws (incorporated by reference to AmBev’s filing on Form 6-K by AmBev on October 8, 2008).
4.1	Indenture dated July 24, 2007 between the Issuer, AmBev and Deutsche Bank Trust Company Americas as Trustee.*
4.2	Form of Note (contained in Exhibit 4.1).
4.3	Guaranty dated July 24, 2007 between AmBev and Deutsche Bank Trust Company Americas.*
4.4	Registration Rights Agreement dated as of July 24, 2007 among the Issuer, AmBev and the initial purchasers.*
5.1	Opinion of Levy & Salomão Advogados, Brazilian counsel to AmBev.*
5.2	Opinion of Maples & Calder, Counsel to the Issuer.*
5.3	Opinion of Gibson, Dunn & Crutcher LLP, special U.S. Counsel to AmBev and the Issuer.*
12.1	Computation of Ratio of Earnings to Fixed Charges.
21.1	List of subsidiaries of AmBev (incorporated by reference to Exhibit 8.1 to Form 20-F filed by AmBev on May 15, 2008).*
23.1	Consent of Deloitte Touche Tohmatsu Auditores Independentes.
23.2	Consent of KPMG Auditores Independentes.
23.3	Consent of KPMG LLP.
23.4	Consent of Levy & Salomão Advogados (contained in Exhibit 5.1).*
23.5	Consent of Maples & Calder (contained in Exhibit 5.2).*
23.6	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.3).*
24.1	Powers of attorney for AmBev.*
24.2	Powers of attorney for the Issuer.*
25.1	Statement of Eligibility of Trustee under the Trust Indenture Act of 1939 of Deutsche Bank Trust Company Americas on Form T-1 pursuant to the Indenture dated July 24, 2007.*

99.1	Form of Letter of Transmittal for the Notes.
99.2	Form of Letter to DTC Participants.
99.3	Form of Letter to Clients.
99.4	Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*
99.5	Awareness Letter of KPMG Auditores Independentes.

 *  Previously filed

(b) Financial Statement Schedules.

Not applicable.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Companhia de Bebidas das Américas — AmBev, the Registrant, has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil, on February 9, 2009.

By:	/s/ Nelson José Jamel	By:	/s/ Pedro de Abreu Mariani

	Name: Nelson José Jamel		Name: Pedro de Abreu Mariani
	Title: Officer		Title: Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

* Victório Carlos De Marchi	Co-Chairman and Director	February 9, 2009

Carlos Alves de Brito	Co-Chairman and Director

* Marcel Herrmann Telles	Director	February 9, 2009

Roberto Moses Thompson Motta	Director

* José Heitor Attilio Gracioso	Director	February 9, 2009

* Roberto Herbster Gusmão	Director	February 9, 2009

* Vicente Falconi Campos	Director	February 9, 2009

* Luis Felipe Pedreira Dutra Leite	Director	February 9, 2009

Luiz Fernando Ziegler de Saint Edmond	Director

/s/ João Castro Neves João Castro Neves	Chief Executive Officer for Latin America	February 9, 2009

Name	Title	Date

/s/ Nelson José Jamel Nelson José Jamel	Chief Financial Officer and Investor Relations Officer (Principal Financial and Accounting Officer)	February 9, 2009

/s/ Donald J. Puglisi Donald J. Puglisi	Authorized Representative in the United States of Companhia de Bebidas das Américas — AmBev	February 9, 2009

*	The undersigned does hereby sign this Amendment No. 1 to the Registration Statement on behalf of the above indicated directors or officers of Companhia de Bebidas das Américas — AmBev pursuant to a power of attorney executed by such directors or officers.

By:	/s/ Graham David Staley
Name: Graham David Staley
Title:  Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, AmBev International Finance Co. Ltd., the Registrant, has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on February 9, 2009.

By:	/s/ Graham D. Staley	By:	/s/ Pedro de Abreu Mariani
	Name: Graham D. Staley		Name: Pedro de Abreu Mariani
	Title: Director		Title: Director
(Principal executive, financial and accounting officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

* Pedro de Abreu Mariani	Director	February 9, 2009

* Graham D. Staley	Director (Principal executive, financial and accounting officer)	February 9, 2009

* Luiz Fernando Ziegler de Saint Edmond	Director	February 9, 2009

/s/ Donald J. Puglisi Donald J. Puglisi	Authorized Representative in the United States of AmBev International Finance Co. Ltd.	February 9, 2009

*	The undersigned does hereby sign this Amendment No. 1 to the Registration Statement on behalf of the above indicated directors or officers of AmBev International Finance Co. Ltd. pursuant to a power of attorney executed by such directors or officers.

By:	/s/ Graham David Staley
Name: Graham David Staley
Title: Attorney-in-fact